Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Ally Financial Inc.:

We have audited the accompanying Consolidated Balance Sheet of Ally Financial Inc. and subsidiaries (formerly GMAC Inc.) (the “Company”) as of December 31, 2009 and 2008, and the related Consolidated Statements of Income, Changes in Equity, and Cash Flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2010, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
February 26, 2010 (August 6, 2010 as to Note 2, Discontinued and Held-for-Sale Operations and Note 32, Subsequent Events, October 12, 2010, as to Note 33, Supplemental Financial Information)

Consolidated Statement of Income

Year ended December 31, ($ in millions)	2009	2008	2007
Revenue
Finance receivables and loans
Consumer	$4,566	$6,168	$9,037
Commercial	1,701	2,206	2,810
Notes receivable from General Motors	212	225	304

Total finance receivables and loans	6,479	8,599	12,151
Loans held-for-sale	447	837	1,066
Interest on trading securities	132	127	293
Interest and dividends on available-for-sale investment securities	234	384	675
Interest bearing cash	99	376	608
Other interest income	86	320	488
Operating leases	5,715	7,582	6,617

Total financing revenue and other interest income	13,192	18,225	21,898
Interest expense
Interest on deposits	703	711	644
Interest on short-term borrowings	584	1,537	2,239
Interest on long-term debt	6,037	8,326	10,743

Total interest expense	7,324	10,574	13,626
Depreciation expense on operating lease assets	3,748	5,478	4,551
Impairment of investment in operating leases	—	1,218	—

Net financing revenue	2,120	955	3,721
Other revenue
Servicing fees	1,549	1,747	2,137
Servicing asset valuation and hedge activities, net	(1,104)	(263)	(542)

Total servicing income, net	445	1,484	1,595
Insurance premiums and service revenue earned	1,977	2,710	2,806
Gain on mortgage and automotive loans, net	811	159	845
Gain on extinguishment of debt	665	12,628	563
Other gain (loss) on investments, net	331	(1,075)	(596)
Other income, net of losses	198	(618)	956

Total other revenue	4,427	15,288	6,169
Total net revenue	6,547	16,243	9,890
Provision for loan losses	5,611	3,102	3,039
Noninterest expense
Compensation and benefits expense	1,581	1,919	2,130
Insurance losses and loss adjustment expenses	1,042	1,402	1,376
Other operating expenses	5,242	5,033	4,325
Impairment of goodwill	—	16	385

Total noninterest expense	7,865	8,370	8,216
(Loss) income from continuing operations before income tax expense (benefit)	(6,929)	4,771	(1,365)
Income tax expense (benefit) from continuing operations	77	(131)	514

Net (loss) income from continuing operations	(7,006)	4,902	(1,879)
Loss from discontinued operations, net of tax	(3,292)	(3,034)	(453)

Net (loss) income	$(10,298)	$1,868	$(2,332)

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

December 31, ($ in millions)	2009	2008
Assets
Cash and cash equivalents
Noninterest bearing	$1,840	$1,504
Interest bearing	12,948	13,647

Total cash and cash equivalents	14,788	15,151
Trading securities	739	1,207
Investment securities
Available-for-sale	12,155	6,234
Held-to-maturity	3	3

Total investment securities	12,158	6,237
Loans held-for-sale ($5,545 fair value elected at December 31, 2009)	20,625	7,919
Finance receivables and loans, net of unearned income
Consumer ($1,303 and $1,861 fair value elected)	42,849	63,963
Commercial	33,941	36,110
Notes receivable from General Motors	911	1,655
Allowance for loan losses	(2,445)	(3,433)

Total finance receivables and loans, net	75,256	98,295
Investment in operating leases, net	15,995	26,390
Mortgage servicing rights	3,554	2,848
Premiums receivable and other insurance assets	2,720	4,507
Other assets	19,887	26,922
Assets of operations held-for-sale	6,584	—

Total assets	$172,306	$189,476

Liabilities
Deposit liabilities
Noninterest bearing	$1,755	$1,496
Interest bearing	30,001	18,311

Total deposit liabilities	31,756	19,807
Debt
Short-term borrowings	10,292	10,386
Long-term debt ($1,293 and $1,899 fair value elected)	88,021	115,935

Total debt	98,313	126,321
Interest payable	1,637	1,517
Unearned insurance premiums and service revenue	3,192	4,356
Reserves for insurance losses and loss adjustment expenses	1,215	2,895
Accrued expenses and other liabilities	10,456	12,726
Liabilities of operations held-for-sale	4,898	—

Total liabilities	151,467	167,622
Equity
Common stock and paid-in capital (Members’ interests at December 31, 2008)	13,829	9,670
Preferred stock held by U.S. Department of Treasury (Preferred interests held by U.S. Department of Treasury at December 31, 2008)	10,893	5,000
Preferred stock (Preferred interests at December 31, 2008)	1,287	1,287
(Accumulated deficit) retained earnings	(5,630)	6,286
Accumulated other comprehensive income (loss)	460	(389)

Total equity	20,839	21,854

Total liabilities and equity	$172,306	$189,476

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Changes in Equity

($ in millions)	Members’ interest	Preferred interests held by U.S. Department of Treasury	Preferred interests	Retained earnings	Accumulated other comprehensive income (loss)	Total equity	Comprehensive income (loss)
Balance at December 31, 2006	$6,711			$7,173	$485	$14,369
Conversion of preferred membership interests	1,121		$1,052			2,173
Capital contributions	1,080					1,080
Net loss				(2,332)		(2,332)	$(2,332)
Preferred interests dividends				(192)		(192)
Other comprehensive income					450	450	450
Cumulative effect of a change in accounting principle, net of tax:
Adoption of FASB ASC Topic 715, Compensation-Retirement Benefits					17	17

Balance at December 31, 2007	$8,912		$1,052	$4,649	$952	$15,565	$(1,882)

Cumulative effect of a change in accounting principle, net of tax
Adoption of FASB ASC Topic 820, Fair Value Measurements and Disclosures (a)				$23		$23
Adoption of fair value option in accordance with FASB ASC Topic 825, Financial Instruments (a)				(178)		(178)

Balance at January 1, 2008, after cumulative effect of adjustments	$8,912		$1,052	$4,494	$952	$15,410
Capital contributions (b)	758					758
Net income				1,868		1,868	$1,868
Dividends to members (b)				(79)		(79)
Issuance of preferred interests to the U.S. Department of Treasury		$5,000				5,000
Issuance of preferred interest			235			235
Other				3		3
Other comprehensive loss					(1,341)	(1,341)	(1,341)

Balance at December 31, 2008	$9,670	$5,000	$1,287	$6,286	$(389)	$21,854	$527

Capital contributions (b)	$1,247					$1,247
Net loss				$(4,578)		(4,578)	$(4,578)
Preferred interest dividends paid to the U.S. Department of Treasury				(160)		(160)
Preferred interests dividends				(195)		(195)
Dividends to members (b)				(119)		(119)
Issuance of preferred interests to the U.S. Department of Treasury		$7,500				7,500
Other comprehensive income					$497	497	497

Balance at June 30, 2009, before conversion from limited liability company to a corporation (c)	$10,917	$12,500	$1,287	$1,234	$108	$26,046	$(4,081)

Consolidated Statement of Changes in Equity

($ in millions)	Common stock and paid-in capital	Preferred stock held by U.S. Department of Treasury	Preferred stock	Retained earnings (accumulated deficit)	Accumulated other comprehensive income	Total equity	Comprehensive income (loss)
Balance at June 30, 2009, after conversion from limited liability company to a corporations (c)	$10,917	$12,500	$1,287	$1,234	$108	$26,046	$(4,081)
Capital contributions (b)	55					55
Net loss				(5,720)		(5,720)	$(5,720)
Preferred stock dividends paid to the U.S. Department of Treasury				(695)		(695)
Preferred stock dividends (b)				(175)		(175)
Dividends to shareholders (b)				(274)		(274)
Issuance of preferred stock to the U.S. Department of Treasury		1,250				1,250
Conversion of preferred stock to the U.S. Department of Treasury to common stock	2,857	(2,857)
Other comprehensive income					352	352	352

Balance at December 31, 2009	$13,829	$10,893	$1,287	$(5,630)	$460	$20,839	$(9,449)

(a)	Refer to Note 27 to the Consolidated Financial Statements for further detail.
(b)	Refer to Note 25 to the Consolidated Financial Statements for further detail.
(c)	Effective June 30, 2009, GMAC LLC was converted from a Delaware limited liability company into a Delaware corporation and renamed GMAC Inc. Each unit of each class of common membership interest issued and outstanding by GMAC LLC immediately prior to the conversion was converted into an equivalent number of shares of common stock of GMAC Inc. with substantially the same rights and preferences as the common membership interests. Upon conversion, holders of GMAC LLC preferred interests also received an equivalent number of GMAC Inc. preferred stock with substantially the same rights and preferences as the former preferred interests. Refer to Note 19 to the Consolidated Financial Statements for further details.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

Year ended December 31, ($ in millions)	2009	2008	2007
Operating activities
Net (loss) income	$(10,298)	$1,868	$(2,332)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,958	6,722	5,998
Operating lease impairment	—	1,234	—
Impairment of goodwill and other intangible assets	607	58	455
Other impairment	1,516	—	—
Amortization and valuation adjustments of mortgage servicing rights	142	2,250	1,260
Provision for loan losses	6,173	3,683	3,096
(Gain) loss on sale of loans, net	(192)	1,825	(508)
Net (gains) losses on investment securities	(2)	1,203	737
Gain on extinguishment of debt	(665)	(12,628)	(563)
Originations and purchases of loans held-for-sale	(88,283)	(132,023)	(128,576)
Proceeds from sales and repayments of loans held-for-sale	78,673	141,312	121,620
Net change in:
Trading securities	734	741	628
Deferred income taxes	(402)	(396)	95
Interest payable	83	(651)	(332)
Other assets	3,711	(1,213)	(121)
Other liabilities	(1,473)	178	686
Other, net	(1,414)	(68)	(683)

Net cash (used in) provided by operating activities	(5,132)	14,095	1,460

Investing activities
Purchases of available-for-sale securities	(21,148)	(16,202)	(16,682)
Proceeds from sales of available-for-sale securities	10,153	14,068	8,049
Proceeds from maturities of available-for-sale securities	4,527	7,502	8,080
Net decrease (increase) in finance receivables and loans	14,259	5,570	(41,972)
Proceeds from sales of finance receivables and loans	260	1,366	70,903
Change in notes receivable from GM	803	(62)	138
Purchases of operating lease assets	(732)	(10,544)	(17,268)
Disposals of operating lease assets	6,612	7,633	5,472
Sales of mortgage servicing rights, net	—	797	561
Acquisitions of subsidiaries, net of cash acquired	—	—	(209)
Proceeds from sale of business units, net	296	319	15
Other, net (a)	2,098	471	1,157

Net cash provided by investing activities	17,128	10,918	18,244

Consolidated Statement of Cash Flows

Year ended December 31, ($ in millions)	2009	2008	2007
Financing activities
Net change in short-term debt	(338)	(22,815)	(9,248)
Net increase in bank deposits	10,703	6,447	3,078
Proceeds from issuance of long-term debt	30,679	44,724	70,230
Repayments of long-term debt	(61,493)	(59,627)	(82,134)
Proceeds from issuance of common stock	1,247	—	—
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	8,750	5,000	—
Dividends paid	(1,592)	(113)	(179)
Other, net (b)	1,064	(1,784)	675

Net cash used in financing activities	(10,980)	(28,168)	(17,578)

Effect of exchange-rate changes on cash and cash equivalents	(602)	629	92

Net increase (decrease) in cash and cash equivalents	414	(2,526)	2,218
Cash and cash equivalents reclassified to assets held-for-sale	(777)	—	—
Cash and cash equivalents at beginning of year	15,151	17,677	15,459

Cash and cash equivalents at end of year	$14,788	$15,151	$17,677

Supplemental disclosures
Cash paid for:
Interest	$7,868	$12,092	$14,871
Income taxes	355	130	481
Noncash items:
Increase in equity (c)	—	235	2,173
Loans held-for-sale transferred to finance receivables and loans	1,186	2,618	13,834
Finance receivables and loans transferred to loans-held-for sale	5,065	4,798	8,181
Finance receivables and loans transferred to other assets	732	1,294	2,976
Available-for-sale securities transferred to restricted assets (d)	—	548	—
Originations of mortgage servicing rights from sold loans	807	1,182	1,597
Decrease in mortgage loans held-for-investment upon initial adoption of the fair value option election	—	3,847	—
Decrease in collateralized borrowings upon initial adoption of the fair value option election	—	3,668	—
Capital contributions from stockholders/members	34	758	56
Other disclosures:
Proceeds from sales and repayments of mortgage loans held-for-investment originally designated as held-for-sale	1,010	1,747	6,790
Proceeds from sales of repossessed, foreclosed, and owned real estate	1,013	1,796	2,180
Liabilities assumed through acquisition	—	—	1,030
Consolidation of loans, net	1,410	—	—
Consolidation of collateralized borrowings	1,184	—	—
Deconsolidation of loans, net	—	2,353	25,856
Deconsolidation of collateralized borrowings	—	2,539	26,599

(a)	Includes securities-lending transactions where cash collateral is received and a corresponding liability is recorded, both of which are presented in investing activities in the amount of $856 million for 2007.
(b)	2007 includes a $1 billion capital contribution from General Motors pursuant to the sale of 51% of GMAC to FIM Holdings LLC.
(c)	Represents long-term debt exchanged for preferred interests in 2008 and conversion of preferred membership interests in 2007.
(d)	Represents the noncash effects of the loss portfolio transfer further described in Note 17 of the Consolidated Financial Statements.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Notes to Consolidated Financial Statements

1. Description of Business and Significant Accounting Policies

GMAC Inc. (referred to herein as GMAC, we, our, or us) was founded in 1919 as a wholly owned subsidiary of General Motors Corporation (currently General Motors LLC or GM). We are a leading, independent, globally diversified, financial services firm with approximately $172 billion in assets and operations in 40 countries. On December 24, 2008, the Board of Governors of the Federal Reserve System approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the BHC Act). Our primary banking subsidiary is Ally Bank, which is an indirect wholly owned subsidiary of GMAC Inc.

Residential Capital, LLC

Residential Capital, LLC (ResCap), one of our mortgage subsidiaries, has been negatively impacted by the events and conditions in the mortgage banking industry and the broader economy. The market deterioration has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. ResCap is highly leveraged relative to its cash flow and has recognized credit and valuation losses resulting in a significant deterioration in capital. During 2009, ResCap received capital contributions from GMAC of $4.0 billion in the form of cash, mortgage loans held-for-sale (which GMAC acquired from Ally Bank), receivables, the forgiveness of debt and affiliated payables, and recognized a gain on extinguishment of debt of $1.7 billion as a result of contributions and forgiveness of ResCap’s outstanding notes, which GMAC previously repurchased in the open market at a discount or through our private debt exchange and cash tender offers. Accordingly, ResCap’s consolidated tangible net worth, as defined, was $275 million as of December 31, 2009, and remained in compliance with all of its consolidated tangible net worth covenants. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity excluding intangible assets and any equity in Ally Bank to the extent included on ResCap’s consolidated balance sheet. There continues to be a risk that ResCap during December 2009 will not be able to meet its debt service obligations, will default on its financial debt covenants due to insufficient capital, and/or will be in a negative liquidity position in 2010 or future periods.

ResCap actively manages its liquidity and capital positions and is continually working on initiatives to address its debt covenant compliance and liquidity needs including debt maturing in the next twelve months and other risks and uncertainties. ResCap’s initiatives include, but are not limited to, the following: continuing to work with key credit providers to optimize all available liquidity options; continued reduction of assets and other restructuring activities; focusing production on government and prime conforming products; exploring strategic alternatives such as alliances, joint ventures, and other transactions with third parties; and continually exploring opportunities for funding and capital support from GMAC and its affiliates. The outcomes of most of these initiatives are to a great extent outside of ResCap’s control resulting in increased uncertainty as to their successful execution.

On December 30, 2009, we announced that as a result of our ongoing strategic review of how to best deploy GMAC’s current and future capital liquidity, we have decided to pursue strategic alternatives with respect to ResCap. In order to maximize value, we will consider a variety of options including one or more sales, spin-offs, or other potential transactions. The timing and form of execution of any such transactions will depend on market conditions.

Coincident with this announcement, ResCap determined, in conjunction with GMAC, to change its intent with respect to a significant portion of its portfolio of previously held-for-investment mortgage loans to held-for-sale. GMAC also announced its decision to commit to a plan to sell ResCap’s U.K. and continental Europe platforms. As a result of these actions, ResCap incurred valuation losses of approximately $1.1 billion related to its change in intent with respect to certain of its mortgage loan portfolio and impairments of $903 million related to its commitment to sell the U.K. and continental Europe platforms. These actions, inclusive of operating losses for the period, required GMAC to make capital contributions of $2.8 billion that were made to ResCap during December 2009 in the form of cash, asset contributions, and forgiveness of certain affiliate payables and debt to ensure that ResCap maintained a minimum acceptable level of required capital to meet certain covenants.

In the future, GMAC and ResCap may take actions with respect to ResCap as each party deems appropriate. These actions may include GMAC providing or declining to provide additional liquidity and capital support for ResCap; refinancing or restructuring some or all of ResCap’s existing debt; the purchase or sale of ResCap debt securities in the public or private markets for cash or other consideration; entering into derivative or other hedging or similar transactions with respect to

Notes to Consolidated Financial Statements

ResCap or its debt securities; GMAC purchasing assets from ResCap; or undertaking corporate transactions such as a tender offer or exchange offer for some or all of ResCap’s outstanding debt securities, a merger, sale, asset sales, consolidation, spin-off, distribution, or other business combination or reorganization or similar action with respect to all or part of ResCap and/or its affiliates. In this context, GMAC and ResCap typically consider a number of factors to the extent applicable and appropriate including, without limitation, the financial condition, results of operations and prospects of GMAC and ResCap, ResCap’s ability to obtain third-party financing, tax considerations, the current and anticipated future trading price levels of ResCap’s debt instruments, conditions in the mortgage banking industry and general economic conditions, other investment and business opportunities available to GMAC and/or ResCap, and any nonpublic information that ResCap may possess or that GMAC receives from ResCap.

ResCap remains heavily dependent on GMAC and its affiliates for funding and capital support, and there can be no assurance that GMAC or its affiliates will continue such actions or that GMAC will be successful in executing one or more sales, spin-offs, or other potential transactions with respect to ResCap.

Although our continued actions through various funding and capital initiatives demonstrate support for ResCap, other than as described above, there are currently no commitments or assurances for future funding and/or capital support. Consequently, there remains substantial doubt about ResCap’s ability to continue as a going concern. Should we no longer continue to support the capital or liquidity needs of ResCap or should ResCap be unable to successfully execute other initiatives, it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

GMAC has extensive financing and hedging arrangements with ResCap that could be at risk of nonpayment if ResCap were to file for bankruptcy. As of December 31, 2009, we had approximately $2.6 billion in secured financing arrangements with ResCap of which approximately $1.9 billion in loans had been utilized. Amounts outstanding under the secured financing and hedging arrangements fluctuate. If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, could be slower than if ResCap had not filed for bankruptcy. In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. It is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims. As a holder of unsecured notes, we would not receive any distributions for the benefit of creditors in a ResCap bankruptcy before secured creditors are repaid. In addition, should ResCap file for bankruptcy, our $275 million investment related to ResCap’s equity position would likely be reduced to zero. If a ResCap bankruptcy were to occur and a substantial amount of our credit exposure is not repaid to us, it would have an adverse impact on our near-term net income and capital position, but we do not believe it would have a materially adverse impact on GMAC’s consolidated financial position over the longer term.

GMAC Conversion

Effective June 30, 2009, GMAC converted (the Conversion) from a Delaware limited liability company to a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act and Section 265 of the Delaware General Corporation Law and was renamed “GMAC Inc.” In connection with the Conversion, each unit of each class of membership interest issued and outstanding immediately prior to the Conversion was converted into shares of capital stock of GMAC with substantially the same rights and preferences as such membership interests. Refer to Note 23 for additional information regarding the tax impact of the conversion.

Consolidation and Basis of Presentation

The consolidated financial statements include our accounts and accounts of our majority-owned subsidiaries after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 28 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

We operate our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States generally are measured using the local currency

Notes to Consolidated Financial Statements

as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term, highly liquid investments with original maturities of 90 days or less. Cash and cash equivalents that have restrictions on our ability to withdraw the funds are included in other assets on our Consolidated Balance Sheet. The balance of cash equivalents was $1.8 billion and $7.9 billion at December 31, 2009 and 2008, respectively. The book value of cash equivalents approximates fair value because of the short maturities of these instruments. Certain securities with original maturities less than 90 days that are held as a portion of longer-term investment portfolios, primarily held by GMAC Insurance, are classified as investment securities.

Securities

Our portfolio of securities includes government securities, corporate bonds, equity securities, asset- and mortgage-backed securities, notes, interests in securitization trusts, and other investments. Securities are classified based on management’s intent. Our trading securities primarily consist of retained and purchased interests in certain securitizations. The retained interests are carried at fair value with changes in fair value recorded in current period earnings. Debt securities that management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale and carried at fair value with unrealized gains and losses included in accumulated other comprehensive income or loss, a component of equity, on an after-tax basis. Premiums and discounts on debt securities are amortized as an adjustment to investment yield over the contractual term of the security. We employ a systematic methodology that considers available evidence in evaluating potential other-than-temporary impairment of our investments classified as available-for-sale or held-to-maturity. If the cost of an investment exceeds its fair value, we evaluate, among other factors, the magnitude and duration of the decline in fair value. We also evaluate the financial health of and business outlook for the issuer, the performance of the underlying assets for interests in securitized assets, and our intent and ability to hold the investment.

Once a decline in fair value of an equity security is determined to be other than temporary, an impairment charge is recorded to other gain (loss) on investments, net, in our Consolidated Statement of Income, and a new cost basis in the investment is established. Once a decline in value of a debt security is determined to be other than temporary, the other-than-temporary impairment is separated into credit and noncredit components in accordance with applicable accounting standards. Noncredit component losses of a debt security are recorded in other comprehensive income (loss) when the Company does not intend to sell the security or is not more likely than not to have to sell the security prior to the security’s anticipated recovery. Noncredit component losses are amortized over the remaining life of the debt security by offsetting the recorded value of the asset. Credit component losses of a debt security are charged to earnings. Realized gains and losses on investment securities are reported in other gain (loss) on investments, net, and are determined using the specific identification method.

Loans Held-for-sale

Loans held-for-sale may include automotive, commercial finance, and residential mortgage receivables and loans and are carried at the lower of aggregate cost or estimated fair value. Loan origination fees, as well as discount points and incremental direct origination costs, are initially recorded as an adjustment of the cost of the loan and are reflected in the gain or loss on

Notes to Consolidated Financial Statements

sale of loans when sold. Fair value is determined by type of loan and is generally based on contractually established commitments from investors, current investor yield requirements, current secondary market pricing, or cash flow models using market-based yield requirements. Certain of our domestic residential mortgages are reported at fair value as a result of the fair value option election. Refer to Note 27 for details on fair value measurement.

Finance Receivables and Loans

Finance receivables and loans are reported at the principal amount outstanding, net of unearned income, premiums and discounts, and allowances. Unearned income, which includes deferred origination fees reduced by origination costs and unearned rate support received from an automotive manufacturer, is amortized over the contractual life of the related finance receivable or loan using the interest method. Loan commitment fees are generally deferred and amortized into commercial revenue over the commitment period.

We classify finance receivables and loans between loans held-for-sale and loans held-for-investment based on management’s assessment of our intent and ability to hold loans for the foreseeable future or until maturity. Management’s intent and ability with respect to certain loans may change from time to time depending on a number of factors including economic, liquidity, and capital conditions. Management’s view of the foreseeable future is generally a twelve-month period based on the longest reasonably reliable net income, liquidity, and capital forecast period.

Nonaccrual Loans

Consumer and commercial revenue recognition is suspended when finance receivables and loans are placed on nonaccrual status. Generally, finance receivable and loans are placed on nonaccrual status when delinquent for 90 days or when determined not to be probable of full collection. Exceptions include nonprime retail automotive receivables and commercial real estate loans that are placed on nonaccrual status when delinquent for 60 days. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Finance receivables and loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured.

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. Income recognition is consistent with that of nonaccrual loans discussed above. If the recorded investment in impaired loans exceeds the fair value, a valuation allowance is established as a component of the allowance for loan losses. In addition to commercial loans specifically identified for impairment, we have pools of loans that are collectively evaluated for impairment, as discussed within the allowance for loan losses accounting policy.

Impaired loans also include loans that have been modified in troubled debt restructurings as a concession to borrowers experiencing financial difficulties. Trouble debt restructurings typically result from our loss mitigation activities and could include rate reductions, principal forgiveness, forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. A troubled debt restructuring involving only a modification of terms requires that the restructured loan be measured at the present value of the expected future cash flows discounted at the effective interest rate at the time of modification, as based upon the original loan rate. Alternately, the loan may be measured for impairment based upon the fair value of the underlying collateral if the loan is collateral dependent. If the measure of the loan is less than the recorded investment in the loan, we recognize an impairment by creating a valuation allowance or by adjusting an existing valuation allowance for the impaired loan.

Charge-offs

As a general rule, consumer secured closed-end installment loans are written down to estimated collateral value, less costs to sell, once a loan becomes 120 days past due; and consumer unsecured open-end (revolving) loans are charged off at 180 days past due. Closed-end consumer loans secured by real estate are written down to estimated collateral value, less costs to sell, once a mortgage loan becomes 180 days past due. Retail loans in bankruptcy that are 60 days past due are charged off within 60 days of receipt of notification of filing from the bankruptcy court.

Notes to Consolidated Financial Statements

Commercial loans are individually evaluated and where collectability of the recorded balance is in doubt are written down to fair value of the collateral less costs to sell. Generally, all commercial loans are charged off when they are 360 days or more past due.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (the allowance) is management’s estimate of incurred losses in the lending portfolios. Portions of the allowance are specified to cover the estimated losses on commercial loans specifically identified for impairment in accordance with applicable accounting standards. The unspecified portion of the allowance covers estimated losses on the homogeneous portfolios of finance receivables and loans collectively evaluated for impairment in accordance with applicable accounting standards. Amounts determined to be uncollectible are charged against the allowance on our Consolidated Balance Sheet. Additionally, losses arising from the sale of repossessed assets, collateralizing automotive finance receivables, and loans are charged to the allowance. Recoveries of previously charged-off amounts are credited at time of collection.

Loans that are individually evaluated and determined not to be impaired are grouped into pools, based on similar risk characteristics, and evaluated for impairment in accordance with applicable accounting standards. Loans determined to be specifically impaired are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, an observable market price, or the fair value of the collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement.

We perform periodic and systematic detailed reviews of our lending portfolios to identify inherent risks and to assess the overall collectability of those portfolios. The allowance related to portfolios collectively reviewed for impairment (generally consumer finance receivables and loans) is based on aggregated portfolio evaluations by product type. Loss models are utilized for these portfolios, which consider a variety of factors including, but not limited to, historical loss experience, current economic conditions, anticipated repossessions or foreclosures based on portfolio trends, delinquencies and credit scores, and expected loss factors by receivable and loan type. Loans in the commercial portfolios are generally reviewed on an individual loan basis, and if necessary, an allowance is established for individual loan impairment. Loans subject to individual reviews are analyzed based on factors including, but not limited to, historical loss experience, current economic conditions, collateral performance, performance trends within specific geographic and portfolio segments, and any other pertinent information that results in the estimation of the allowance. The evaluation of these factors for both consumer and commercial finance receivables and loans involves complex, subjective judgments.

Securitizations and Other Off-balance Sheet Transactions

We securitize, sell, and service retail finance receivables, operating leases, wholesale loans, securities, and residential loans. Securitizations are accounted for either as sales or secured financings. Interests in the securitized and sold assets are generally retained in the form of senior or subordinated interests, interest- or principal-only strips, cash reserve accounts, residual interests, and servicing rights. With the exception of servicing rights and senior interests, our retained interests are generally subordinate to investors’ interests. The investors and the securitization trusts generally have no recourse to our other assets outside of customary market representation and warranty repurchase provisions and in certain transactions, early payment default provisions and other forms of guarantee or commitments.

We retain servicing responsibilities for all of our retail finance receivable, operating lease, and wholesale loan securitizations and for the majority of our residential loan securitizations. We may receive servicing fees based on the securitized loan balances and certain ancillary fees, all of which are reported in servicing fees in the Consolidated Statement of Income. We also retain the right to service the residential loans sold to Ginnie Mae, Fannie Mae, and Freddie Mac. We also serve as the collateral manager in the securitizations of commercial investment securities.

Gains or losses on securitizations and sales depend on the previous carrying amount of the assets involved in the transfer and are allocated between the assets sold and the retained interests based on relative fair values except for certain servicing assets or liabilities, which are initially recorded at fair value at the date of sale. The estimate of the fair value of the retained interests requires us to exercise significant judgment about the timing and amount of future cash flows from interests. Refer to the Note 27 for a discussion of fair value estimates.

Notes to Consolidated Financial Statements

Gains or losses on securitizations and sales are reported in gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income for retail finance receivables, wholesale loans, and residential loans. Declines in the fair value of retained interests below the carrying amount are reflected in other comprehensive income, a component of equity, or as other (loss) gain on investments, net, in our Consolidated Statement of Income if declines are determined to be other than temporary or if the interests are classified as trading. Retained interests, as well as any purchased securities, are generally included in available-for-sale investment securities, trading investment securities, or other assets. Designation of available-for-sale or trading depends on management’s intent. Securities that are noncertificated and cash reserve accounts related to securitizations are included in other assets on our Consolidated Balance Sheet.

Mortgage Servicing Rights

Primary servicing rights represent our right to service mortgages securitized by us or sold through agency and third-party whole loan sales. Primary servicing involves the collection of payments from individual borrowers and the distribution of these payments to the investors. Master servicing rights represent our right to service mortgage- and asset-backed securities and whole-loan packages issued for investors. Master servicing involves the collection of borrower payments from primary servicers and the distribution of those funds to investors in mortgage- and asset-backed securities and whole-loans packages. We also purchase and sell primary and master servicing rights through transactions with other market participants.

We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as mortgage servicing rights (MSRs). These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. Mortgage servicing rights are not recorded on securitizations accounted for as secured financings. We measure mortgage servicing assets and liabilities at fair value at the date of sale.

We define our classes of servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We leverage all available relevant market data to determine the fair value of our recognized servicing assets and liabilities.

Since quoted market prices for MSRs are not available, we estimate the fair value of MSRs by determining the present value of future expected cash flows using modeling techniques that incorporate management’s best estimates of key variables including expected cash flows, credit losses, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to other market participants. Credit loss assumptions are based upon historical experience and the characteristics of individual loans underlying the MSRs. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the MSRs, such as surety provider termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of mortgage servicing rights, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our MSRs by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates.

Repossessed and Foreclosed Assets

Assets are classified as repossessed and foreclosed and included in other assets when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place. Repossessed and foreclosed assets are carried at the lower of the outstanding balance at the time of repossession or foreclosure or the fair value of the asset less estimated costs to sell. Losses on the revaluation of repossessed and foreclosed assets are charged to the allowance for loan and lease losses at the time of repossession.

Goodwill and Other Intangibles

Goodwill and other intangible assets, net of accumulated amortization, are reported in other assets. In accordance with applicable accounting standards, goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired. Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test requires us to define the reporting units and compare the fair value of each of these reporting units to the respective carrying value. The fair

Notes to Consolidated Financial Statements

value of the reporting units in our impairment test is determined based on various analyses including discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists, and the second step does not need to be completed. If the carrying value is higher than the fair value or there is an indication that impairment may exist, a second step must be performed to compute the amount of the impairment, if any. Applicable accounting standards require goodwill to be tested for impairment annually at the same time every year and whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual goodwill impairment assessment is concluded upon during the fourth quarter each year. Refer to Note 14 for a discussion of the related goodwill impairment charge in 2009 and 2008.

Other intangible assets, which include customer lists, trademarks, and other identifiable intangible assets, are amortized on a straight-line basis over an estimate useful life of 3 to 15 years and are subject to impairment testing.

Investment in Operating Leases

Investment in operating leases is reported at cost, less accumulated depreciation and net of impairment charges and origination fees or costs. Income from operating lease assets that includes lease origination fees, net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the scheduled lease term. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over a period, consistent with the term of the underlying operating lease agreement. We evaluate our depreciation policy for leased vehicles on a regular basis.

We have significant investments in the residual values of assets in our operating lease portfolio. The residual values represent an estimate of the values of the assets at the end of the lease contracts and are initially determined based on residual values established at contract inception by consulting independently published residual value guides. Realization of the residual values is dependent on our future ability to market the vehicles under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the depreciation rates to the extent the expected value of the vehicle (including any residual support payments from GM) at lease termination changes. In addition to estimating the residual value at lease termination, we also evaluate the current value of the operating lease asset and test for impairment to the extent necessary based on market considerations and portfolio characteristics. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset. If our operating lease assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. Certain triggering events necessitated an impairment review of the investment in operating leases of our Global Automotive Services beginning in the second quarter of 2008. Refer to Note 11 for a discussion of the impairment charges recognized in 2008.

When a lease vehicle is returned to us, the asset is reclassified from investment in operating leases to other assets at the lower-of-cost or estimated fair value, less costs to sell.

Impairment of Long-lived Assets

The carrying value of long-lived assets (including property and equipment and certain identifiable intangibles) are evaluated for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable from the estimated undiscounted future cash flows expected to result from their use and eventual disposition. Recoverability of assets to be held and used is measured by a comparison of their carrying amount to future net undiscounted cash flows expected to be generated by the assets. If these assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. Refer to the previous section of this note titled Investment in Operating Leases for a discussion pertaining to impairments related to our investment in operating leases in 2009. No material impairment was recognized in 2008 or 2007.

An impairment test on an asset group to be discontinued, held-for-sale, or otherwise disposed of is performed upon occurrence of a triggering event or when certain criteria are met (e.g., the asset can be disposed of within twelve months, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer). Long-lived assets held-for-sale are recorded at the lower of their carrying amount or estimated fair value less cost to sell. If the carrying value of the assets held-for-sale exceeds the fair value less cost to sell, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets less cost to sell. During 2009, impairment losses were recognized on asset groups that were classified as held-for-sale or disposed of by sale. Refer to Note 2 for a discussion of held-for-sale and discontinued operations.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment stated at cost, net of accumulated depreciation and amortization, are reported in other assets. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, company vehicles, IT hardware and software, and capitalized software costs. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which generally ranges from 3 to 30 years. Capitalized software is generally amortized on a straight-line basis over its useful life, which generally ranges from three to five years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.

Deferred Policy Acquisition Costs

Commissions, including compensation paid to producers of automotive service contracts and other costs of acquiring insurance that are primarily related to and vary with the production of business, are deferred and recorded in other assets. Deferred policy acquisition costs are amortized over the terms of the related policies and service contracts on the same basis as premiums and revenue are earned except for direct response advertising costs, which are amortized over their expected future benefit. We group costs incurred for acquiring like contracts and consider anticipated investment income in determining the recoverability of these costs.

Private Debt Exchange and Cash Tender Offers

In evaluating the accounting for the private debt exchange and cash tender offers (the Offers) in 2008, management was required to make a determination as to whether the Offers should be accounted for as a troubled debt restructuring (TDR) or an extinguishment of GMAC and ResCap debt. In concluding on the accounting, management evaluated applicable accounting guidance. The relevant accounting guidance required us to determine whether the exchanges of debt instruments should be accounted for as a TDR. A TDR results when it is determined, evaluating six factors considered to be indicators of whether a debtor is experiencing financial difficulties, that the debtor is experiencing financial difficulties, and the creditors grant a concession; otherwise, such exchanges should be accounted for as an extinguishment or modification of debt. The assessment of this critical accounting estimate required management to apply a significant amount of judgment in evaluating the inputs, estimates, and internally generated forecast information to conclude on the accounting for the Offers.

In assessing whether GMAC was experiencing financial difficulties for the purpose of accounting for the Offers, management applied applicable accounting guidance. Our assessment considered internal analyses such as our short- and long-term liquidity projections, net income forecasts, and runoff projections. These analyses were based upon our consolidated financial condition and our comprehensive ability to service both GMAC and ResCap obligations and were based only on our current business capabilities and funding sources. In addition to our baseline projections, these analyses incorporated stressed scenarios reflecting continued deterioration of the credit markets, further GM financial distress, and significant curtailments of loans originations. Management assigned probability weights to each scenario to determine an overall risk-weighted projection of our ability to meet our consolidated obligations as they come due. These analyses indicated that we could service all GMAC and ResCap obligations as they came due in the normal course of business.

Our assessment also considered capital market perceptions of our financial condition, such as our credit agency ratings, market values for our debt, analysts’ reports, and public statements made by us and our stakeholders. Due to the rigor applied to our internal projections, management placed more weight on our internal projections and less weight on capital market expectations.

Based on this analysis and after the consideration of the applicable accounting guidance, management concluded the Offers were not deemed to be a TDR. As a result of this conclusion, the Offers were accounted for as an extinguishment of debt.

Applying extinguishment accounting, we recognized a gain at the time of the exchange for the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. In accordance with applicable fair value accounting guidance related to Level 3 fair value measures, we performed various analyses with regard to the valuation of the newly issued instruments. Level 3 fair value measures are valuations that are derived primarily from unobservable inputs and rely heavily on management assessments, assumptions, and judgments. In determining the fair value of the newly

Notes to Consolidated Financial Statements

issued instruments, we performed an internal analysis using trading levels on the trade date, December 29, 2008, of existing GMAC unsecured debt, adjusted for the features of the new instruments. We also obtained bid-ask spreads from brokers attempting to make a market in the new instruments.

Based on the determined fair values, we recognized a pretax gain upon extinguishment of $11.5 billion and reflected the newly issued preferred shares at their face value, which was estimated to be $234 million on December 29, 2008. The majority of costs associated with the Offers were deferred in the basis of the newly issued bonds. In the aggregate, the offers resulted in an $11.7 billion increase to our consolidated equity position.

Unearned Insurance Premiums and Service Revenue

Insurance premiums, net of premiums ceded to reinsurers, and service revenue are earned over the terms of the policies. The portion of premiums and service revenue written applicable to the unexpired terms of the policies is recorded as unearned insurance premiums or unearned service revenue. For extended service and maintenance contracts, premiums and service revenues are earned on a basis proportionate to the anticipated loss emergence. For other short duration contracts, premiums and unearned service revenue are earned on a pro rata basis.

Reserves for Insurance Losses and Loss Adjustment Expenses

Reserves for insurance losses and loss adjustment expenses are established for the unpaid cost of insured events that have occurred as of a point in time. More specifically, the reserves for insurance losses and loss adjustment expenses represent the accumulation of estimates for both reported losses and those incurred, but not reported, including claims adjustment expenses relating to direct insurance and assumed reinsurance agreements. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against provision for insurance losses and loss adjustment expenses. Reserves are established for each business at the lowest meaningful level of homogeneous data. Since the reserves are based on estimates, the ultimate liability may vary from such estimates. The estimates are regularly reviewed and adjustments, which can potentially be significant, are included in earnings in the period in which they are deemed necessary.

Reserves for Loans Sold with Recourse

Reserves for loans sold with recourse result from customary market representations and warranties we provide when we sell or securitize loans. These provisions are generally triggered in cases of origination fraud, missing or insufficient underwriting documentation, or borrower compliance violations that exist at the time of sale. The initial reserve, classified in accrued expenses and other liabilities on our Consolidated Balance Sheet, is established on the transfer date at fair value and is recorded as gain (loss) on mortgage and automotive loans, net, on our Consolidated Statement of Income. We recognize changes in the liability as other operating expenses on our Consolidated Statement of Income. We use internally developed models to estimate the liability. Significant assumptions in the models include borrower performance, investor repurchase demand behavior, historic loan defect experience, and loss severity. Adjustments may be made to the modeled losses to take into account qualification factors, such as macroeconomic and other external factors. We regularly evaluate the major assumptions and modeling techniques used in our estimate, and we align assumptions with the our allowance and cash flow forecasting models. The models and assumptions require the use of judgment and can have a significant impact on the determination of the liability.

Derivative Instruments and Hedging Activities

In accordance with applicable accounting standards, all derivative financial instruments, whether designated for hedge accounting or not, are required to be recorded on the balance sheet as assets or liabilities carried at fair value. At inception of a hedging relationship, we designate each qualifying derivative financial instrument as a hedge of the fair value of a specifically identified asset or liability (fair value hedge), as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as a hedge of the foreign currency exposure of a net investment in a foreign operation. We also use derivative financial instruments, which although acquired for risk management purposes, do not qualify for hedge accounting under GAAP. Changes in the fair value of derivative financial instruments that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability attributable to the hedged risk, are recorded in the current period earnings. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative financial instruments is recorded in accumulated other comprehensive income, a component of equity, and recognized in the income statement when the hedged cash flows affect earnings. For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in accumulated other

Notes to Consolidated Financial Statements

comprehensive income as part of the cumulative translation adjustment with the exception of the spot to forward difference, which is recorded in current period earnings. Changes in the fair value of derivative financial instruments held for risk management purposes that do not meet the criteria to qualify as hedges under GAAP are reported in current period earnings. The ineffective portions of fair value and cash flow hedges are immediately recognized in earnings.

We formally document all relationships between hedging instruments and hedged items and or risk management objectives for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value, cash flow, or net investment hedges to specific assets and liabilities on our Consolidated Balance Sheet to specific firm commitments or the forecasted transactions. Both at the hedge’s inception and on an ongoing basis, we formally assess whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in fair values or cash flows of hedged items.

The hedge accounting treatment described herein is no longer applied if a derivative financial instrument is terminated or the hedge designation is removed or is assessed to be no longer highly effective. For these terminated fair value hedges, any changes to the hedged asset or liability remain as part of the basis of the asset or liability and are recognized into income over the remaining life of the asset or liability. For terminated cash flow hedges, unless it is probable that the forecasted cash flows will not occur within a specified period, any changes in fair value of the derivative financial instrument previously recognized remain in other comprehensive income, a component of equity, and are reclassified into earnings in the same period that the hedged cash flows affect earnings. The previously recognized net derivative gain or loss for a net investment hedge should continue to remain in accumulated other comprehensive income until earnings are impacted by sale or liquidation of the associated foreign operation. In all instances, any subsequent changes in fair value of the derivative instrument will be recorded into earnings.

Loan Commitments

We enter into commitments to make loans whereby the interest rate on the loans is set prior to funding (i.e., interest rate lock commitments). Interest rate lock commitments for loans to be originated or purchased for sale and for loans to be purchased and held-for-investment are derivative financial instruments carried at fair value in accordance with applicable accounting standards with changes in fair value included within current period earnings. The fair value of the interest rate lock commitments include expected net future cash flows related to the associated servicing of the loan are accounted for through earnings for all written loan commitments accounted at fair value. Servicing assets are recognized as distinct assets once they are contractually separated from the underlying loan by sale or securitization. Interest rate lock commitments are recorded at fair value with changes in value recognized in current period earnings. Day-one gains or losses on derivative interest rate lock commitments are recognized when applicable.

Income Taxes

As of June 30, 2009, GMAC converted from an LLC to a Delaware corporation, thereby ceasing to be a pass-through entity for income tax purposes. As a result, we recorded our deferred tax assets and liabilities using the estimated corporate effective tax rate. Our banking, insurance, and foreign subsidiaries were generally always corporations and continued to be subject to tax and provide for U.S. federal, state, and foreign income taxes.

Deferred tax assets and liabilities are established for future tax consequences of events that have been recognized in the financial statements or tax returns based on enacted tax laws and rates. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. Deferred tax assets are reduced through the recording of valuation allowances in cases where realization is not more likely than not. In addition, tax benefits related to positions considered uncertain are recognized only if, based on the technical merits of the issue, we are more likely than not to sustain the position and then at the largest amount that is greater than 50% likely to be realized upon ultimate settlement.

Recently Adopted Accounting Standards

Accounting Standards Codification (ASC) (Formerly SFAS No. 168)

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162 (SFAS 168). This standard established the FASB Codification as the

Notes to Consolidated Financial Statements

exclusive authoritative reference for U.S. GAAP and superseded all existing non-SEC accounting and reporting standards. As a result, we updated the references to accounting literature contained in our financial statement disclosures to reflect the ASC structure.

Disclosures about Derivative Instruments and Hedging Activities (Formerly SFAS No. 161)

As of January 1, 2009, we adopted SFAS No. 161 (SFAS 161), which amended ASC Topic 815, Derivatives and Hedging. SFAS 161 required specific disclosures regarding the location and amounts of derivative instruments in the financial statements, how derivative instruments and related hedged items were accounted for, and how derivative instruments and related hedged items affected the financial position, financial performance, and cash flows. Because SFAS 161 impacted only the disclosure and not the accounting treatment for derivative instruments and related hedged items, the adoption of SFAS 161 did not have an impact on our financial statements. Refer to Note 21 for disclosures required by SFAS 161.

Interim Disclosures about Fair Value of Financial Instruments (Formerly FSP FAS No. 107-1 and APB No. 28-1)

As of June 30, 2009, we adopted FSP FAS No. 107-1 and APB No. 28-1, which amended ASC Topic 825, Financial Instruments, to require disclosures about the fair value of financial instruments in interim periods. Additionally, the guidance amends ASC Topic 270, Interim Reporting, to require these disclosures in all interim financial statements. Since this guidance related only to disclosures, adoption did not have a material effect on our financial statements.

Recognition and Presentation of Other-Than-Temporary Impairments (Formerly FSP FAS No. 115-2 and FSP FAS No. 124-2)

As of April 1, 2009, we adopted FSP FAS No. 115-2 and FSP FAS 124-2, which amended the guidance for determining and recognizing impairment on debt securities. Under this FSP, an other-than-temporary impairment must be recognized if an entity has the intent to sell the debt security or if it is more likely than not that it will be required to sell the debt security before recovery of its amortized cost basis. In addition, the guidance changed the amount of impairment to be recognized in current period earnings when an entity does not have the intent to sell or it is more likely than not that it will be required to sell the debt security. In these cases, only the amount of the impairment associated with credit losses is recognized in earnings with all other fair value components in other comprehensive income. The guidance also required additional disclosures regarding the calculation of credit losses as well as factors considered in reaching a conclusion that an investment is not other-than-temporarily impaired. This guidance was effective for periods ending after June 15, 2009, and its adoption did not have a material impact on our financial statements.

Determining Fair Value for Assets in Inactive or Distressed Markets (Formerly FAS No. 157-4)

As of April 1, 2009, we adopted FSP FAS No. 157-4, which amended ASC Topic 820, Fair Value Measurements and Disclosures, and clarified the guidance for determining fair value. This standard provided application guidance to assist preparers in determining whether an observed transaction had occurred in an inactive market and if the transaction was distressed. This standard was effective for periods ending after June 15, 2009, and its adoption did not have a material impact on our financial statements.

Recently Issued Accounting Standards

Accounting for Transfers of Financial Assets (Accounting Standards Update (ASU) 2009-16) (Formerly SFAS No. 166)

In December 2009, the FASB issued ASU 2009-16, which amends ASC Topic 860, Transfers and Servicing. This standard removes the concept of a qualifying special-purpose entity (QSPE) and creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale. To determine if a transfer is to be accounted for as a sale, the transferor must assess whether it and all of the entities included in its consolidated financial statements have surrendered control of the assets. This standard is effective for us as of January 1, 2010, with adoption applied prospectively for transfers that occur on and after the effective date. The elimination of the QSPE concept will require us to retrospectively assess all current off-balance sheet QSPE structures for consolidation under ASC Topic 810, Consolidation, and record a cumulative-effect adjustment to retained earnings for any consolidation change. Retrospective application of ASU 2009-16, specifically the QSPE removal, is being assessed as part of the analysis required from ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to the section below for further information related to ASU 2009-17.

Notes to Consolidated Financial Statements

Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (ASU 2009-17) (Formerly SFAS No. 167)

In December 2009, the FASB issued ASU 2009-17, which amends ASC Topic 810, Consolidation. This standard addresses the primary beneficiary assessment criteria for determining whether an entity is required to consolidate a variable interest entity (VIE). This standard requires an entity to determine whether it is the primary beneficiary by performing a qualitative assessment; rather than using the quantitative-based model required under the previous accounting guidance. The qualitative assessment consists of determining whether the entity has both the power to direct the activities that most significantly impact the VIE’s economic performance and has the right to receive benefits or obligation to absorb losses that could potentially be significant to the VIE. This standard is effective for us as of January 1, 2010. As a result of the implementation of ASU 2009-16 and ASU 2009-17, we will be required to consolidate various securitization structures that were previously held off-balance sheet. On January 1, 2010, this consolidation will result in a net increase of $17.6 billion to assets and liabilities on our Consolidated Balance Sheet ($10.1 billion of the increase relates to operations classified as held-for-sale). As part of the day-one entry, there will also be an immaterial adjustment to our opening equity balance.

2. Discontinued and Held-for-sale Operations

Discontinued Operations

During the three months ended September 30, 2009, we committed to sell the U.S. consumer property and casualty insurance business of our Insurance operations. These operations provide vehicle and home insurance in the United States through a number of distribution channels, including independent agents, affinity groups, and the internet. Additionally, during the three months ended December 31, 2009, we committed to sell the U.K. consumer property and casualty insurance business. In connection with the classification of these operations as held-for-sale we recognized pretax losses, including estimated direct costs to transact a sale, of $250 million during the year ended December 31, 2009. The losses represent the impairment recognized to present the discontinued operations at the lower of cost or fair value less costs to sell. The fair values less costs to sell were determined based on sales price negotiations with potential third-party purchasers (a Level 2 fair value input) and price discoveries with potential third-party purchasers adjusted for factors deemed appropriate by management (a Level 3 fair value input). During the first quarter of 2010, the sale of our U.S. consumer property and casualty business was completed. We expect to complete the sale of our U.K. consumer property and casualty insurance business during 2010.

During the three months ended December 31, 2009, we committed to sell the continental Europe operations of ResCap’s International Business Group (IBG). These operations included residential mortgage loan origination, acquisition, servicing, asset management, sale, and securitizations in the Netherlands and Germany. In connection with the classification of these operations as held-for-sale, we recognized pretax losses, including estimated direct costs to transact a sale, of $723 million during the three months ended December 31, 2009. The losses represent the impairment recognized to present the held-for-sale operations at the lower of cost or fair value less costs to sell. The fair values less costs to sell were determined based on sales price negotiations with potential third-party purchasers adjusted for anticipated price fades or other factors deemed appropriate by management (a Level 3 fair value input). We expect to complete the sale of the IBG’s continental Europe operations during 2010.

During the three months ended December 31, 2009, we committed to sell the U.K. operations of ResCap’s IBG and classified these operations as held-for-sale. The operations include residential mortgage loan origination, acquisition, servicing, asset management, sale, and securitizations. In connection with the classification as held-for-sale, we recognized a pretax loss, including estimated direct costs to transact a sale, of $181 million. The loss represents the impairment recognized to present the held-for-sale operations at the lower of cost or fair value less costs to sell. The fair values less costs to sell were determined based on price discoveries with potential third party purchasers adjusted for anticipated price fades or other factors deemed appropriate by management (a Level 3 fair value input). During the three months ended June 30, 2010, we classified these operations as discontinued. We expect to complete the sale of these operations during 2010.

During the three months ended September 30, 2009, we committed to sell certain operations of our International Automotive Finance operations. These include the sale of our Argentina operations and our Masterlease operations in the United Kingdom and Italy. Our Masterlease operations provide full-service individual leasing and fleet leasing products, including maintenance, fleet, and accident management services as well as fuel programs, short-term vehicle rental, and title

Notes to Consolidated Financial Statements

and licensing services. Additionally, during the three months ended December 31, 2009, we committed to sell our operations in Poland and Ecuador as well as our Masterlease operations in Australia, Belgium, France, Mexico, the Netherlands, and Poland. In connection with the classification of these operations as held-for-sale we recognized pretax losses of $416 million during the year ended December 31, 2009. The losses represent the impairment recognized to present the discontinued operations at the lower of cost or fair value less costs to sell. The fair value less costs to sell were determined using final sales agreements or sales price negotiations entered into by willing parties (a Level 2 fair value input). As of December 31, 2009, the sale of the Masterlease operations in Mexico, Italy, and the Netherlands was completed. During the three months ended June 30, 2010, we completed the sale of our Poland operations and our Masterlease operations in Australia, Poland, Belgium, and France. In July 2010, we completed the sale of our Argentina operations. We expect to complete the sale of our Ecuador operations and our Masterlease operations in the United Kingdom during 2010.

During the three months ended June 30, 2010, we classified the operations of our International Automotive Finance operations in Australia and Russia as discontinued.

During the three months ended December 31, 2009, we committed to sell the North American-based factoring business of our Commercial Finance Group. In connection with the classification of these operations as held-for-sale we recognized pretax losses of $30 million during the year ended December 31, 2009. The losses represent the impairment recognized to present the held-for-sale operations at the lower of cost or fair value, less costs to transact the sale. The fair value less costs to sell was determined based on preliminary bids with potential third-party purchasers (a Level 2 fair value input). On April 30, 2010, the sale of the North American based factoring business was completed.

The pretax losses recognized as of December 31, 2009, including the direct costs to transact a sale, for the discontinued operations could differ from the ultimate sales price due to the fluidity of ongoing negotiations, price volatility, changing interest rates, changing foreign currency rates, and future economic conditions.

Selected financial information of these discontinued operations is summarized below.

Year ended December 31, ($ in millions)	2009	2008	2007
Select Mortgage operations
Total net (loss)	$(637)	$(2,073)	$(354)
Pretax (loss) including direct costs to transact a sale	(2,234)	(2,955)	(757)
Tax expense (benefit)	—	100	(174)
Select Insurance operations
Total net revenue	$1,448	$1,780	$1,737
Pretax (loss) income including direct costs to transact a sale	(810)	97	121
Tax (benefit) expense	(99)	25	38
Select International operations
Total net revenue	$298	$375	$402
Pretax (loss) income including direct costs to transact a sale	(291)	(19)	45
Tax expense	33	8	14
Select Commercial Finance operations
Total net revenue	$39	$49	$64
Pretax (loss) income including direct costs to transact a sale	(32)	(23)	18
Tax (benefit) expense	(9)	1	2

At December 31, 2009, we classified the assets and liabilities of these operations as discontinued operations using generally accepted accounting principles in the United States of America, as the associated operations and cash flows will be eliminated from our ongoing operations and we will not have any significant continuing involvement in their operations after the respective sale transactions. The previously issued Consolidated Financial Statements, for all periods presented, have been recast, such that all of the operating results for these operations have been removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to Consolidated Financial Statements have been adjusted to exclude discontinued operations unless otherwise noted.

Notes to Consolidated Financial Statements

Held-for-sale Operations

All of our discontinued operations are classified as held-for-sale as of December 31, 2009, except for our International Automotive Finance operations in Australia and Russia.

The assets and liabilities of operations held-for-sale at December 31, 2009, are summarized below.

($ in millions)	Select Mortgage operations (a)	Select Insurance operations (b)	Select International operations (c)	Select Commercial Finance Group operations (d)	Total held-for-sale operations
Assets
Cash and cash equivalents
Noninterest bearing	$4	$578	$33	$—	$615
Interest bearing	151	—	11	—	162

Total cash and cash equivalents	155	578	44	—	777
Trading securities	36	—	—	—	36
Investment securities — available-for-sale	—	794	—	—	794
Loans held-for-sale	214	—	—	—	214
Finance receivables and loans, net of unearned income
Consumer	2,650	—	400	—	3,050
Commercial	—	—	246	233	479
Notes receivable from General Motors	—	—	14	—	14
Allowance for loan losses	(89)	—	(11)	—	(100)

Total finance receivables and loans, net	2,561	—	649	233	3,443
Investment in operating leases, net	—	—	885	—	885
Mortgage servicing rights	(26)	—	—	—	(26)
Premiums receivable and other insurance assets	—	1,126	—	—	1,126
Other assets	512	176	135	—	823
Impairment on assets of held-for-sale operations	(903)	(231)	(324)	(30)	(1,488)

Total assets	$2,549	$2,443	$1,389	$203	$6,584

Liabilities
Debt
Short-term borrowings	$—	$34	$57	$—	$91
Long-term debt	1,749	—	237	—	1,986

Total debt	1,749	34	294	—	2,077
Interest payable	3	—	1	—	4
Unearned insurance premiums and service revenue	—	517	—	—	517
Reserves for insurance losses and loss adjustment expenses	—	1,471	—	—	1,471
Accrued expenses and other liabilities	430	84	128	187	829

Total liabilities	$2,182	$2,106	$423	$187	$4,898

(a)	Includes the operations of ResCap’s International Business Group in continental Europe and the operations in the United Kingdom.
(b)	Includes the U.S. and U.K. consumer property and casualty insurance businesses.
(c)	Includes the International Automotive Finance operations of Argentina, Ecuador, and Poland and Masterlease in the United Kingdom, Italy, Australia, Belgium, France, Mexico, the Netherlands, and Poland.
(d)	Includes the U.S.-based factoring business of our Commercial Finance Group.

Notes to Consolidated Financial Statements

3. Insurance Premiums and Service Revenue Earned

The following table is a summary of insurance premiums and service revenue written and earned:

	2009		2008		2007
Year ended December 31, ($ in millions)	Written	Earned	Written	Earned	Written	Earned
Insurance premiums
Direct	$795	$854	$982	$1,054	$951	$1,007
Assumed	604	680	737	682	644	652

Gross insurance premiums	1,399	1,534	1,719	1,736	1,595	1,659
Ceded	(604)	(695)	(481)	(321)	(183)	(190)

Net insurance premiums	795	839	1,238	1,415	1,412	1,469
Service revenue	685	1,138	964	1,295	1,118	1,337

Insurance premiums and service revenue written and earned	$1,480	$1,977	$2,202	$2,710	$2,530	$2,806

4. Other Income, Net of Losses

Details of other income, net of losses, were as follows:

Year ended December 31, ($ in millions)	2009	2008	2007
Late charges and other administrative fees (a)	$156	$159	$171
Mortgage processing fees and other mortgage income (loss)	128	(257)	70
Remarketing fees	128	120	99
Full-service leasing fees	128	154	125
Other equity method investments (b)	17	(496)	74
Fair value adjustment on certain derivatives (c)	(56)	(99)	100
Fair value adjustments due to fair value option elections, net (d)	(215)	(237)	—
Real estate services, net	(267)	(62)	218
Other, net	179	100	99

Total other income, net of losses	$198	$(618)	$956

(a)	Includes nonmortgage securitization fees.
(b)	During 2008, we recognized $765 million in losses related to an investment accounted for using the equity method. The losses included $195 million as an estimate of our share of the investee’s net loss and the impairment of our remaining investment interests of $570 million. As of December 31, 2008, we have no remaining balance in our investment, no further financial obligations, and have ceased equity method accounting.
(c)	Refer to Note 21 for a description of derivative instruments and hedging activities.
(d)	Refer to Note 27 for a description of fair value option elections.

Notes to Consolidated Financial Statements

5. Other Operating Expenses

Details of other operating expenses were as follows:

Year ended December 31, ($ in millions)	2009	2008	2007
Mortgage representation and warranty expense, net	$1,494	$238	$256
Insurance commissions	635	803	831
Technology and communications expense	594	566	580
Professional services	506	608	383
Advertising and marketing	202	154	198
Vehicle remarketing and repossession	196	288	198
Lease and loan administration	164	152	204
Full-service leasing vehicle maintenance costs	132	150	115
Rent and storage	108	158	181
Premises and equipment depreciation	85	124	148
Restructuring expenses	63	192	129
Other	1,063	1,600	1,102

Total other operating expenses	$5,242	$5,033	$4,325

6. Trading Securities

The fair value for our portfolio of trading securities was as follows:

December 31, ($ in millions)	2009	2008
Trading securities
U.S. Treasury	$—	$409
Mortgage-backed
Residential	143	316
Commercial	—	7
Asset-backed	596	474
Debt and other	—	1

Total trading securities	$739	$1,207

Net unrealized gains (losses) (a)	$203	$(1,864)
Pledged as collateral	$61	$827

(a)	Unrealized gains and losses are included in other gain (loss) on investments, net, on a current period basis. Net unrealized losses totaled $1,590 million during the year ended December 31, 2007.

Notes to Consolidated Financial Statements

7. Investment Securities

Our portfolio of investment securities includes bonds, equity securities, asset- and mortgage-backed securities, notes, interests in securitization trusts, and other investments. The cost, fair value, and gross unrealized gains and losses on available-for-sale and held-to-maturity securities were as follows:

	2009				2008
	Cost	Gross unrealized		Fair value	Cost	Gross unrealized		Fair value
December 31, ($ in millions)		gains	losses			gains	losses
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$3,501	$15	$(6)	$3,510	$389	$31	$—	$420
States and political subdivisions	779	36	(4)	811	876	31	(26)	881
Foreign government	1,161	20	(8)	1,173	887	25	—	912
Mortgage-backed
Residential (a)	3,404	76	(19)	3,461	191	6	(2)	195
Commercial	—	—	—	—	17	—	(2)	15
Asset-backed	1,000	7	(2)	1,005	664	—	(2)	662
Corporate debt securities	1,408	74	(9)	1,473	2,431	24	(165)	2,290
Other	47	—	—	47	350	4	(1)	353

Total debt securities (b)	11,300	228	(48)	11,480	5,805	121	(198)	5,728
Equity securities	631	52	(8)	675	525	79	(98)	506

Total available-for-sale securities	$11,931	$280	$(56)	$12,155	$6,330	$200	$(296)	$6,234

Held-to-maturity securities
Total held-to-maturity securities	$3	$—	$—	$3	$3	$—	$—	$3

(a)	Residential mortgage-backed securities include agency-backed bonds totaling $2,248 million and $16 million at December 31, 2009 and 2008, respectively.
(b)	In connection with certain borrowings and letters of credit relating to certain assumed reinsurance contracts, $164 million and $154 million of primarily U.K. Treasury securities were pledged as collateral as of December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

The maturity distribution of available-for-sale debt securities outstanding is summarized in the following tables. Prepayments may cause actual maturities to differ from scheduled maturities.

	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
December 31, 2009 ($ in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$3,510	1.9%	$103	1.1%	$3,390	1.9%	$17	4.1%	$—	—%
States and political subdivisions	811	7.0	9	7.0	175	7.2	147	7.0	480	6.9
Foreign government	1,173	3.8	66	1.7	872	3.8	229	4.5	6	5.3
Mortgage-backed
Residential	3,461	6.5	—	—	2	6.5	36	13.0	3,423	6.4
Asset-backed	1,005	2.5	34	5.2	735	2.3	186	2.6	50	3.9
Corporate debt	1,473	5.2	283	3.4	575	5.8	570	5.4	45	6.9
Other	47	3.6	—	—	32	3.4	15	4.0	—	—

Total available-for-sale debt securities	$11,480	4.3%	$495	2.8%	$5,781	2.8%	$1,200	5.2%	$4,004	6.5%

Amortized cost of available-for-sale debt securities	$11,300		$473		$5,728		$1,169		$3,930

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.
(b)	Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
December 31, 2008 ($ in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$420	3.9%	$81	3.1%	$208	4.0%	$109	4.5%	$22	4.5%
States and political subdivisions	881	7.6	16	9.2	223	7.6	210	7.4	432	7.7
Foreign government	912	3.4	403	1.2	325	4.9	166	5.3	18	9.2
Mortgage-backed
Residential	195	5.3	2	10.3	—	—	—	—	193	5.2
Commercial	15	5.4	—	—	2	6.0	—	—	13	5.4
Asset-backed	662	0.4	585	0.1	63	2.7	10	4.4	4	0.7
Corporate debt	2,290	5.7	324	4.5	999	5.8	888	5.9	79	6.5
Other	353	3.7	320	3.6	32	4.9	1	—	—	—

Total available-for-sale debt securities	$5,728	4.8%	$1,731	2.1%	$1,852	5.5%	$1,384	5.9%	$761	6.8%

Amortized cost of available-for-sale debt securities	$5,805		$1,726		$1,856		$1,425		$798

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.
(b)	Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

Notes to Consolidated Financial Statements

The following table presents gross gains and losses realized upon the sales of available-for-sale securities and other-than-temporary impairment.

Year ended December 31, ($ in millions)	2009	2008	2007
Gross realized gains	$349	$109	$253
Gross realized losses	(129)	(238)	(65)
Other-than-temporary impairment	(55)	(223)	(5)

Net realized gains (losses)	$165	$(352)	$183

The following table presents interest and dividends on investments.

Year ended December 31, ($ in millions)	2009	2008	2007
Taxable interest	$320	$442	$901
Taxable dividends	9	26	37
Interest and dividends exempt from U.S. federal income tax	37	43	30

Total interest and dividends	$366	$511	$968

Certain available-for-sale securities were sold at a loss in 2009, 2008, and 2007 as a result of market conditions within these respective periods (e.g., a downgrade in the rating of a debt security). The table below summarizes available-for-sale securities in an unrealized loss position in accumulated other comprehensive income. Based on the methodology described below that has been applied to these securities, we believe that the unrealized losses relate to factors other than credit losses in the current market environment. As of December 31, 2009, we do not have the intent to sell the debt securities with an unrealized loss position in accumulated other comprehensive income, and it is not more likely than not that we will not be required to sell these securities before recovery of their amortized cost basis. Also, as of December 31, 2009, we had the ability and intent to hold equity securities with an unrealized loss position in accumulated other comprehensive income. As a result, we believe that the securities with an unrealized loss position in accumulated other comprehensive income are not considered to be other-than-temporarily impaired as of December 31, 2009. Refer to Note 1 to the Consolidated Financial Statements for further information related to investment securities and our methodology for evaluating potential other-than-temporary impairment.

	2009				2008
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
($ in millions)	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$1,430	$(6)	$—	$—	$7	$—	$1	$—
States and political subdivisions	82	(2)	8	(2)	251	(18)	56	(8)
Foreign government	536	(8)	—	—	36	—	19	—
Mortgage-backed	811	(14)	6	(5)	19	(2)	23	(2)
Asset-backed	202	(1)	22	(1)	13	(2)	18	—
Corporate debt securities	47	(1)	120	(8)	1,190	(144)	235	(21)
Other	7	—	—	—	1	—	4	—

Total temporarily impaired debt securities	3,115	(32)	156	(16)	1,517	(166)	356	(31)
Equity securities	115	(5)	52	(3)	249	(98)	4	—

Total temporarily impaired available-for-sale securities	$3,230	$(37)	$208	$(19)	$1,766	$(264)	$360	$(31)

We employ a systematic methodology that considers available evidence in evaluating other-than-temporary impairment of our investments classified as available-for-sale. If the cost of an investment exceeds its fair value, we evaluated, among other factors, the magnitude and duration of the decline in fair value, the financial health of and business outlook for the

Notes to Consolidated Financial Statements

issuer, changes to the rating of the security by a rating agency, the performance of the underlying assets for interests in securitized assets, whether we intend to sell the investment, and whether it is more likely than not we will be required to sell the debt security before recovery of its amortized cost basis. We had other-than-temporary impairment write-downs of $55 million, $223 million, and $5 million for the years ended December 31, 2009, 2008, and 2007, respectively. Gross unrealized gains and losses on investment securities available-for-sale totaled $278 million and $123 million, respectively as of December 31, 2007.

In April 2009, the FASB amended the other-than-temporary impairment model for debt securities. The impairment model for equity securities was not affected. Under the new guidance, other-than-temporary impairment losses for debt securities must be recognized in earnings if an entity has the intent to sell the security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. However, even if an entity does not expect to sell a security, it must evaluate expected cash flows to be received and determine if a credit loss has occurred. In the event of a credit loss, only the amount of impairment associated with the credit loss is recognized in earnings. Amounts relating to factors other than credit losses are recorded in other comprehensive income. The guidance also requires additional disclosures regarding the calculation of credit losses as well as factors considered in reaching a conclusion that an investment is not other-than-temporarily impaired. We adopted the new guidance effective for the period ended June 30, 2009. We did not record a transition adjustment for securities held at June 30, 2009, that were previously considered other-than-temporarily impaired as all previously impaired securities remaining in the portfolio were either equity securities or debt securities with impairments relating to credit losses.

8. Loans Held-for-sale

The composition of loans held-for-sale was as follows:

	2009			2008
December 31, ($ in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total
Consumer
Automobile	$9,417	$184	$9,601	$3,805	$—	$3,805
1st Mortgage	9,269	530	9,799	1,576	1,052	2,628
Home equity	1,068	—	1,068	—	1	1

Total consumer	19,754	714	20,468	5,381	1,053	6,434

Commercial
Commercial and industrial
Automobile	—	—	—	148	103	251
Resort finance (a)	—	—	—	1,223	—	1,223
Other	—	157	157	—	9	9
Commercial real estate
Mortgage	—	—	—	2	—	2

Total commercial	—	157	157	1,373	112	1,485

Total loans held-for-sale	$19,754	$871	$20,625	$6,754	$1,165	$7,919

(a)	The resort finance business of our Commercial Finance Group provides capital to resort and timeshare developers. As of March 31, 2009, the resort finance business was reclassified from loans held-for-sale to commercial finance receivables and loans, net of unearned income, on the Consolidated Balance Sheet because it was unlikely a sale would occur within the foreseeable future.

Notes to Consolidated Financial Statements

During the year ended December 31, 2009, our Mortgage operations reclassified loans with an unpaid principal balance of $8.5 billion from finance receivables and loan, net of unearned income, to loans held-for-sale on our Consolidated Balance Sheet. Due to capital preservation strategies, business divestitures, and future liquidity considerations, we changed our intent to hold these mortgage loans for the foreseeable future. These loans were measured at fair value immediately prior to the transfer resulting in a valuation loss of approximately $3.4 billion during the year ended December 31, 2009. We recognized the credit and noncredit component of these losses in provision for loan losses and gain (loss) on mortgage loans, net, respectively, in our Consolidated Statement of Income.

9. Finance Receivables and Loans, Net of Unearned Income

The composition of finance receivables and loans, net of unearned income, before allowance for loan losses was as follows:

	2009			2008
December 31, ($ in millions)	Domestic	Foreign	Total	Domestic	Foreign	Total
Consumer
Automobile	$12,514	$17,731	$30,245	$16,281	$21,705	$37,986
1st Mortgage (a)	7,960	405	8,365	13,542	4,604	18,146
Home equity	4,238	1	4,239	7,777	54	7,831

Total consumer	24,712	18,137	42,849	37,600	26,363	63,963

Commercial
Commercial and industrial
Automobile	19,601	7,035	26,636	16,913	9,094	26,007
Mortgage	1,572	96	1,668	1,627	195	1,822
Resort finance	843	—	843	—	—	—
Other	1,845	437	2,282	3,257	960	4,217
Commercial real estate
Automobile	2,008	221	2,229	1,941	167	2,108
Mortgage	121	162	283	1,696	260	1,956

Total commercial	25,990	7,951	33,941	25,434	10,676	36,110

Notes receivable from General Motors	3	908	911	—	1,655	1,655

Total finance receivables and loans (b)	$50,705	$26,996	$77,701	$63,034	$38,694	$101,728

(a)	Domestic residential mortgages include $1.3 billion and $1.9 billion at fair value as a result of fair value option election as of December 31, 2009 and 2008, respectively. Refer to Note 27 for additional information.
(b)	Totals are net of unearned income of $2.5 billion and $3.4 billion at December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

The following table presents an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	2009			2008
Year ended December 31, ($ in millions)	Consumer	Commercial	Total	Consumer	Commercial	Total
Allowance at beginning of year	$2,536	$897	$3,433	$2,141	$614	$2,755
Provision for loan losses	4,713	898	5,611	2,360	742	3,102
Charge-offs
Domestic	(2,425)	(955)	(3,380)	(1,714)	(478)	(2,192)
Foreign	(557)	(76)	(633)	(326)	(21)	(347)
Write downs related to transfers to held-for-sale	(3,428)	(10)	(3,438)	—	—	—

Total charge-offs	(6,410)	(1,041)	(7,451)	(2,040)	(499)	(2,539)

Recoveries
Domestic	257	19	276	197	22	219
Foreign	71	5	76	67	4	71

Total recoveries	328	24	352	264	26	290

Net charge-offs	(6,082)	(1,017)	(7,099)	(1,776)	(473)	(2,249)
Reduction of allowance due to fair value option election	—	—	—	(489)	—	(489)
Reduction of allowance due to deconsolidation (a)	—	—	—	(127)	—	(127)
Discontinued operations	436	(4)	432	301	7	308
Other	61	7	68	126	7	133

Allowance at end of year	$1,664	$781	$2,445	$2,536	$897	$3,433

(a)	During 2008, our Mortgage operations completed the sale of residual cash flows related to a number of on-balance sheet securitizations. Our Mortgage operations completed the actions necessary to cause the securitization trusts to satisfy the QSPE requirements. The actions resulted in the deconsolidation of various securitization trusts.

Notes to Consolidated Financial Statements

The following tables present information about our commercial impaired finance receivables and loans.

December 31, ($ in millions)	2009	2008
Impaired finance receivables and loans
With an allowance	$1,760	$2,780
Without an allowance	296	106

Total impaired loans	$2,056	$2,886

Allowance for impaired loans	$488	$703

Year ended December 31, ($ in millions)	2009	2008	2007
Average balance of impaired loans during the year	$2,768	$1,600	$1,066

Interest income recognized on impaired loans during the year	$16	$9	$6

We have loans that were acquired in a transfer, which at acquisition had evidence of deterioration of credit quality since origination and for which it was probable (at acquisition) that all contractually required payments would not be collected. The carrying amount of these loans included in the balance sheet amounts of finance receivables and loans, was as follows:

December 31, ($ in millions)	2009	2008	2007
Consumer finance receivables	$318	$965	$1,641
Allowance for loan losses	(37)	(147)	(121)

Total carrying amount	$281	$818	$1,520

For loans acquired after December 31, 2005, we are required to record revenue using an accretable yield method. The following table represents accretable yield activity:

Year ended December 31, ($ in millions)	2009	2008
Accretable yield at beginning of year	$6	$98
Additions	—	—
Accretions	(5)	(14)
Reclassification from nonaccretable difference	2	(71)
Disposals	(1)	(7)

Accretable yield at end of year	$2	$6

Loans acquired during each year for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Year ended December 31, ($ in millions)	2009	2008
Contractually required payments receivable at acquisition — consumer	$—	$157
Cash flows expected to be collected at acquisition	—	154
Basis in acquired loans at acquisition	—	91

10. Off-balance Sheet Securitizations

We sell pools of automotive and residential mortgage loans via securitization transactions that qualify for off-balance sheet treatment under GAAP. The purpose of these securitizations is to provide permanent funding and asset and liability management. In executing the securitization transactions, we typically sell the pools to wholly owned special-purpose entities (SPEs), which then sell the loans to a separate, transaction-specific bankruptcy remote SPE (a securitization trust) for cash, servicing rights, and in some transactions, retained interests. The securitization trust issues and sells interests to

Notes to Consolidated Financial Statements

investors that are collateralized by the secured loans and entitle the investors to specified cash flows generated from the securitized loans. The following discussion and related information is only applicable to the transfers of finance receivables and loans that qualify as off-balance sheet.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization vehicle. The securitization vehicle is generally allowed to acquire the loans being sold to it, issue interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts to hedge or mitigate certain risks related to the asset pool or debt securities. Additionally, the securitization vehicle is required to service the assets it holds and the debt or interest it has issued. A servicer appointed within the underlying legal documents performs these functions. Servicing functions include, but are not limited to, collecting payments from borrowers, performing escrow functions, monitoring delinquencies, liquidating assets, investing funds until distribution, remitting payments to investors, and accounting for and reporting information to investors.

Generally, the assets initially transferred into the securitization vehicle are the sole funding sources to the investors and the various other parties that perform services for the transaction, such as the servicer or the trustee. In certain transactions, a liquidity provider or facility may exist to provide temporary liquidity to the structure. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Bond insurance may also exist to cover certain shortfalls to certain investors. In certain securitizations, the servicer is required to advance scheduled principal and interest payments due on the pool regardless of whether they have been received from borrowers. The servicer is allowed to reimburse itself for these servicing advances. Lastly, certain securitization transactions may allow for the acquisition of additional loans subsequent to the initial transaction. Principal collections on other loans and/or the issuance of new interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests. Additionally, we provide certain guarantees as discussed in Note 30.

As part of our securitizations, we typically retain servicing responsibilities and other retained interests. Accordingly, our servicing responsibilities result in continued involvement in the form of servicing the underlying asset (primary servicing) and/or servicing the bonds resulting from the securitization transactions (master servicing) through servicing platforms. As noted above, certain securitizations require the servicer to advance scheduled principal and interest payments due on the pool regardless of whether they are received from borrowers. Accordingly, we are required to provide these servicing advances when applicable. In certain of our securitizations, we may be required to fund certain investor-triggered put redemptions and are allowed to reimburse ourselves by repurchasing loans at par. Typically, we have concluded that the fee we are paid for servicing retail automotive finance receivables represents adequate compensation and consequently we do not recognize a servicing asset or liability. We do not recognize a servicing asset or liability for automotive wholesale loans because of their short-term revolving nature. As of December 31, 2009, the weighted average basic servicing fees for our primary servicing activities were 100 basis points and 27 basis points of the outstanding principal balance for sold retail automotive finance receivables and residential mortgage loans, respectively. Additionally, we retain the rights to cash flows remaining after the investors in most securitization trusts have received their contractual payments. Refer to Note 1 and Note 27 regarding the valuation of servicing rights.

We maintain cash reserve accounts at predetermined amounts for certain securitization activities in the event that deficiencies occur in cash flows owed to the investors. The amounts available in these cash reserve accounts related to securitizations of retail automotive finance receivables, automotive wholesale loans, and residential mortgage loans, totaled $119 million, $0 million, and $221 million as of December 31, 2009, respectively, and $136 million, $576 million, and $202 million as of December 31, 2008, respectively.

The retained interests we may receive represent a continuing economic interest in the securitization. Retained interests include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, and residuals. Certain of these retained interests provide credit enhancement to the securitization structure as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance driven. The value of any interests that continue to be held take into consideration the features of the securitization transaction and are generally subject to credit, prepayment, and/or interest rate risks on the transferred financial assets. Refer to Note 1 and Note 27 regarding the valuation of retained interests. We are typically not required to continue retaining these interests. In the past, we have sold certain of these retained interests when it best aligns to our economic or strategic plans.

Notes to Consolidated Financial Statements

The investors and/or securitization trusts have no recourse to us with the exception of customary market representation and warranty repurchase provisions and in certain transactions, early payment default provisions. Representation and warranty repurchase provisions generally require us to repurchase loans to the extent it is subsequently determined that the loans were ineligible or were otherwise defective at the time of sale. Due to market conditions, early payment default provisions were included in certain securitization transactions that require us to repurchase loans if the borrower is delinquent in making certain specific payments subsequent to the sale.

We hold certain conditional repurchase options that allow us to repurchase assets from the securitization. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining assets or outstanding debt once the asset pool reaches a predefined level, which represents the point where servicing is burdensome rather than beneficial. Such an option is referred to as a clean-up call. As servicer, we are able to exercise this option at our discretion anytime after the asset pool size falls below the predefined level. The repurchase price for the loans is typically par plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase the asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a certain pre-specified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally we will do so when it is in our best interest. We purchased $1 million and $2 million of mortgage loans under delinquent loan repurchase options during the years ended December 31, 2009 and 2008, respectively.

As required under GAAP, the loans sold into off-balance sheet securitization transactions are removed from our balance sheet. The assets obtained from the securitization are reported as cash, retained interests, or servicing rights. We have elected fair value treatment for our existing mortgage servicing rights portfolio. We classify our retained interest portfolio as trading securities, available-for-sale securities, or other assets. The portfolio is carried at fair value with valuation adjustments reported through earnings or equity. We report the valuation adjustments related to trading securities as other income (loss) on investments, net, in our Consolidated Statement of Income. The valuation adjustments related to unrealized gains and losses of our available-for-sale securities are reported as a component of accumulated other comprehensive income on our Consolidated Balance Sheet. We report the realized gains and losses of our available-for-sale securities as other income (loss) on investments, net, in our Consolidated Statement of Income. The valuation adjustments and any gains and losses recognized by our retained interests classified as other assets are reported as other income, net of losses, in our Consolidated Statement of Income. Liabilities incurred as part of the transaction, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as accrued expenses and other liabilities on our Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes the type and amount of loans held by the securitization trusts in transactions that qualified for off-balance sheet treatment:

December 31, ($ in billions)	2009	2008
Securitization
Retail finance receivables	$7.5	$13.3
Wholesale loans	—	12.5
Mortgage loans (a)	99.6	126.2

Total off-balance sheet activities	$107.1	$152.0

(a)	Excludes $237 million and $1.6 billion at December 31, 2009 and 2008, respectively, of delinquent loans held by securitization trusts that we have the option to repurchase as they are included in consumer finance receivables and loans.

Notes to Consolidated Financial Statements

Key economic assumptions used in measuring the estimated fair value of retained interests of sales completed during 2009, 2008, and 2007, as of the dates of those sales, were as follows:

Year ended December 31,	Retail finance receivables (a)	Mortgage operations (b)
2009
Key assumptions (c)
Prepayment speed (d)	(e)	10.0–12.0%
Weighted average life (in years)	(e)	4.6–6.3
Expected credit losses	(e)	11.0%
Discount rate	(e)	0.6–16.0%

2008
Key assumptions (c)
Prepayment speed (d)	1.2–1.4%	1.9–30.0%
Weighted average life (in years)	1.9–2.0	2.4–9.1
Expected credit losses	1.6–2.5%	0.0–3.5%
Discount rate	22.0–25.0%	2.8–25.0%

2007
Key assumptions (c)
Prepayment speed (d)	1.2–1.4%	0.6–43.4%
Weighted average life (in years)	1.8–1.9	1.1–14.0
Expected credit losses	1.5–2.1%	0.0–14.5%
Discount rate	16.0–20.0%	4.3–32.6%

(a)	The fair value of retained interests in wholesale securitization approximates carrying value because of the short-term and floating-rate nature of wholesale loans.
(b)	Included within residential mortgage loans are home equity loans and lines, high loan-to-value loans, and residential first and second mortgage loans.
(c)	The assumptions used to measure the expected yield on variable-rate retained interests are based on a benchmark interest rate yield curve plus a contractual spread, as appropriate. The actual yield curve utilized varies depending on the specific retained interests.
(d)	Based on monthly prepayment speeds for finance receivables and constant prepayment rate (CPR) for mortgage loans.
(e)	During 2009, no new off-balance sheet retail finance receivables were sold.

The following table summarizes pretax gains on securitizations and certain cash flows received from and paid to securitization trusts for transfers of finance receivables and loans completed during 2009.

	2009
Year ended December 31, ($ in millions)	Retail finance receivables	Wholesale loans	Mortgage operations
Pretax gains on securitization	$—	$110	$21
Cash inflows
Proceeds from new securitizations	—	—	1,258
Servicing fees received	111	39	272
Other cash flows received on retained interests	269	1,009	119
Proceeds from collections reinvested in revolving securitizations	—	5,998	—
Repayments of servicing advances	45	—	1,266
Cash outflows
Servicing advances	(27)	—	(1,389)
Purchase obligations and options
Representations and warranties obligations	—	—	(64)
Administrator or servicer actions	(58)	—	—
Asset performance conditional calls	—	—	(1)
Cleanup calls	(24)	—	—

Notes to Consolidated Financial Statements

The following table summarizes pretax gains on securitizations and certain cash flows received from and paid to securitization trusts for transfers of finance receivables and loans completed in 2008 and 2007.

	2008			2007
Year ended December 31, ($ in millions)	Retail finance receivables	Wholesale loans	Mortgage operations	Retail finance receivables	Wholesale loans	Mortgage operations
Pretax (losses) gains on securitization	$(68)	$269	$(161)	$141	$511	$45
Cash inflows
Proceeds from new securitizations	4,916	—	2,333	11,440	1,318	35,861
Servicing fees received	165	117	385	96	157	545
Other cash flows received on retained interests	301	505	193	284	522	401
Proceeds from collections reinvested in revolving securitizations	—	57,022	—	—	87,985	122
Repayments of servicing advances	65	—	1,145	79	—	987
Cash outflows
Servicing advances	(72)	—	(1,195)	(90)	—	(1,023)
Purchase obligations and options
Mortgage loans under conditional call options	—	—	—	—	—	(147)
Representations and warranties obligations	—	—	(160)	—	—	(457)
Administrator or servicer actions	(62)	—	—	(39)	—	(54)
Asset performance conditional calls	—	—	(2)	—	—	(101)
Cleanup calls	(6)	—	—	(8)	—	(254)

The following table summarizes the key economic assumptions and the sensitivity of the fair value of retained interests at December 31, 2009 and 2008, to immediate 10% and 20% adverse changes in those assumptions.

	2009		2008
December 31, ($ in millions)	Retail finance receivables (a)	Mortgage operations	Retail finance receivables (a)	Mortgage operations
Carrying value/fair value of retained interests	$661	$268	$897	$369
Weighted average life (in years)	0.0–0.9	0.0–4.6	0.0–1.5	0.9–10.4
Annual prepayment rate	0.2–1.1%WAM	0.6–97.5%WAM	0.6–1.1%WAM	0.1–85.5%CPR
Impact of 10% adverse change	$(1)	$(20)	$(5)	$(10)
Impact of 20% adverse change	(2)	(36)	(9)	(21)
Loss assumption	1.1–4.8% (b)	0.0–100.0%	0.2–3.4% (b)	0.0–59.0%
Impact of 10% adverse change	$(13)	$(4)	$(23)	$(9)
Impact of 20% adverse change	(26)	(8)	(46)	(16)
Discount rate	40%	0.2–102.5%	9.5–33.0%	(1.3) –125.3%
Impact of 10% adverse change	$(23)	$(10)	$(42)	$(16)
Impact of 20% adverse change	(44)	(20)	(81)	(30)
Market rate	(c)	(c)	(c)	(c)
Impact of 10% adverse change	$—	$(3)	$—	$(2)
Impact of 20% adverse change	—	(4)	—	(3)

(a)	The fair value of retained interests in wholesale securitizations approximates the carrying value of zero and $710 million at December 31, 2009 and 2008, respectively, because of the short-term and floating-rate nature of wholesale receivables.
(b)	Net of a reserve for expected credit losses totaling $0 million and $8 million at December 31, 2009 and 2008, respectively. These amounts are included in the fair value of the retained interests, which are classified as investment securities.
(c)	Forward benchmark interest rate yield curve plus contractual spread.

Notes to Consolidated Financial Statements

These sensitivities are hypothetical and should be viewed with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities. Additionally, we utilize derivative instruments to mitigate interest rate and prepayment risks associated with certain of the retained interests; the effects of these hedge strategies have not been considered herein.

Expected static pool net credit losses include actual incurred losses plus projected net loan losses divided by the original balance of the outstandings comprising the securitization pool. The following table displays the expected static pool net credit losses on our securitization transactions.

December 31, (a)	2009	2008	2007
Retail automotive	2.9%	1.9%	1.1%
Residential mortgage	0.0–100.0%	0.0–59.0%	0.0–38.0%

(a)	Static pool losses not applicable to wholesale finance receivable securitizations because of their short-term nature.

The following table presents components of securitized financial assets and other assets managed along with quantitative information about delinquencies and net credit losses.

	Total finance receivables and loans		Amount 60 days or more past due		Net credit losses
December 31, ($ in millions)	2009	2008	2009	2008	2009	2008
Retail automotive	$47,187	$55,884	$1,224	$1,060	$1,411	$1,034
Residential mortgage	126,853	154,841	19,135	13,266	7,478	5,247

Total consumer	174,040	210,725	20,359	14,326	8,889	6,281

Wholesale	25,566	35,205	89	157	21	10
Other automotive and commercial	9,286	13,636	1,262	1,303	793	417

Total commercial	34,852	48,841	1,351	1,460	814	427

Total managed portfolio (a)	208,892	259,566	$21,710	$15,786	$9,703	$6,708

Securitized finance receivables and loans	(110,566)	(149,919)
Loans held-for-sale	(20,625)	(7,919)

Total finance receivables and loans	$77,701	$101,728

(a)	Managed portfolio represents finance receivables and loans on the balance sheet or that have been securitized, excluding securitized finance receivables and loans that we continue to service but have no other continuing involvement (i.e., in which we retain an interest or risk of loss in the underlying receivables).

11. Investment in Operating Leases

Investments in operating leases were as follows:

December 31, ($ in millions)	2009	2008
Vehicles and other equipment, after impairment	$23,919	$35,625
Accumulated depreciation	(7,924)	(9,235)

Investment in operating leases, net	$15,995	$26,390

The future lease nonresidual rental payments due from customers for equipment on operating leases at December 31, 2009, totaled $5,466 million and are due as follows: $3,664 million in 2010, $1,475 million in 2011, $279 million in 2012, $46 million in 2013, and $2 million in 2014 and after.

Notes to Consolidated Financial Statements

Our investment in operating lease assets represents the net book value of our leased assets based on the expected residual value upon remarketing the vehicle at the end of the lease. As described in Note 25, GM may sponsor residual support programs that result in the contractual residual value being in excess of our standard residual value. GM reimburses us if remarketing sales proceeds are less than the customer’s contract residual value limited to our standard residual value. In addition to residual support programs, GM also participates in a risk-sharing arrangement whereby GM shares equally in residual losses to the extent that remarketing proceeds are below our standard residual rates (limited to a floor). In connection with the sale of 51% ownership interest in GMAC, GM settled its estimated liabilities with respect to residual support and risk sharing on a portion of our operating lease portfolio. Based on the December 31, 2009, outstanding U.S. operating lease portfolio, the maximum amount that could be paid by GM under the residual support programs and the risk-sharing arrangement is approximately $1.1 billion and $1.3 billion, respectively, as more fully discussed in Note 25.

In light of the significant declines in used vehicle prices during 2008 in the United States, Canada, and several international markets, we concluded certain triggering events occurred during the year ended December 31, 2008, requiring an evaluation of recoverability for certain operating lease assets within our Global Automotive Finance operations. We grouped these operating lease assets at the lowest level that we could reasonably estimate the identifiable cash flows. In assessing for recoverability, we compared our estimates of future cash flows related to these lease assets to their corresponding carrying values. We considered all of the expected cash flows including customer payments, the expected residual value upon remarketing the vehicle at lease termination, and any payments from GM under residual and risk-sharing agreements. To the extent these undiscounted cash flows were less than their respective carrying values, we discounted the cash flows to arrive at an estimated fair value. As a result of this evaluation, during the year ended December 31, 2008, we reduced our carrying values to equal the estimated fair values and realized impairment charges of $1,234 million. Impairments recognized by our North American Automotive Finance operations consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $42 million for full-service leasing portfolio. During the year ended December 31, 2009, $16 million of the 2008 impairment charges related to the full-service leasing portfolio were reclassified to discontinued operations.

While we believe our estimates of discounted future cash flows used for the impairment analysis were reasonable based on current market conditions, the process required the use of significant estimates and assumptions. In developing these estimates and assumptions, management used all available evidence. However, because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes, the actual cash flows could ultimately differ from those estimated as part of the recoverability and impairment analyses.

Imbedded in our residual value projections are estimates of projected recoveries from GM relative to residual support and risk-sharing agreements. No adjustment to these estimates has been made for the collectability of the projected recoveries from GM. As of December 31, 2009, expected residual values included estimates of payments from GM of approximately $1.0 billion related to residual support and risk-sharing agreements. To the extent GM is not able to fully honor its obligations relative to these agreements, our depreciation expense and remarketing performance would be negatively impacted.

Notes to Consolidated Financial Statements

12. Mortgage Servicing Rights

We define our classes of mortgage servicing rights (MSRs) based on both the availability of market inputs and the manner in which we manage our risks of our servicing assets and liabilities. Sufficient market inputs exist to determine the fair value of our recognized servicing assets and servicing liabilities.

The following table summarizes activity related to MSRs carried at fair value.

($ in millions)	2009	2008
Estimated fair value at January 1,	$2,848	$4,703
Additions obtained from sales of financial assets	807	1,182
Additions from purchases of servicing rights	19	—
Subtractions from sales of servicing assets	(19)	(797)
Changes in fair value:
Due to changes in valuation inputs or assumptions used in the valuation model	1,120	(1,401)
Recognized day-one gains on previously purchased MSRs upon adoption of fair value measurement	—	11
Other changes in fair value (a)	(1,261)	(849)
Other changes that affect the balance	15	(1)
Transfer to assets of operations held-for-sale	25	—

Estimated fair value at December 31,	$3,554	$2,848

(a)	Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic runoff of the portfolio.

We pledged MSRs of $1.5 billion and $1.8 billion as collateral for borrowings at December 31, 2009 and 2008, respectively.

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation models include all changes due to a revaluation by a model or by a benchmarking exercise. This line item also includes changes in fair value due to a change in valuation assumptions and/or model calculations. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic runoff of the portfolio, foreign currency adjustments, and the extinguishment of mortgage servicing rights related to clean-up calls of securitization transactions.

The key economic assumptions and sensitivity of the current fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions are as follows:

December 31, ($ in millions)	2009	2008
Range of prepayment speeds (constant prepayment rate)	2.4–47.1%	0.7–46.5%
Impact on fair value of 10% adverse change	$(167)	$(239)
Impact on fair value of 20% adverse change	(321)	(449)
Range of discount rates	7.2–15.5%	2.7–130.3%
Impact on fair value of 10% adverse change	$(82)	$(32)
Impact on fair value of 20% adverse change	(160)	(62)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rates and prepayment risks associated with these assets.

Notes to Consolidated Financial Statements

The primary risk of our servicing rights is interest rate risk and the resulting impact on prepayments. A significant decline in interest rates could lead to higher-than-expected prepayments that could reduce the value of the MSRs. Historically, we have economically hedged the income statement impact of these risks with both derivative and nonderivative financial instruments. These instruments include interest rate swaps, caps and floors, options to purchase these items, futures, and forward contracts and/or purchasing or selling U.S. Treasury and principal-only securities. The fair value of derivative financial instruments used to mitigate these risks amounted to $198 million and $977 million at December 31, 2009 and 2008, respectively. The change in fair value of the derivative financial instruments amounted to a loss of $1 billion and a gain of $2 billion for the years ended December 31, 2009 and 2008, respectively, and is included in servicing asset valuation and hedge activities, net, in the Consolidated Statement of Income. Refer to Note 21 for a discussion of the derivative financial instruments used to hedge mortgage servicing rights.

The components of mortgage servicing fees were as follows:

Year ended December 31, ($ in millions)	2009	2008
Contractual servicing fees, net of guarantee fees and including subservicing	$1,071	$1,196
Late fees	77	112
Ancillary fees	164	144

Total	$1,312	$1,452

Our Mortgage operations that conduct primary and master servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with a government-sponsored entity. The servicer ratings provided by certain rating agencies are highly correlated with our Mortgage operations’ consolidated tangible net worth and overall financial strength. At December 31, 2009, our Mortgage operations were in compliance with the servicer-rating requirements of the master agreements.

In certain of our Mortgage operation’s domestic securitizations, the surety or other provider of contractual credit support is entitled to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative loss thresholds. In 2009, our Mortgage operations received notice of termination from surety providers with respect to securitizations having an unpaid principal balance of $4.8 billion. Our Mortgage operations also recorded a loss on its MSRs of $78 million due to existing or anticipated delinquency and/or cumulative loss threshold breaches.

13. Premiums Receivable and Other Insurance Assets

Premiums receivable and other insurance assets consisted of the following:

December 31, ($ in millions)	2009	2008
Prepaid reinsurance premiums	$346	$511
Reinsurance recoverable on unpaid losses	670	1,660
Reinsurance recoverable on paid losses	114	126
Premiums receivable (a)	388	698
Deferred policy acquisition costs	1,202	1,512

Total premiums receivable and other insurance assets	$2,720	$4,507

(a)	Net of a $7 million and $18 million allowance for uncollectible premiums receivables at December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

14. Other Assets

Other assets consisted of:

December 31, ($ in millions)	2009	2008
Property and equipment at cost	$1,416	$1,535
Accumulated depreciation	(1,080)	(1,104)

Net property and equipment	336	431
Restricted cash collections for securitization trusts (a)	3,654	3,143
Fair value of derivative contracts in receivable position	2,654	5,014
Servicer advances	2,180	2,126
Derivative collateral placed with counterparties	1,760	826
Cash reserve deposits held-for-securitization trusts (b)	1,594	3,160
Restricted cash and cash equivalents	1,590	2,014
Debt issuance costs	829	788
Prepaid expenses and deposits	749	428
Other accounts receivable	573	2,300
Goodwill	526	1,357
Investment in used vehicles held-for-sale	522	574
Interests retained in securitization trusts	471	1,001
Real estate and other investments (c)	340	642
Repossessed and foreclosed assets, net, at lower of cost or fair value	336	916
Accrued interest and rent receivable	326	591
Other assets	1,447	1,611

Total other assets	$19,887	$26,922

(a)	Represents cash collection from customer payments on securitized receivables. These funds are distributed to investors as payments on the related secured debt.
(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions we have executed.
(c)	Includes residential real estate investments of $50 million and $189 million and related accumulated depreciation of $1 million and $2 million for the years ended December 31, 2009 and 2008, respectively.

The changes in the carrying amounts of goodwill for the periods shown were as follows:

($ in millions)	North American Automotive Finance operations	International Automotive Finance operations	Insurance	Other	Total
Goodwill acquired prior to December 31, 2007	$14	$527	$953	$1,541	$3,035
Accumulated impairment losses	—	—	—	(1,539)	(1,539)

Goodwill at December 31, 2007	$14	$527	$953	$2	$1,496
Impairment losses (a)	(14)	—	(42)	(2)	(58)
Foreign currency translation effect	—	(37)	(44)	—	(81)

Goodwill at December 31, 2008 (b)	$—	$490	$867	$—	$1,357
Sale of reporting unit	—	—	(107)	—	(107)
Impairment losses (a)	—	—	(607)	—	(607)
Transfer of assets of discontinued operations held-for-sale	—	(22)	(108)	—	(130)
Foreign currency translation	—	1	12	—	13

Goodwill at December 31, 2009 (c)	$—	$469	$57	$—	$526

(a)	During the three months ended December 31, 2008, and the three months ended June 30, 2009, our Insurance operations initiated an evaluation of goodwill for potential impairment, which was in addition to our annual impairment evaluation. These tests were initiated in light of a more-than-likely expectation that a reporting unit or a significant portion of a reporting unit will be sold. The fair value was determined using offers provided by willing purchasers. Based on the preliminary results of the assessments, our Insurance operations concluded that the carrying value of these reporting units exceeded the fair value resulting in an impairment loss during both 2008 and 2009.
(b)	Net of accumulated impairment losses of $14 million for North American Automotive Finance operations and $42 million for Insurance operations.
(c)	Net of accumulated impairment losses of $649 million for Insurance operations.

Notes to Consolidated Financial Statements

15. Deposit Liabilities

Deposit liabilities consisted of the following:

December 31, ($ in millions)	2009	2008
Domestic deposits
Noninterest-bearing deposits	$1,755	$1,496
NOW and money market checking accounts	7,213	3,578
Certificates of deposit	19,861	13,705
Dealer wholesale deposits	1,041	342

Total domestic deposits	29,870	19,121

Foreign deposits
NOW and money market checking accounts	165	9
Certificates of deposit	1,555	638
Dealer deposits	166	39

Total foreign deposits	1,886	686

Total deposit liabilities	$31,756	$19,807

Noninterest bearing deposits primarily represent third-party escrows associated with our Mortgage operations’ loan servicing portfolio. The escrow deposits are not subject to an executed agreement and can be withdrawn without penalty at any time. At December 31, 2009 and 2008, certificates of deposit included $4.8 billion and $1.9 billion, respectively, of domestic certificates of deposit in denominations of $100 thousand or more.

The following table presents the scheduled maturity of total certificates of deposit at December 31, 2009.

Year ended December 31, ($ in millions)
2010	$18,017
2011	2,148
2012	611
2013	307
2014	333

Total certificates of deposit	$21,416

Notes to Consolidated Financial Statements

16. Debt

The following table presents the composition of our debt portfolio at December 31, 2009 and 2008.

	Weighted average interest rates (a)		2009			2008
December 31, ($ in millions)	2009	2008	Unsecured	Secured	Total	Unsecured	Secured	Total
Short-term debt
Commercial paper			$8	$—	$8	$146	$—	$146
Demand notes			1,311	—	1,311	1,342	—	1,342
Bank loans and overdrafts			1,598	—	1,598	2,963	—	2,963
Repurchase agreements and other (b)			348	7,027	7,375	657	5,278	5,935

Total short-term debt	4.6%	6.5%	3,265	7,027	10,292	5,108	5,278	10,386
Long-term debt
Due within one year	4.0%	4.8%	7,429	18,898	26,327	10,279	18,858	29,137
Due after one year (c)	5.6%	5.8%	38,331	22,834	61,165	37,101	48,972	86,073

Total long-term debt (d)	5.1%	5.6%	45,760	41,732	87,492	47,380	67,830	115,210
Fair value adjustment (e)			529	—	529	725	—	725

Total debt			$49,554	$48,759	$98,313	$53,213	$73,108	$126,321

(a)	The weighted average interest rates include the effects of derivative financial instruments designated as hedges of debt.
(b)	Repurchase agreements consist of secured financing arrangements with third parties at ResCap. Other primarily includes nonbank secured borrowings and notes payable to GM. Refer to Note 25 for additional information.
(c)	Includes $7,400 million as of December 31, 2009, guaranteed by the Federal Deposit Insurance Corporation (FDIC) under the Temporary Liquidity Guarantee Program (TLGP) and $2,747 million of junior subordinated notes related to trust preferred securities.
(d)	Secured long-term debt includes $1.3 billion and $1.9 billion at fair value as of December 31, 2009 and 2008, respectively, as a result of fair value option election. Refer to Note 27 for additional information.
(e)	Amount represents the hedge accounting adjustment on fixed-rate debt.

The following table presents the scheduled maturity of long-term debt at December 31, 2009, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

Year ended December 31, ($ in millions)	Unsecured (a)	Secured (b)	Total
2010	$7,484	$19,648	$27,132
2011	9,952	12,606	22,558
2012	12,463	2,916	15,379
2013	1,882	1,824	3,706
2014	1,991	1,453	3,444
2015 and thereafter	16,362	1,344	17,706
Original issue discount (c)	(4,374)	—	(4,374)
Troubled debt restructuring concession (d)	—	457	457

Long-term debt (e)	45,760	40,248	86,008
Collateralized borrowings in securitization trusts (f)	—	1,484	1,484

Total long-term debt	$45,760	$41,732	$87,492

(a)	Scheduled maturities of ResCap unsecured long-term debt are as follows: $1,316 million in 2010; $208 million in 2011; $358 million in 2012; $528 million in 2013; $118 million in 2014; and $103 million in 2015 and thereafter. These maturities exclude ResCap debt held by GMAC.
(b)	Scheduled maturities of ResCap secured long-term debt are as follows: $1,554 million in 2010; $0 million in 2011; $0 million in 2012; $707 million in 2013; $707 million in 2014; and $929 million in 2015 and thereafter. These maturities exclude ResCap debt held by GMAC.
(c)	Scheduled amortization of original issue discount is as follows: $1,244 million in 2010; $1,015 million in 2011; $337 million in 2012; $252 million in 2013; $176 million in 2014; and $1,350 million in 2015 and thereafter.
(d)	In the second quarter of 2008, ResCap executed an exchange offer that resulted in a concession being recognized as an adjustment to the carrying value of certain new secured notes. This concession is being amortized over the life of the new notes through a reduction to interest expense using an effective yield methodology. Scheduled remaining amortization of the troubled debt restructuring is as follows: $110 million in 2010; $101 million in 2011; $105 million in 2012; $83 million in 2013; $46 million in 2014; and $12 million in 2015 and thereafter.
(e)	Debt issues totaling $10,735 million are redeemable at or above par, at our option, anytime before the scheduled maturity dates, the latest of which is November 2049.
(f)	Collateralized borrowings in securitization trust represents mortgage lending-related debt that is repaid upon the principal payment of underlying assets.

Notes to Consolidated Financial Statements

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap and interest rate cap agreements. The use of these derivative financial instruments had the effect of synthetically converting $33.4 billion of our $74.1 billion of fixed-rate debt into variable-rate obligations and $26.6 billion of our $28.2 billion of variable-rate debt into fixed-rate obligations at December 31, 2009. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements:

	2009		2008
December 31, ($ in millions)	Assets	Related secured debt (a)	Assets	Related secured debt (a)
Loans held-for-sale	$1,420	$454	$1,549	$660
Mortgage assets held-for-investment and lending receivables	1,946	1,673	7,011	5,422
Retail automotive finance receivables (b)	19,203	13,597	30,676	22,091
Wholesale automotive finance receivables	16,352	8,565	20,738	11,857
Investment securities	63	—	646	481
Investment in operating leases, net	13,323	9,208	18,885	16,744
Real estate investments and other assets	4,468	5,129	6,579	6,550
Ally Bank (c)	24,276	10,133	25,548	9,303

Total	$81,051	$48,759	$111,632	$73,108

(a)	Included as part of secured debt are repurchase agreements of $26 million and $588 million where we have pledged assets as collateral for approximately the same amount of debt at December 31, 2009 and 2008, respectively.
(b)	Included as part of retail automotive finance receivables are $1.9 billion of assets and $1.6 billion of secured debt related to Ally Bank.
(c)	Ally Bank has an advance agreement with the Federal Home Loan Bank of Pittsburgh (FHLB) and access to the Federal Reserve Bank Discount Window and Term Auction Facility program. Ally Bank had assets pledged and restricted as collateral to the FHLB and Federal Reserve Bank totaling $22.4 billion and $21.9 billion as of December 31, 2009 and 2008, respectively. Furthermore, under the advance agreement the FHLB has a blanket lien on certain Ally Bank assets including approximately $11.5 billion and $18.3 billion in real estate-related finance receivables and loans and $2.7 billion and $1.6 billion in other assets as of December 31, 2009 and 2008, respectively. Availability under these programs is generally only for the operations of Ally Bank and cannot be used to fund the operations or liabilities of GMAC or its subsidiaries.

Private Debt Exchange and Cash Tender Offers

On November 20, 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of our and our subsidiaries (the GMAC Offers) and ResCap’s (the ResCap Offers) outstanding notes held by eligible holders for cash, newly issued notes of GMAC, and in the case of the GMAC Offers only, preferred stock of a wholly owned GMAC subsidiary.

In the GMAC Offers, we offered to purchase and/or exchange any and all of certain old GMAC notes (the GMAC Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(1) newly issued senior guaranteed notes of GMAC on substantially the same terms as the applicable series of GMAC Old Notes exchanged (the Guaranteed Notes), except for the Guaranteed Notes being guaranteed by certain subsidiaries of GMAC, and (2) newly issued 9% perpetual senior preferred stock (which has been subsequently reduced to 7% pursuant to the terms of such securities) with a liquidation preference of $1,000 per share of a wholly owned nonconsolidated subsidiary of GMAC (the New Preferred Stock) or (b) cash, in each case in the amounts per $1,000 principal amount of GMAC Old Notes as specified in the related offering materials. To the extent that cash required to purchase all GMAC Old Notes tendered pursuant to cash elections exceeded $2 billion, each eligible holder who made a cash election had the amount of GMAC Old Notes it tendered for cash accepted on a pro rate basis across all series such that the aggregate amount of cash spent in the offers equaled $2 billion, and the balance of GMAC Old Notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described above.

Notes to Consolidated Financial Statements

The Guaranteed Notes (the Note Guarantees) are guaranteed, on a joint and several basis, by GMAC Latin America Holdings LLC, GMAC International Holdings Coöperatief U.A., GMAC Continental LLC, IB Finance Holding Company LLC, and GMAC US LLC (each a Note Guarantor), which are all wholly owned subsidiaries of GMAC. The Note Guarantees are senior obligations of each Note Guarantor and rank equally with all existing and future senior debt of each Note Guarantor. The Note Guarantees rank senior to all subordinated debt of each Note Guarantor.

In the ResCap Offers, GMAC offered to purchase and/or exchange any and all of certain ResCap notes (the ResCap Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(1) in the case of 8.50% notes of ResCap maturing on May 15, 2010, newly issued 7.50% senior notes of GMAC due 2013 (the New Senior Notes) or (2) in the case of all other series of ResCap Old Notes, a combination of New Senior Notes and newly issued 8.00% subordinated notes of GMAC due 2018 (the Subordinated Notes), or (b) cash, in all cases in the amount of $1,000 principal amount of ResCap Old Notes as specified in the related offering materials. To the extent that cash required to purchase all ResCap Old Notes tendered pursuant to cash elections exceeded $500 million, each eligible holder who made a cash election had the amount of ResCap Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $500 million, and the balance of ResCap Old notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described above.

The GMAC Offers and ResCap offers (collectively, the Offers) settled on December 31, 2008. Approximately $17.5 billion in the aggregate principal amount (or 59%) of the outstanding GMAC Old Notes were validly tendered and accepted in the GMAC Offers, and approximately $3.7 billion in aggregate principal amount (or 39%) of the outstanding ResCap Old Notes were validly tendered and accepted in the ResCap Offers.

The GMAC Offers and the ResCap Offers were accounted for as a debt modification and resulted in a pretax gain on extinguishment of debt of $11.5 billion. The gain on extinguishment consisted of a $3.8 billion principal discount, a $5.4 billion discount representing the difference between the face value and the estimated fair value of the new GMAC and ResCap notes, and a $2.3 billion discount representing the difference between the face value and estimated fair value of new preferred stock. The discount of the new GMAC and ResCap notes will be amortized as interest expense over the terms of the new notes using the effective interest method.

The accounting for the GMAC Offers and ResCap Offers required the use of critical accounting judgments and estimates. Refer to Note 1 for additional information.

In the fourth quarter of 2007, we paid $900 million thought open-market repurchases and $241 million through a tender offer for publicly traded ResCap debt securities resulting in an after-tax gain of $563 million. Also in the fourth quarter of 2007, we paid $287 million through open-market repurchases of GMAC debt securities resulting in an after-tax gain of $16 million.

Notes to Consolidated Financial Statements

Funding Facilities

The following table highlights credit capacity under our secured and unsecured funding facilities as of December 31, 2009 and 2008. We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them. The amounts in the outstanding column in the table below are generally included on our Consolidated Balance Sheet with the exception of approximately $3.1 billion, which is mainly composed of funding generated by special-purpose entities known as New Center Asset Trust (NCAT) and Total Asset Collateralized Notes LLC (TACN).

	Total capacity		Current capacity (a)		Potential capacity (b)		Outstanding
December 31, ($ in billions)	2009	2008	2009	2008	2009	2008	2009	2008
Committed unsecured
Automotive Finance operations	$0.8	$1.7	$0.1	$0.2	$—	$—	$0.7	$1.5
Committed secured
Automotive Finance operations (c)	35.8	56.2	3.1	0.7	9.0	15.6	23.7	39.9
Mortgage operations	2.1	5.4	—	—	0.4	2.3	1.7	3.1
Other	0.2	2.8	—	—	0.1	0.9	0.1	1.9

Total committed facilities	38.9	66.1	3.2	0.9	9.5	18.8	26.2	46.4
Uncommitted unsecured
Automotive Finance operations	0.9	2.1	0.1	0.2	—	—	0.8	1.9
Mortgage operations	—	0.1	—	0.1	—	—	—	—
Uncommitted secured
Automotive Finance operations (d)	5.7	4.4	1.9	4.1	0.1	—	3.7	0.3
Mortgage operations (e) (f)	8.6	9.5	1.7	0.2	0.2	—	6.7	9.3

Total uncommitted facilities	15.2	16.1	3.7	4.6	0.3	—	11.2	11.5

Total	$54.1	$82.2	$6.9	$5.5	$9.8	$18.8	$37.4	$57.9

Whole-loan forward flow agreements (g)	$9.4	$17.8	$—	$—	$9.4	$17.8	$—	$—

Total commitments	$63.5	$100.0	$6.9	$5.5	$19.2	$36.6	$37.4	$57.9

(a)	Funding is generally available upon request as excess collateral resides in certain facilities.
(b)	Funding is generally available to the extent incremental collateral is contributed to the facilities.
(c)	Potential capacity at December 31, 2008, included undrawn credit commitments that served as backup liquidity to support our asset-backed commercial paper program (NCAT). There was $9.0 billion of potential capacity that was supporting $8.0 billion of outstanding NCAT commercial paper as of December 31, 2008. The NCAT commercial paper outstanding was not included on our Consolidated Balance Sheet.
(d)	Included $5.3 billion and $4.0 billion of capacity from Federal Reserve Bank advances with $3.4 billion and no amounts outstanding as of December 31, 2009 and 2008, respectively.
(e)	Included $2.5 billion of capacity from Federal Reserve Bank advances with $1.6 billion outstanding as of December 31, 2009.
(f)	Included $5.9 billion and $9.5 billion of capacity from FHLB advances with $5.1 billion and $9.3 billion outstanding as of December 31, 2009 and 2008, respectively.
(g)	Represents commitments of financial institutions to purchase U.S. automotive retail assets.

Notes to Consolidated Financial Statements

17. Reserves for Insurance Losses and Loss Adjustment Expenses

The following table provides a reconciliation of the activity in the reserves for insurance losses and loss adjustment expenses.

Year ended December 31, ($ in millions)	2009	2008	2007
Balance at beginning of year	$2,895	$3,089	$2,630
Reinsurance recoverables	(1,660)	(893)	(876)

Net balance at beginning of year	1,235	2,196	1,754
Net reserves ceded — retroactive reinsurance (a)	—	(703)	—
Net reserves from acquisitions	—	—	418
Net reserves from sale (b)	(82)	—	—
Incurred from continuing operations related to
Current year	1,021	1,437	1,439
Prior years (c)	19	(41)	(57)

Total incurred from continuing operations	1,040	1,396	1,382
Incurred from discontinued operations related to
Current year	1,007	1,142	1,083
Prior years (d)	(4)	(16)	(14)

Total incurred from discontinued operations	1,003	1,126	1,069
Paid related to
Current year	(1,353)	(1,692)	(1,641)
Prior years	(583)	(931)	(808)

Total paid	(1,936)	(2,623)	(2,449)
Net reserves reclassified to liabilities of discontinued operations held-for-sale (e)	(784)	—	—
Effects of exchange-rate changes	69	(157)	22

Net balance at end of year (f)	545	1,235	2,196
Reinsurance recoverables	670	1,660	893

Balance at end of year	$1,215	$2,895	$3,089

(a)	On November 3, 2008, we entered into a loss portfolio transfer that ceded our losses and loss adjustment expenses related to business underwritten by our U.S. reinsurance agency, which was sold on the same date. The loss portfolio transfer was accounted for as retroactive reinsurance. Retroactive reinsurance balances result from reinsurance placed to cover losses on insured events occurring prior to the inception of a reinsurance contract.
(b)	During 2009, the Company completed the sale of a personal automotive insurance division.
(c)	Incurred losses and loss adjustment expenses during 2009, 2008, and 2007 from continuing operations were adjusted by $19 million, ($41) million, and ($57) million, respectively, as a result of decreases in prior years’ reserve estimates for certain reinsurance coverages assumed and international private passenger automobile coverages. In 2009, there was a positive development in prior years’ reserves estimates related to dealer-related products.
(d)	Incurred losses and loss adjustment expenses during 2009, 2008, and 2007 from discontinued operations were reduced by $4 million, $16 million, and $14 million, respectively. as a result of decreases in prior years’ reserve estimates that were lower than anticipated for certain private passenger automobile coverages
(e)	Reclassification is net of reinsurance recoveries.
(f)	Includes exposure to asbestos and environmental claims from the reinsurance of general liability, commercial multiple peril, homeowners’ and workers’ compensation claims. Reported claim activity to date has not been significant. Net reserves for loss and loss adjustment expenses for these matters were $3 million, $4 million, and $5 million at December 31, 2009, 2008, and 2007, respectively.

Notes to Consolidated Financial Statements

18. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of:

December 31, ($ in millions)	2009	2008
Loan repurchase liabilities	$1,953	$790
Fair value of derivative contracts in payable position	1,895	2,653
Reserves for loans sold with recourse	1,322	314
Accounts payable	1,275	2,586
Taxes payable, net	756	506
Securitization trustee payable	528	821
Derivative liabilities received from counterparties	432	1,486
Employee compensation and benefits	403	453
Deferred income taxes, net	302	558
Reinsurance payable	208	134
GM payable, net	179	322
Deferred revenue	91	602
Factored client payables	15	394
Other liabilities	1,097	1,107

Total accrued expenses and other liabilities	$10,456	$12,726

19. Equity

Common Stock

We currently have a total of 2,021,384 shares of common stock authorized for issuance, and as of February 25, 2010, a total of 799,120 shares of common stock were issued and outstanding. Our common stock is not registered with the Securities and Exchange Commission, and there is no established trading market for the shares. The U.S. Department of Treasury (the Treasury) holds 56.33% of GMAC common stock.

Preferred Stock

Series F-2 Preferred Stock

On December 30, 2009, GMAC entered into a Securities Purchase and Exchange Agreement (the Purchase Agreement) with the Treasury, pursuant to which, among other things, the following transactions occurred:

•

GMAC issued and sold to the Treasury 25,000,000 shares of GMAC’s newly issued Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (the New MCP), with an aggregate liquidation preference of $1,250,000,000;

•

GMAC issued and sold to the Treasury a ten-year warrant to purchase up to 1,250,000 additional shares of New MCP, with an aggregate liquidation preference of $62,500,000, at an initial exercise price of $0.01 per security (the MCP Warrant) (the Treasury immediately exercised the MCP Warrant in full);

•

GMAC exchanged shares of its existing preferred stock held by the Treasury with an aggregate liquidation preference of $10,125,000,000 consisting of (1) 5,000,000 shares of GMAC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1 (the Series D-1 Preferred Stock); (2) 250,000 shares of GMAC’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2 (the Series D-2 Preferred Stock); and (3) 97,500,000 shares of GMAC Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F (the Series F Preferred Stock)), for 202,500,000 shares of New MCP, with an aggregate liquidation preference of $10,125,000,000; and

•

60,000,000 shares of existing Series F Preferred Stock, all of which were owned by the Treasury, were converted into 259,200 shares of GMAC common stock in accordance with the conversion terms applicable to the Series F Preferred Stock.

Notes to Consolidated Financial Statements

As a result of the above transactions, the Treasury currently holds 228,750,000 shares of New MCP, with a total liquidation preference of $11,437,500,000 (which are convertible into an additional 988,200 shares of GMAC common stock if converted as of the filing date of this Form 10-K). Each share of the new MCP has a liquidation preference of $50 and dividends accrue at 9% per annum. The previously issued Series D-1 Preferred Stock, Series D-1 Preferred Stock and Series F Preferred Stock, are no longer outstanding.

Series G Preferred Stock

Effective June 30, 2009, and as previously disclosed, GMAC was converted (the Conversion) from a Delaware limited liability company into a Delaware corporation in accordance with applicable law, and was renamed “GMAC Inc.” In connection with the Conversion, the 7% Cumulative Perpetual Preferred Stock (the Blocker Preferred) of Preferred Blocker Inc. (PBI), a wholly-owned subsidiary of GMAC, was required to be converted into or exchanged for preferred stock of GMAC. For this purpose, GMAC had previously authorized for issuance its 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G (the Series G Preferred Stock). Pursuant to the terms of a Certificate of Merger, effective October 15, 2009, PBI merged with and into GMAC with GMAC continuing as the surviving entity. At this time each share of the Blocker Preferred issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive an equal number of newly issued shares of Series G Preferred Stock. In the aggregate, 2,576,601 shares of Series G Preferred Stock were issued to holders of the Blocker Preferred in connection with the merger. The Series G Preferred Stock bears interest at a rate of 7% per annum and ranks equally in right of payment with each of GMAC’s outstanding series of preferred stock in accordance with the terms thereof.

Series A Preferred Stock

We currently have authorized 4,021,764 shares of GMAC Fixed Rate Perpetual Preferred Stock, Series A (the Series A Preferred Stock), 1,021,764 of which are outstanding and held by GM Preferred Finance Co. Holdings Inc., a wholly owned subsidiary of GM. We are required to make distributions for each fiscal quarter with respect to the Series A Preferred Stock if certain conditions are met. Distributions are made in cash no later than the tenth business day following the delivery of our quarterly and annual financial statements and are paid at the rate of 10% per annum. The GMAC Board of Directors is permitted to reduce any distribution to the extent required to avoid a reduction of the equity capital of GMAC below a minimum amount of equity capital as specified in our Certificate of Incorporation. In addition, with the consent of GM, the GMAC Board of Directors may suspend the payment of distributions with respect to any one or more fiscal quarters. Distributions not made do not accumulate.

20. Regulatory Capital and Other Regulatory Matters

As a bank holding company, we and our wholly owned banking subsidiary, Ally Bank, are subject to risk-based capital and leverage guidelines by federal regulators that require that our capital-to-assets ratios meet certain minimum standards. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

The risk-based capital ratios are determined by allocating assets and specified off-balance sheet financial instruments into several broad risk categories with higher levels of capital being required for the categories perceived as representing greater risk. Under the guidelines, total capital is divided into two tiers: Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common equity, minority interests, and qualifying preferred stock (including fixed-rate cumulative preferred stock issued and sold to the Treasury) less goodwill and other adjustments. Tier 2 capital generally consist of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt and the allowance for loan losses, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital.

Total risk-based capital is the sum of Tier 1 and Tier 2 capital. Under the guidelines, banking organizations are required to maintain a minimum Total risk-based capital ratio (total capital to risk-weighted assets) of 8% and a Tier 1 risk-based capital ratio of 4%.

Notes to Consolidated Financial Statements

The federal banking regulators also have established minimum leverage ratio guidelines. The leverage ratio is defined as Tier 1 capital divided by adjusted average total assets (which reflect adjustments for disallowed goodwill and certain intangible assets). The minimum Tier 1 leverage ratio is 3% or 4% depending on factors specified in the regulations.

A banking institution is considered “well-capitalized” when its Total risk-based capital ratio equals or exceeds 10% and its Tier 1 risk-based capital ratio equals or exceeds 6% unless subject to regulatory directive to maintain higher capital levels and for insured depository institutions, a leverage ratio that equals or exceeds 5%.

In conjunction with the conclusion of the Supervisory Capital Assessment Program (S-CAP), the banking regulators have developed a new measure of capital called “Tier 1 common” defined as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities.

On July 21, 2008, GMAC, FIM Holdings, IB Finance Holding Company, LLC, Ally Bank, and the FDIC entered into a Capital and Liquidity Maintenance Agreement (CLMA). The CLMA requires capital at Ally Bank to be maintained at a level such that Ally Bank’s leverage ratio is at least 11% for a three-year period and thereafter, remain “well-capitalized.” For this purpose, leverage ratio is determined in accordance with the FDIC’s regulations related to capital maintenance.

Additionally, on May 21, 2009, the Federal Reserve Board (FRB) granted Ally Bank an expanded exemption from Section 23A of the Federal Reserve Act. The exemption enables Ally Bank to make certain extensions of credit for the purchase of GM vehicles or vehicles floorplanned by GMAC. The exemption requires GMAC to maintain a Total risk-based capital ratio of 15% and Ally Bank to maintain a Tier 1 leverage ratio of 15%.

The minimum risk-based capital requirements adopted by the federal banking agencies follow the Capital Accord of the Basel Committee on Banking Supervision. Currently all U.S. banks are subject to the Basel I capital rules. The Basel Committee issued Basel II Capital Rules, and the U.S. regulators have issued companion rules applicable to certain U.S.-domiciled institutions. GMAC qualified as a “mandatory” bank holding company that must comply with the U.S. Basel II rules. The Basel Committee on Banking Supervision has issued additional guidance regarding market risk capital rules and Basel II capital rules for securitizations. U.S. banking regulators have not yet issued any companion guidance. We continue to monitor developments with respect to Basel II requirements and are working to ensure successful execution within the required time.

Notes to Consolidated Financial Statements

The following table summarizes our capital ratios. GMAC was not required to calculate risk-based capital ratios, a leverage ratio, or a Tier 1 common ratio prior to becoming a bank holding company in December 2008.

	December 31, 2009
($ in millions)	Amount	Ratio	Required minimum	Well-capitalized minimum
Risk-based capital
Tier 1 (to risk-weighted assets)
GMAC Inc.	$22,398	14.15%	4.00%	6.00%
Ally Bank	7,768	20.85%	(a)	6.00%
Total (to risk-weighted asset)
GMAC Inc.	$24,623	15.55%	15.00% (b)	10.00%
Ally Bank	8,237	22.10%	(a)	10.00%
Tier 1 leverage (to adjusted average assets) (c)
GMAC Inc.	$22,398	12.70%	3.00–4.00%	(d)
Ally Bank	7,768	15.42%	15.00% (a)	5.00%
Tier 1 common (to risk-weighted assets)
GMAC Inc.	$7,678	4.85%	n/a	n/a
Ally Bank	n/a	n/a	n/a	n/a

n/a = not applicable

(a)	Ally Bank, in accordance with the FRB exemption from Section 23A, is required to maintain a Tier 1 leverage ratio of 15%. Ally Bank is also required to maintain well-capitalized levels for Tier 1 risk-based capital and total risk-based ratios pursuant to the CLMA.
(b)	GMAC, in accordance with the FRB exemption from Section 23A, is required to maintain a Total risk-based capital ratio of 15%.
(c)	Federal regulatory reporting guidelines require the calculation of adjusted average assets using a daily average methodology. We currently calculate using a combination of monthly and daily average methodologies. We are in the process of modifying information systems to address the daily average requirement.
(d)	There is no Tier 1 leverage component in the definition of a well-capitalized bank holding company.

At December 31, 2009, GMAC and Ally Bank met all required minimum ratios and exceeded “well-capitalized” under the federal regulatory agencies’ definitions as summarized in the table above. Furthermore, following the additional investments and related transactions with the Treasury on December 30, 2009, GMAC has achieved the capital buffer required under the Federal Reserve’s Supervisory Capital Assessment Program needed to meet the worse-than-expected economic scenario. For details of those transactions, refer to the two GMAC Form 8-Ks filed on January 5, 2010.

Parent Company Agreement

On July 21, 2008, GMAC, FIM Holdings, IB Finance, Ally Bank, and the FDIC (collectively, the Contracting Parties) entered into a Parent Company Agreement (PA). The PA requires that GMAC maintain a total equity to total assets ratio of at least 5% (Equity Ratio). The PA defines “total equity” and “total assets” as total equity and total assets, respectively, as reported on our Consolidated Balance Sheet in our quarterly and annual reports filed with the United States Securities and Exchange Commission. The PA further requires that GMAC, beginning December 31, 2008, maintain a ratio of tangible equity to tangible assets of at least 5% (Tangible Equity Ratio). For this purpose, “tangible equity” means “total equity” minus goodwill and other intangible assets, net of accumulated amortization (other than mortgage servicing assets), and “tangible assets” means “total assets” less all goodwill and other intangible assets (other than mortgage servicing assets). As of December 31, 2009, GMAC’s Equity Ratio and Tangible Equity Ratio were 12.09% and 11.82%, respectively.

International Banks, Finance Companies, and Other Non-U.S. Operations

Certain of our foreign subsidiaries operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that our subsidiaries meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. Total assets in regulated international banks and finance companies were approximately $13.6 billion and $17.3 billion as of December 31, 2009 and 2008, respectively. In addition, the Bank Holding Company Act imposes restrictions on GMAC’s ability to invest equity abroad without FRB approval. Many of our other operations are also heavily regulated in many jurisdictions outside the United States.

Notes to Consolidated Financial Statements

Depository Institutions

On December 24, 2008, Ally Bank received approval from the Utah Department of Financial Institutions (UDFI) to convert from an industrial bank to a commercial nonmember state chartered bank. Ally Bank, which provides services to both our North American Automotive Finance and Mortgage operations, was previously chartered as an industrial bank pursuant to the laws of Utah, and its deposits are insured by the FDIC. GMAC is required to file periodic reports with the FDIC concerning its financial condition. Assets in Ally Bank approximated $55.3 billion and $32.9 billion as of December 31, 2009 and 2008, respectively.

As a commercial nonmember bank chartered by the State of Utah, Ally Bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on Ally Bank’s results of operations and financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective actions, Ally Bank must meet specific capital guidelines that involve quantitative measures of Ally Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Ally Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require Ally Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. As of December 31, 2009, Ally Bank was in compliance with its regulatory capital requirements.

U.S. Mortgage Business

Our U.S. mortgage business is subject to extensive federal, state, and local laws, rules, and regulations, in addition to judicial and administrative decisions that impose requirements and restrictions on this business. As a Federal Housing Administration lender, certain of our U.S. mortgage subsidiaries are required to submit audited financial statements to the Department of Housing and Urban Development on an annual basis. It is also subject to examination by the Federal Housing Commissioner to assure compliance with Federal Housing Administration regulations, policies, and procedures. The federal, state, and local laws, rules, and regulations to which our U.S. mortgage business is subject, among other things, impose licensing obligations and financial requirements; limit the interest rates, finance charges, and other fees that can be charged; regulate the use of credit reports and the reporting of credit information; impose underwriting requirements; regulate marketing techniques and practices; require the safeguarding of nonpublic information about customers; and regulate servicing practices, including the assessment, collection, foreclosure, claims handling, and investment and interest payments on escrow accounts.

Insurance Companies

GMAC Insurance is subject to certain minimum aggregated capital requirements, restricted net assets, and restricted dividend distributions under applicable state insurance law, the National Association of Securities Dealers, the Financial Services Authority in England, the Office of the Superintendent of Financial Institutions of Canada, and the National Insurance and Bonding Commission of Mexico.

Under various U.S. state insurance regulations, dividend distributions may be made only from statutory unassigned surplus, and the state regulatory authorities must approve these distributions if they exceed certain statutory limitations. As of December 31, 2009, the maximum dividend that could be paid by the insurance subsidiaries over the next twelve months without prior statutory approval approximates $211 million.

21. Derivative Instruments and Hedging Activities

We enter into interest rate and foreign currency swaps, futures, forwards, options, swaptions, and credit default swaps in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including investment securities, loans held-for-sale, mortgage servicing rights, debt, and deposits. In addition, we use foreign exchange contracts to mitigate foreign currency risk associated with foreign-currency-denominated debt and foreign exchange transactions. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign currency risks related to the assets and liabilities of our automotive finance and mortgage operations. One of the key goals of our risk-mitigation strategy is to modify the asset and liability and interest rate mix including the assets and liabilities associated with securitization transactions that

Notes to Consolidated Financial Statements

may be recorded in off-balance sheet SPEs. In addition, we use derivative financial instruments to mitigate the risk of changes in the fair values of loans held-for-sale and mortgage servicing rights.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable rate. We have applied hedge accounting for certain derivative instruments used to hedge fixed-rate debt. We monitor our mix of fixed- and variable-rate debt in relationship to the rate profile of our assets. When it is cost effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt.

Our fair value hedges consist of hedges of fixed-rate debt obligations where individual swaps are designated as one-for-one hedges of specific fixed-rate debt obligations. As of December 31, 2009, outstanding interest rate swaps designated as fair value accounting hedges held in an asset position had a fair value of $478 million, and those held in a liability position had a fair value of $47 million. The outstanding notional amount as of December 31, 2009, was $16.9 billion.

We enter into economic hedges to mitigate exposure for the following categories:

•

Mortgage servicing rights and retained interests — Our mortgage servicing rights and retained interest portfolios are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity that increases prepayments and results in a decline in the value of mortgage servicing rights and retained interests. To mitigate the impact of this risk, we maintain a portfolio of financial instruments, primarily derivatives that increase in value when interest rates decline. The primary objective is to minimize the overall risk of loss in the value of mortgage servicing rights due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

We use a multitude of derivative instruments to manage the interest rate risk related to mortgage servicing rights and retained interests. They include, but are not limited to, interest rate futures contracts, call or put options on U.S. Treasuries, swaptions, MBS futures, U.S. Treasury futures, interest rate swaps, interest rate floors, and interest rate caps. While we do not utilize nonderivative instruments (e.g., U.S. Treasuries) to hedge this portfolio, we have utilized them previously and may utilize them again in the future. We monitor and actively manage our risk on a daily basis, and therefore trading volume can be large.

As of December 31, 2009, outstanding contracts held in an asset position had a fair value of $805 million, and those held in a liability position had a fair value of $816 million. The outstanding notional amount was $153.8 billion as of December 31, 2009.

•

Mortgage loan commitments and mortgage and automotive loans held-for-sale — We are exposed to interest rate risk from the time an interest rate lock commitment (IRLC) is made until the time the mortgage loan is sold. Changes in interest rates impact the market price for our loans; as market interest rates decline, the value of existing IRLCs and loans held-for-sale go up and vice versa. Our primary objective in risk management activities related to IRLCs and mortgage and automotive loans held-for-sale is to eliminate or greatly reduce any interest rate risk associated with these items.

The primary derivative instrument we use to accomplish this objective for mortgage loans and IRLCs is forward sales of mortgage-backed securities, primarily Fannie Mae or Freddie Mac to-be-announced securities. These instruments typically are entered into at the time the IRLC is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held-for-sale. We also use other derivatives, such as interest rate swaps, options, and futures, to hedge automotive loans held-for-sale and certain portions of the mortgage portfolio. Nonderivative instruments may also be periodically used to economically hedge the mortgage portfolio, such as short positions on U.S. Treasuries. We monitor and actively manage our risk on a daily basis.

We do not apply hedge accounting to our derivative portfolio held to economically hedge the IRLCs and mortgage and automotive loans held-for-sale. As of December 31, 2009, outstanding contracts held in an asset position had a fair value of $225 million, and those held in a liability position had a fair value of $132 million. The outstanding notional amount was $45.5 billion as of December 31, 2009.

Notes to Consolidated Financial Statements

•

Off-balance sheet securitization activities — We enter into interest rate swaps to facilitate securitization transactions where the underlying receivables are sold to a nonconsolidated qualifying special-purpose entity (QSPE). As the underlying assets are carried in a nonconsolidated entity, the interest rate swaps do not qualify for hedge accounting treatment. As of December 31, 2009, outstanding contracts held in an asset position had a fair value of $139 million. The outstanding notional amount was $4.4 billion as of December 31, 2009.

•

Debt — As part of our previous on-balance sheet securitizations and/or secured aggregation facilities, certain interest rate swaps or interest rate caps have been included within consolidated variable interest entities; these swaps or caps were generally required to meet certain rating agency requirements or were required by the facility lender/provider. The interest rate swaps and/or caps are generally entered into when the debt is issued; accordingly, current trading activity on this particular derivative portfolio is minimal.

With the exception of a portion of our fixed-rate debt, we have not applied hedge accounting to our derivative portfolio held to economically hedge our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt. As of December 31, 2009, outstanding contracts held in an asset position had a fair value of $392 million, and those held in a liability position had a fair value of $548 million. The outstanding notional was $53.5 billion as of December 31, 2009.

•

Other — We enter into futures, options, swaptions, and credit default swaps to hedge our net fixed versus variable interest rate exposure. As of December 31, 2009, outstanding contracts held in an asset position had a fair value of $51 million, and those in a liability position had a fair value of $23 million. The outstanding notional amount was $12.6 billion as of December 31, 2009.

Foreign Currency Risk

We enter into derivative financial instrument contracts to hedge exposure to variability in cash flows related to foreign currency financial instruments. Currency swaps and forwards are used to hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate hedges, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

Our non-U.S. subsidiaries maintain both assets and liabilities in local currencies; these local currencies are the subsidiaries’ functional currencies for accounting purposes. Foreign currency exchange rate gains and losses arise when the assets or liabilities of our subsidiaries are denominated in currencies that differ from its functional currency. In addition, our equity is impacted by the cumulative translation adjustments resulting from the translation of foreign subsidiary results; this impact is reflected in our other comprehensive income (loss). We enter into foreign currency forwards with external counterparties to hedge foreign exchange exposure on the Company’s net investments in foreign subsidiaries. Our net investment hedges are recorded at fair value with changes recorded to other comprehensive income (loss) with the exception of the spot to forward difference that is recorded in current period earnings.

In addition, we have a centralized lending program to manage liquidity for all of our subsidiary businesses. Foreign-currency-denominated loan agreements are executed with our foreign subsidiaries in their local currencies. We evaluate our foreign currency exposure resulting from intercompany lending and manage our currency risk exposure by entering into foreign currency derivatives with external counterparties. Our foreign currency derivatives are recorded at fair value with changes recorded as income offsetting the gains and losses on the hedged foreign currency transactions.

With limited exceptions, we have elected not to treat any foreign currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign currency swaps are substantially offset by the foreign currency revaluation gains and losses of the underlying assets and liabilities.

As of December 31, 2009, outstanding foreign currency swaps designated as cash flow accounting hedges held in a liability position had a fair value of $112 million. The outstanding notional amount was $334 million.

Notes to Consolidated Financial Statements

As of December 31, 2009, outstanding foreign currency exchange derivatives designated as net investment hedges for accounting purposes held in an asset position had a fair value of $10 million, and those held in a liability position had a fair value of $41 million. The outstanding notional amount was $2.4 billion as of December 31, 2009

As of December 31, 2009, outstanding foreign currency exchange derivatives not designated as hedges for accounting purposes held in an asset position had a fair value of $555 million, and those held in a liability position had a fair value of $175 million. The outstanding notional amount was $22.9 billion as of December 31, 2009.

Credit Risk

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contract completely fail to perform under the terms of those contracts, assuming no recoveries of underlying collateral as measured by the market value of the derivative financial instrument. At December 31, 2009 and 2008, the market value of derivative financial instruments in an asset or receivable position was $2.7 billion and $5.0 billion including accrued interest of $314 million and $271 million, respectively. At December 31, 2009 and 2008, the market value of derivative financial instruments in a liability or payable position was $1.9 billion and $2.7 billion including accrued interest of $91 million and $104 million, respectively.

To further mitigate the risk of counterparty default, we maintain collateral agreements with certain counterparties. The agreements require both parties to maintain collateral in the event the fair values of the derivative financial instruments meet established thresholds. In the event that either party defaults on the obligation, the secured party may seize the collateral. Generally, our collateral arrangements are bilateral such that we and the counterparty post collateral for the value of their total obligation to each other. Contractual terms provide for standard and customary exchange of collateral based upon changes in the market value of the outstanding derivatives. The securing party posts additional collateral when their obligation has risen or removes collateral when it has fallen. We also have unilateral collateral agreements whereby we are the only entity required to post collateral. We have placed collateral totaling $1.8 billion and $1.6 billion December 31, 2009 and 2008, respectively, in accounts maintained by counterparties. We have received cash collateral from counterparties totaling $432 million and $1.5 billion at December 31, 2009 and 2008, respectively. The collateral placed and received are included on our Consolidated Balance Sheet in other assets and accrued expenses and other liabilities, respectively. In certain circumstances, we receive or post securities as collateral with counterparties. In accordance with FASB ASC 860-30-25-5, we do not record such collateral received on our statement of financial position unless certain conditions have been met.

Balance Sheet Presentation

The following table summarizes the fair value amounts of derivative instruments reported on our Consolidated Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by derivatives that are designated and qualifying as hedging instruments or those that are not, and are further segregated by type of contract within those two categories.

	Fair value of derivative contracts in
December 31, 2009 ($ in millions)	Receivable position (a)	Liability position (b)
Derivatives designated as hedging instruments
Interest rate risk	$478	$47
Foreign exchange risk	10	153

Total derivatives designated as hedging instruments	488	200

Derivatives not designated as hedging instruments
Interest rate risk	1,611	1,520
Foreign exchange risk	555	175

Total derivatives not designated as hedging instruments	2,166	1,695

Total derivatives	$2,654	$1,895

(a)	Reported as other assets on the Consolidated Balance Sheet.
(b)	Reported as accrued expenses and other liabilities on the Consolidated Balance Sheet.

Notes to Consolidated Financial Statements

Statement of Income Presentation and Accumulated Other Comprehensive Information

The following table summarizes the location and amounts of gains and losses reported in our Consolidated Statement of Income on derivative instruments and related hedge items and amounts flowing through accumulated other comprehensive income. Gains and losses are presented separately for (1) derivative instruments and related hedged items designated and qualifying in fair value hedges; (2) the effective portion of gains and losses on derivative instruments designated and qualifying in cash flow hedges that were recognized in other comprehensive income during the period; (3) the effective portion of gains and losses on derivative instruments designated and qualifying as cash flow hedges recorded in accumulated other comprehensive income during the term of the hedging relationship and reclassified into earnings in the current period; (4) the portion of gains and losses on derivative instruments designated and qualifying in cash flow hedges representing the hedges ineffectiveness and the amount, if any, excluded from the hedge effectiveness assessment; and (5) derivative instruments not designated as hedging instruments.

Year Ended December 31, ($ in millions)	2009
Derivatives in fair value hedging relationships
(Loss) recognized in earnings on derivatives
Interest rate contracts
Interest on long-term debt	$(311)
Gain recognized in earnings on hedged items
Interest rate contracts
Interest on long-term debt	260

Total designated interest rate contracts	(51)
Derivatives not designated as hedging relationships
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Servicing asset valuation and hedge activities, net	(998)
Loss on mortgage and automotive loans, net	(156)
Other loss on investments, net	(4)
Other income, net of losses	183
Other operating expenses	(14)

Total nondesignated interest rate contracts	(989)
Foreign exchange contracts (a)
Interest on long-term debt	(44)
Other income, net of losses	(195)

Total foreign exchange contracts	(239)

Loss recognized in earnings on derivatives	$(1,279)

(a)	Amount represents the difference between the changes in the fair values of the currency hedge, net of the revaluation of the related foreign denominated debt or foreign denominated receivable.

Year Ended December 31 ($ in millions)	2009
Derivatives in cash flow hedging relationships
Gain recognized in other comprehensive income
Foreign exchange contracts (a)
Other comprehensive income	$10
Derivatives used as net investment hedges
Loss recognized in other comprehensive loss
Foreign exchange contracts (a)
Other comprehensive loss	(31)

Loss recognized in other comprehensive loss	$(21)

(a)	Amount represents the effective portion, net of the revaluation of the related foreign denominated debt or net investment.

Notes to Consolidated Financial Statements

22. Employee Benefit Plans

Defined Contribution Plan

A significant number of our employees are covered by defined contribution plans. Employer contributions vary based on criteria specific to each individual plan and amounted to $61 million, $76 million, and $71 million in 2009, 2008, and 2007, respectively. These costs were recorded in compensation and benefit expenses in our Consolidated Statement of Income. We expect contributions for 2010 to be similar to contributions made in 2009.

Defined Benefit Pension Plan

Certain of our employees are eligible to participate in separate retirement plans that provide for pension payments to eligible employees upon retirement based on factors such as length of service and salary. Pursuant to the Sale Transactions, we transferred, froze, or terminated a portion of our other defined benefit plans. During 2006, we curtailed the GMAC Commercial Finance UK and GMAC Commercial Finance Canada (CF Canada) retirement plans and subsequently terminated the CF Canada plan in 2007. We recorded a curtailment charge of approximately $9 million in 2006 for these plans that was revised to approximately $4 million in 2007. During 2007, we closed the GMAC UK (Car Care) pension plan to future accrual, thereby freezing the benefits for all participants. This resulted in a minimal impact on earnings. Additionally, during 2009 we began the process of terminating certain of our international pension plans that resulted in a minimal impact on earnings. All income and expense noted for pension accounting was recorded in compensation and benefits expense in our Consolidated Statement of Income.

The following summarizes information related to our pension plans:

Year ended December 31, ($ in millions)	2009	2008
Projected benefit obligation	$457	$435
Fair value of plan assets	356	295

Underfunded status	$(101)	$(140)

The underfunded status of our pension plans decreased primarily due to the improvement of the fair value of plan assets in 2009 as a result of market performance. The underfunded position is recognized on the Consolidated Balance Sheet and the change in the underfunded position was recorded in other comprehensive income (loss).

The weighted average assumptions used for determining the net periodic benefit cost were as follows:

Year ended December 31,	2009	2008
Discount rate	5.81%	5.84%
Expected long-term return on plan assets	8.23%	8.27%
Rate of compensation increase	2.94%	2.56%

Net periodic pension expense (income) includes curtailment, settlement, and other gains and losses and was minimal for 2009, 2008, and 2007.

Employer contributions to our pension plan for both 2009 and 2008 were approximately $5 million. We expect these contribution levels to remain minimal in 2010. The weighted-average asset allocations for our pension plans by asset category were as follows:

Year ended December 31,	2009	2008
Equity securities	53%	49%
Debt securities	34%	41%
Other	13%	10%

Notes to Consolidated Financial Statements

Other Postretirement Benefits

Certain of our subsidiaries participated in various postretirement medical, dental, vision, and life insurance plans. We have provided for certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as other postretirement benefits. Other postretirement benefits expense (income), which is recorded in compensation and benefits expense in our Consolidated Statement of Income, was minimal in 2009, 2008, and 2007. We expect our other postretirement benefit expense to continue to be minimal in future years.

23. Income Taxes

Effective June 30, 2009, GMAC LLC converted (the Conversion) from a limited liability company (LLC) treated as a pass-through entity for U.S. federal income tax purposes to a corporation and was renamed GMAC Inc. As a result of the Conversion, GMAC Inc. became subject to corporate U.S. federal, state, and local taxes beginning in the third quarter of 2009. Due to this change in tax status as of June 30, 2009, an additional net deferred tax liability of $1.2 billion was established through income tax expense from continuing operations.

Prior to the Conversion, GMAC LLC and certain U.S. subsidiaries were pass-through entities for U.S. federal income tax purposes. U.S. federal, state, and local income taxes were generally not provided for these entities as they were not taxable entities except in a few local jurisdictions that tax LLCs or partnerships. LLC members were required to report their share of GMAC taxable income on their respective income tax returns. In addition, GMAC LLC’s banking, insurance, and foreign subsidiaries generally were and continue to be corporations that are subject to, and required to provide for U.S. and foreign income taxes. The Conversion did not change the tax status of these subsidiaries. The income tax expense related to these corporations is included in income tax expense in the Consolidated Statement of Income, along with other miscellaneous state, local and franchise taxes of GMAC and certain other subsidiaries.

The significant components of income tax expense from continuing operations were as follows:

Year ended December 31, ($ in millions)	2009	2008	2007
Current income tax expense (benefit)
U.S. federal	$146	$148	$229
Foreign	173	184	70
State and local	14	27	(58)

Total current expense	333	359	241

Deferred income tax (benefit) expense
U.S. federal	(109)	(166)	108
Foreign	(29)	(290)	133
State and local	(118)	(34)	32

Total deferred (benefit) expense	(256)	(490)	273

Total income tax expense (benefit) from continuing operations	$77	$(131)	$514

A reconciliation of the statutory U.S. federal income tax rate to our effective tax rate applicable to income and the change in tax status is shown in the following table.

Year ended December 31,	2009	2008	2007
Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
Change in tax rate resulting from
Effect of valuation allowance change	(30.8)	2.9	(6.7)
Change in tax status	(17.9)	—	—
Foreign capital loss	15.1	—	—
LLC results not subject to federal or state income taxes	(7.9)	(40.9)	(66.8)
State and local income taxes, net of federal income tax benefit	4.1	0.6	—
Foreign income tax rate differential	(0.6)	0.2	0.3
Tax-exempt income	0.2	(0.2)	0.6
Other	1.7	(0.3)	(0.4)

Effective tax rate	(1.1)%	(2.7)%	(38.0)%

Notes to Consolidated Financial Statements

Deferred tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The Conversion resulted in a $1.2 billion increase in income tax expense related to the establishment of deferred tax liabilities and assets of $2.5 billion and $1.3 billion, respectively.

At December 31, 2009, we had U.S. federal and state net operating and capital loss carryforwards of $878 million and $803 million, respectively. The federal net operating loss carryforwards expire in the years 2026–2029. The capital loss carryforwards expire in the year 2014. The corresponding expiration periods for the state operating and capital loss carryforwards are 2014–2029 and 2014, respectively.

Also, at December 31, 2009, and 2008, we had foreign net operating loss carryforwards of $1.8 billion and $2.9 billion, respectively. The foreign operating loss carryforwards in the United Kingdom, Germany, and Australia have an indefinite carryforward period. The Canadian loss carryforwards expire in the years 2028–2029. The remaining net operating loss carryforwards expire in the years 2014 and 2029.

At December 31, 2009, valuation allowances have been established against our domestic net deferred tax assets and certain international net deferred tax assets. Valuation allowances have been established because we have determined that it is more likely than not that certain of these tax assets will not be realized before they expire. As a result, included within tax expense were charges of $2.1 billion in 2009, $139 million in 2008, and $91 million in 2007 establishing valuation allowances reflecting management’s judgment that certain tax assets will not be realized.

The significant components of deferred tax assets and liabilities are reflected in the following table.

December 31, ($ in millions)	2009	2008
Deferred tax liabilities
Lease transactions	$1,556	$1,320
Deferred acquisition costs	401	503
Unrealized gains on securities	368	—
Mortgage servicing rights	278	—
Tax on unremitted earnings	19	53
Other	80	8

Gross deferred tax liabilities	2,702	1,884

Deferred tax assets
Provision for loan losses	1,702	382
Tax loss carryforwards	1,121	943
Basis difference in subsidiaries	917	—
State and local taxes	242	(19)
Contingency	207	128
Unearned insurance premiums	184	252
Mark-to-market on consumer loans	160	—
Hedging transactions	29	(1)
Sales of finance receivables and loans	22	132
Tax credit carryforwards	18	60
Postretirement benefits	16	10
Unrealized losses on securities	—	80
Other	285	283

Gross deferred tax assets	4,903	2,250

Valuation allowance	(2,503)	(924)

Net deferred tax assets	$2,400	$1,326

Net deferred tax liability	$302	$558

At December 31, 2008, the book basis of our net assets for flow-through entities exceeded their tax basis by approximately $9.8 billion, primarily related to debt transactions, lease transactions, mortgage servicing rights, and sales of finance receivables.

Notes to Consolidated Financial Statements

Foreign pretax losses totaled $1.7 billion and $2.2 billion in 2009 and 2008, respectively, and pretax income of $107 million in 2007. Foreign pretax income is subject to U.S. taxation when effectively repatriated. Through the Conversion date, our U.S. incorporated insurance and banking operations provided federal income taxes on the undistributed earnings of foreign subsidiaries to the extent these earnings were not deemed indefinitely reinvested outside the United States. It was the responsibility of our members to provide for federal income taxes on the undistributed foreign subsidiary earnings of GMAC’s disregarded entities to the extent the earnings were not indefinitely reinvested. Subsequent to the Conversion date, GMAC and all of its domestic subsidiaries fully provide for federal income taxes on the undistributed earnings of foreign subsidiaries except to the extent these earnings are indefinitely reinvested outside the United States. At December 31, 2009, $2.9 billion of accumulated undistributed earnings of foreign subsidiaries were indefinitely reinvested. Quantification of the unrecognizable deferred tax liability for temporary differences related to investments in foreign subsidiaries that are permanent in duration is not practicable.

Under the terms of the Purchase and Sale Agreement between GM and FIM Holdings LLC, our tax-sharing agreement with GM was terminated as of November 30, 2006. Terms of the sale agreement stipulate GM will indemnify us for any tax liabilities related to periods before November 30, 2006, in excess of those established as of the sale date. Conversely, GM is entitled to any tax refunds in excess of those established on the closing balance sheet as of the sale date. Through December 31, 2009, $133 million of tax refunds in excess of the amount on the closing balance sheet at the time of the sale have been remitted to GM as dividends as a result of this agreement.

The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits.

($ in millions)	2009	2008	2007
Balance at January 1,	$150	$155	$126
Additions based on tax positions related to the current year	27	8	13
Additions for tax positions of prior years	24	33	5
Reductions for tax positions of prior years	(24)	(19)	(2)
Settlements	(28)	(2)	(1)
Foreign currency translation adjustments	23	(25)	14

Balance at December 31,	$172	$150	$155

The amount of unrecognized tax benefits that, if recognized, would impact our effective tax rate is approximately $157 million. If the domestic and certain foreign positions are recognized and impact the effective tax rate, it would ultimately impact net operating loss carryforwards, which currently attract a full valuation allowance.

We recognize interest and penalties accrued related to uncertain income tax positions in interest expense and other operating expenses, respectively. For the years ended December 31, 2009, 2008, and 2007, $12 million, $25 million, and $38 million were accrued for interest and penalties, respectively, with the cumulative accrued balance totaling $170 million as of December 31, 2009, $132 million as of December 31, 2008, and $164 million as of December 31, 2007. In addition, the accrued balances for interest and penalties were impacted by translation adjustments on those denominated in foreign currencies.

We anticipate the examination of our U.S. income tax returns for 2004 through 2006 along with the examinations by various foreign, state, and local jurisdictions will be completed within the next twelve months. As such, it is reasonably possible that certain tax positions may be settled and the unrecognized tax benefits would decrease by approximately $63 million.

We file tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. For our most significant operations, as of December 31, 2009, the oldest tax years that remain subject to examination are: United States — 2004, Canada — 2003; Germany — 2004, United Kingdom — 1995, Mexico — 2004, Brazil — 2004, and Australia — 2004.

24. Share-based Compensation Plans

In 2009, based on the transactions with the Treasury as described in Note 19 to the Consolidated Financial Statements, we are required to comply with the limitations on executive pay as determined by the Special Master of TARP Compensation (Special Master). As such, we established Deferred Stock Units (DSUs) and Incentive Restricted Share Units (IRSUs) as

Notes to Consolidated Financial Statements

forms of compensation to our senior executives, which were subsequently approved by the Special Master. We also grant Restricted Share Units (RSUs) to executives under the Long-Term Equity Compensation Incentive Plan, which was established to replace the previously approved Long-Term Phantom Interest Plan (LTIP) and the Management Profits Incentive Plan (MPI). Each of our approved compensation plans and awards were designed to provide our executives with an opportunity to share in the future growth in value of GMAC, which is necessary to attract and retain key executives. These incentive plans are share-based compensation plans accounted for under ASC 718, Compensation – Stock Compensation.

RSU awards are incentive awards granted to executives in terms of basis points in the fair value of GMAC. The majority of awards granted in 2008 and 2009 vest ratably on an annual basis based on continued service on December 31, with the final tranche vesting on December 31, 2012. Annual award payouts are made in the quarter following their vesting and are based on the fair value of GMAC at each year-end as recommended by the Compensation Committee (Committee) and approved by the Board annually. Participants have the option at grant date to defer the valuation and payout for any tranche until the final year of the award. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The compensation costs related to these awards are ratably charged to expense over the applicable service period. We utilize an internal process to estimate the fair value of the RSU awards based on the estimated fair value of GMAC using changes in our performance, market, and industry. Changes in fair value related to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The total RSU awards outstanding at December 31, 2009, represented approximately 281 basis points, with 166 basis points awarded during 2008 and 115 basis points awarded during the 2009. The fair value of the awards granted during 2008 was diluted by the capital transactions that occurred at the end of 2008. We recognized compensation expense of $25 million and $3 million for the years ended December 31, 2009 and 2008, respectively.

DSU awards are granted in terms of basis points in the fair value of GMAC to senior executives as part of their base salary. The DSU awards are granted ratably each pay period throughout the year, vest immediately upon grant, and are paid in cash three years after grant. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid, with each change in value fully charged to compensation expense in the period in which the change occurs. The fair value for the DSU awards is determined based on the valuation of the RSU awards. The total DSU awards outstanding at December 31, 2009, represented approximately 57 basis points. We recognized compensation expense of $35 million for the year ended December 31, 2009, for the outstanding awards.

IRSU awards are incentive awards granted to senior executives in terms of basis points in the fair value of GMAC. The IRSU awards cliff vest three years from the date of grant based on continued service with GMAC. The IRSU awards are paid out in 25% increments once we pay the Treasury a corresponding 25% increment of our TARP obligations. A participant must be employed by GMAC at the time of the payback to receive a payout for their award. The payouts are based on the fair value of GMAC at the time of payback. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The fair value for the IRSU awards is determined based on the valuation of the RSU awards. The compensation costs related to these awards are ratably charged to expense over the requisite service period. Changes in fair value relating to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The total IRSU awards outstanding at December 31, 2009, represented approximately 45 basis points. We recognized compensation expense of $1 million for the year ended December 31, 2009, for the outstanding awards.

During the third quarter of 2008, the Committee approved GMAC’s purchase of substantially all of the MPI awards from the participants and the grant of RSU awards in exchange for the forfeiture of the majority of LTIP awards. The MPI awards were equity-based awards granted to senior executives. The MPI purchase agreements contain provisions that were designed to enhance GMAC’s ability to retain the senior executives who participated in the purchase. The total cash paid for the purchased MPI awards was $28 million, and the total compensation expense recognized during the year ended December 31, 2008, was $26 million. The majority of the expense represented the accelerated recognition at the purchase date of the previously unrecognized compensation expense associated with the purchase of unvested MPI awards. The LTIP awards were liability-based awards granted to executives. Based on GMAC’s results and the program requirements for payout, we did not have any compensation expense accrued for the LTIP awards at the time of the exchange. During the year ended December 31, 2008, we recognized a reduction of compensation expense for the LTIP awards of $12 million due to a decline in the estimated fair value of the liability.

Notes to Consolidated Financial Statements

25. Related Party Transactions

Balance Sheet

A summary of the balance sheet effect of transactions with GM, FIM Holdings, and affiliated companies follows:

December 31, ($ in millions)	2009	2008
Assets
Available-for-sale investment in asset-backed security – GM (a)	$20	$35
Secured
Finance receivables and loans, net of unearned income
Wholesale automotive financing – GM (b)	280	595
Term loans to dealers – GM (b)	71	105
Lending receivables – GM	—	26
Lending receivables – affiliates of FIM Holdings	54	91
Investment in operating leases, net – GM (c)	69	291
Notes receivable from GM (d)	884	1,464
Other — GM	102	32

Total secured	1,460	2,604
Unsecured
Notes receivable from GM (d)	27	191
Other assets
Subvention receivables (rate and residual support) – GM	165	53
Lease pull-ahead receivable – GM	21	28
Other – GM	26	49

Total unsecured	239	321
Liabilities
Unsecured debt
Notes payable to GM	154	566
Secured debt
Cerberus model home term loan	—	8
Accrued expenses and other liabilities
Wholesale payable – GM	161	319
Deferred revenue — GM (e)	—	318
Other payables – GM	18	45

(a)	In November 2006, GMAC retained an investment in a note secured by operating lease assets transferred to GM. As part of the transfer, GMAC provided a note to a trust, a wholly owned subsidiary of GM. The note is classified in investment securities on the Consolidated Balance Sheet.
(b)	Represents wholesale financing and term loans to certain dealerships wholly owned by GM or in which GM has an interest. The loans are generally secured by the underlying vehicles or assets of the dealerships.
(c)	Includes vehicles, buildings, and other equipment classified as operating lease assets that are leased to GM-affiliated entities. These leases are secured by the underlying assets.
(d)	Represents wholesale financing we provide to GM for vehicles, parts, and accessories in which GM retains title while primarily in the United Kingdom and Italy. The financing to GM remains outstanding until the title is transferred to GMAC or the dealers. The amount of financing provided to GM under this arrangement varies based on inventory levels. These loans are secured by the underlying vehicles or other assets (except loans relating to parts and accessories in Italy).
(e)	Represents prepayments made by GM in connection with the November 30, 2006, sale by GM of a 51% interest in GMAC (Sale Transactions) requiring that the aggregate amount of certain unsecured obligations of GM to us not exceed a prescribed cap. Subsequent to December 31, 2008, a new agreement was reached between GMAC and GM with new limitations on unsecured exposure going forward. Generally, unsecured exposure based on what we believe, from time to time, to be “probable” amounts owed from GM will be limited to $2.1 billion; and unsecured exposures based on “maximum” possible amounts owed will be limited to $4.1 billion. This distinction was established to more easily manage exposures since certain amounts that will be owed to us from GM (e.g., pursuant to risk-sharing and similar arrangements) are based on variables and assumptions that may change over time.

Notes to Consolidated Financial Statements

Statement of Income

A summary of the income statement effect of transactions with GM, FIM Holdings, and affiliated companies follows:

Year ended December 31, ($ in millions)	2009	2008	2007
Net financing revenue
GM and affiliates lease residual value support — North American operations (a)	$195	$779	$473
GM and affiliates rate support — North American operations	770	985	1,351
Wholesale subvention and service fees from GM	215	304	269
Interest earned on wholesale automotive financing	14	25	52
Interest earned on term loans to dealers	3	4	7
Interest expense on loans with GM	(46)	(52)	(23)
Interest on notes receivable from GM and affiliates	63	122	125
Interest on wholesale settlements (b)	149	103	179
Interest income (expense) on loans with FIM Holdings affiliates, net	3	(40)	17
Consumer lease payments from GM (c)	78	66	39
Other revenue
Insurance premiums earned from GM	159	242	254
Service fees on transactions with GM	6	6	6
Revenues from GM-leased properties, net	9	13	13
Losses on model home asset sales with an affiliate of Cerberus	—	(27)	—
Other (d)	(3)	5	9
Servicing fees
U.S. automotive operating leases (e)	25	85	156
Servicing asset valuation
Losses on sales of securitized excess servicing to Cerberus	—	(24)	—
Expense
Employee retirement plan costs allocated by GM	—	—	(1)
Off-lease vehicle selling expense reimbursement (f)	(26)	(47)	(38)
Payments to GM for services, rent, and marketing expenses (g)	122	206	159

(a)	Represents total amount of residual support and risk sharing earned under the residual support and risk-sharing programs.
(b)	The settlement terms related to the wholesale financing of certain GM products are at shipment date. To the extent that wholesale settlements with GM are made before the expiration of transit, we receive interest from GM.
(c)	GM sponsors lease pull-ahead programs whereby consumers are encouraged to terminate lease contracts early in conjunction with the acquisition of a new GM vehicle with the customer’s remaining payment obligation waived. For certain programs, GM compensates us for the waived payments adjusted based on remarketing results associated with the underlying vehicle.
(d)	Includes income or (expense) related to derivative transactions that we enter into with GM as counterparty.
(e)	Represents servicing income related to automobile leases distributed as a dividend to GM on November 22, 2006.
(f)	An agreement with GM provides for the reimbursement of certain selling expenses incurred by us on off-lease vehicles sold by GM at auction.
(g)	We reimburse GM for certain services provided to us. This amount includes rental payments for our primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan, and exclusivity and royalty fees.

Notes to Consolidated Financial Statements

Statement of Changes in Equity

A summary of the changes to the statement of changes in equity related to transactions with GM, FIM Holdings, and affiliated companies follows:

Year ended December 31, ($ in millions)	2009	2008	2007
Equity
Capital contributions received (a)	$1,280	$758	$1,080
Dividends paid to shareholders/members (b)	393	79	—
Preferred interest dividends — GM	128	—	—
Preferred interests (c)	—	—	1,052
Conversion of preferred membership interests (c)	—	—	1,121
Preferred interest accretion to redemption value and dividends	—	—	192

(a)	On January 16, 2009, we completed a $1.25 billion rights offering pursuant to which we issued additional common membership interests to FIM Holdings and a subsidiary of GM. On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to GMAC $750 million subordinated participations in a $3.5 billion senior secured credit facility between GMAC and ResCap in exchange for additional common membership interests in GMAC. During the first quarter of 2007, under the terms of the Sale Transactions, GM made a capital contribution of $1 billion to GMAC.
(b)	Pursuant to the operating agreement with our shareholders, our shareholders are permitted distributions to pay the taxes they incurred from ownership of their GMAC interests prior to our conversion from a tax partnership to a corporation. In March 2009, we executed a transaction that had 2008 tax-reporting implications for our shareholders. In accordance with the operating agreement, the approval of both the GMAC Board of Directors and the Treasury was obtained in advance for the payment of tax distributions to our shareholders. Amounts distributed to GM and FIM Holdings were $220 million and $173 million, respectively, for the year ended December 31, 2009. Included in the 2009 amount is $55 million of remittances to GM for tax settlements and refunds received related to tax periods prior to the Sale Transactions. The 2008 amounts primarily represent remittances to GM for tax settlements and refunds received related to tax period prior to the Sale Transactions as required by the terms of the Purchase and Sale Agreement between GM and FIM Holdings.
(c)	During the fourth quarter of 2007, GM and FIM Holdings converted $1.1 billion of preferred membership interest into common equity interests. Refer to Note 1 to the Consolidated Financial Statements of our 2007 Annual Report on Form 10-K for further discussion.

GM, GM dealers, and GM-related employees compose a significant portion of our customer base, and our Global Automotive Service operations are highly dependent on GM production and sales volume. As a result, a significant adverse change in GM’s business, including significant adverse changes in GM’s liquidity position and access to the capital markets, the production or sale of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives, GM’s relationships with its key suppliers, GM’s relationship with the United Auto Workers and other labor unions, and other factors impacting GM or its employees could have a significant adverse effect on our profitability and financial condition.

We provide vehicle financing through purchases of retail automotive and lease contracts with retail customers of primarily GM dealers. We also finance the purchase of new and used vehicles by GM dealers through wholesale financing, extend other financing to GM dealers, provide fleet financing for GM dealers to buy vehicles they rent or lease to others, provide wholesale vehicle inventory insurance to GM dealers, provide automotive extended service contracts through GM dealers, and offer other services to GM dealers. In 2009, our share of GM retail sales and sales to dealers were 20% and 78%, respectively, in markets where GM operates. As a result, GM’s level of automobile production and sales directly impacts our financing and leasing volume; the premium revenue for wholesale vehicle inventory insurance; the volume of automotive extended service contracts; and the profitability and financial condition of the GM dealers to whom we provide wholesale financing, term loans, and fleet financing. In addition, the quality of GM vehicles affects our obligations under automotive extended service contracts relating to such vehicles. Further, the resale value of GM vehicles, which may be impacted by various factors relating to GM’s business such as brand image, the number of new GM vehicles produced, the number of used vehicles remarketed, or reduction in core brands, affects the remarketing proceeds we receive upon the sale of repossessed vehicles and off-lease vehicles at lease termination.

Our Global Automotive Service operations are highly dependent on GM sales volume. In 2008 and 2009, global vehicle sales declined rapidly, and there is no assurance that the global automotive market or GM’s share of that market will not suffer a significant further downturn. Vehicle sales volume could be further adversely impacted by ongoing restructuring that is expected to reduce the number of GM retail channels and core brands or consolidate GM’s dealer network. Furthermore,

Notes to Consolidated Financial Statements

with GM’s recent emergence from bankruptcy protection, it is difficult to predict with certainty the consequences of the bankruptcy filing and the impact it could have on consumer sentiment and GM’s business in the future. Any negative impact could in turn have a material adverse affect on our business, results of operations, and financial position.

Our credit exposure to GM is significant. As of December 31, 2009, we had an estimated $1.5 billion in secured credit exposure, which included primarily wholesale vehicle financing to GM-owned dealerships, notes receivable from GM, and vehicles leased directly to GM. We further had approximately $1.6 billion in unsecured exposure, which included estimates of payments from GM related to residual support and risk-sharing agreements. Under the terms of certain agreements between GMAC and GM, GMAC has the right to offset certain of its exposures to GM against amounts GMAC owes to GM.

Retail and Lease Programs

GM may elect to sponsor incentive programs (on both retail contracts and operating leases) by supporting financing rates below the standard market rates at which we purchase retail contracts and leases. These marketing incentives are also referred to as rate support or subvention. When GM utilizes these marketing incentives, they pay us the present value of the difference between the customer rate and our standard rate at contract inception, which we defer and recognize as a yield adjustment over the life of the contract.

GM may also sponsor residual support programs as a way to lower customer monthly payments. Under residual support programs, the customer’s contractual residual value is adjusted above our standard residual values. In addition, under risk-sharing programs and eligible contracts, GM shares equally in residual losses at the time of the vehicle’s disposal to the extent that remarketing proceeds are below our standard residual values (limited to a floor).

For North American lease originations and balloon retail contract originations occurring in the United States after April 30, 2006, and in Canada after November 30, 2006, that remained with us after the consummation of the Sale Transactions, GM agreed to begin payment of the present value of the expected residual support owed to us at contract origination as opposed to after contract termination at the time of sale of the related vehicle. The residual support amount GM actually owes us is finalized as the leases actually terminate. Under these terms of the residual support program, in cases where the estimate was incorrect, GM may be obligated to pay us, or we may be obligated to reimburse GM.

Based on the December 31, 2009, outstanding North American operating lease and retail balloon portfolios, the additional maximum amount that could be paid by GM under the residual support programs is approximately $1.1 billion and would be paid only in the unlikely event that the proceeds from the entire portfolio of lease assets were lower than both the contractual residual value and our standard residual rates.

Based on the December 31, 2009, outstanding North American operating lease portfolio, the maximum amount that could be paid under the risk-sharing arrangements is approximately $1.3 billion and would be paid only in the unlikely event that the proceeds from all outstanding lease vehicles were lower than our standard residual rates and no higher than the contractual risk-sharing floor.

Retail and lease contracts acquired by us that included rate and residual subvention from GM, payable directly or indirectly to GM dealers as a percent of total new retail and lease contracts acquired, were as follows:

December 31,	2009	2008
GM and affiliates subvented contracts acquired
North American operations	69%	79%
International operations (a)	52%	40%

(a)	Includes subvention for discontinued operations.

Distribution of Operating Lease Assets

In connection with the Sale Transactions, we transferred to GM certain U.S. lease assets, related secured debt, and other assets, respectively. We retained an investment in a note, which had a balance on December 31, 2009, of $19.7 million and was secured by the lease assets distributed to GM. We continue to service the assets and related secured debt on behalf of GM and receive a fee for this service. As required for other securitization transactions, we are obligated as servicer to repurchase

Notes to Consolidated Financial Statements

any lease asset that is in breach of any of the covenants of the securitization documents. In addition, in a number of the transactions securitizing the lease assets transferred to GM, the trusts issued one or more series of floating-rate debt obligations and entered into primary derivative transactions to remove the market risk associated with funding the fixed payment lease assets with floating interest rate debt. To facilitate these securitization transactions, we entered into secondary derivative transactions with the primary derivative counterparties essentially offsetting the primary derivatives. As part of the distribution, GM assumed the rights and obligations of the primary derivatives whereas we retained the secondary, leaving both companies exposed to market value movements of their respective derivatives. GMAC and GM have subsequently entered into derivative transactions with each other intended to offset the exposure each party has to its component of the primary and secondary derivatives.

Exclusivity Arrangement

On November 30, 2006, and in connection with the Sale Transactions, GM and GMAC entered into several service agreements that codified the mutually beneficial historical relationship between the companies. One such agreement was the United States Consumer Financing Services Agreement (the Financing Services Agreement). The Financing Services Agreement, among other things, provided that subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it would do so exclusively through GMAC. This requirement was effective through November 2016, and in consideration for this, GMAC paid to GM an annual exclusivity fee and was required to meet certain targets with respect to consumer retail and lease financings of new GM vehicles.

Effective December 29, 2008, and in connection with the approval of GMAC’s application to become a bank holding company, GM and GMAC modified certain terms and conditions of the Financing Services Agreement. Certain of these amendments include the following : (1) for a two-year period, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by such third party meets certain restrictions, and after such two-year period GM can offer any such incentive programs on a graduated basis through third parties on nonexclusive, side-by-side basis with GMAC, provided that pricing of such third parties meets certain requirements; (2) GMAC will have no obligation to provide operating lease products; and (3) GMAC will have no targets against which it could be assessed penalties. After December 31, 2013, GM will have the right to offer retail financing incentive programs through any third-party financing source, including GMAC, without any restrictions or limitations. A primary objective of the Financing Services Agreement continues to be supporting distribution and marketing of GM products.

GM Call Option

In connection with the Sale Transactions, GM retained an option to repurchase certain assets from us related to the Automotive Finance operations of our North American operations and our International operations. In connection with approval of our application to become a bank holding company, the option was terminated effective December 29, 2008, and GM waived all its rights related to the option and released us from all obligations related to the option.

Royalty Agreement

For certain insurance products, GM and GMAC have entered into the Intellectual Property License Agreement for the right of GMAC to use the GM name on certain insurance products. In exchange, GMAC will pay to GM a minimum annual guaranteed royalty fee of $15 million.

Other

We have entered into various services agreements with GM that are designed to document and maintain our current and historical relationship. We are required to pay GM fees in connection with certain of these agreements related to our financing of GM consumers and dealers in certain parts of the world.

Notes to Consolidated Financial Statements

GM also provides payment guarantees on certain commercial assets we have outstanding with certain third-party customers. As of December 31, 2009 and 2008, commercial obligations guaranteed by GM were $68 million and $88 million, respectively. Additionally, GM is bound by repurchase obligations to repurchase new vehicle inventory under certain circumstances, such as dealer franchise termination. We also have a consignment arrangement with GM for commercial inventories in Europe. As of December 31, 2009 and 2008, wholesale inventories related to this arrangement were $12 million and $141 million, respectively, and are reflected in other assets on the Consolidated Balance Sheet.

26. Comprehensive Income (Loss)

Comprehensive income is composed of net income and other comprehensive income (loss), which includes the after-tax change in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, cash flow hedging activities, and the recognition of defined benefit pension plan overfunded/underfunded positions. The following table presents the components and annual activity in other comprehensive income (loss):

($ in millions)	Unrealized gains (losses) on investments (a)	Translation adjustments (b)	Cash flow hedges	Defined benefit pension plans over/(under) funded	Accumulated other comprehensive income (loss)
Balance at December 31, 2006	$106	$362	$17	$—	$485
2007 net change	(14)	490	(26)	17	467

Balance at December 31, 2007	92	852	(9)	17	952
2008 net change	(164)	(1,020)	(19)	(138)	(1,341)

Balance at December 31, 2008	(72)	(168)	(28)	(121)	(389)
2009 net change	223	601	1	24	849

Balance at December 31, 2009	$151	$433	$(27)	$(97)	$460

(a)	Primarily represents the after-tax difference between the fair value and amortized cost of our available-for-sale securities portfolio.
(b)	Includes after-tax gains and losses on foreign currency translation from operations for which the functional currency is other than the U.S. dollar. Net change amounts are net of tax benefit of $10 million, tax benefit of $61 million, and tax expense of $11 million for the years ended December 31, 2009, 2008, and 2007, respectively.

The net changes in the following table represent the sum of net unrealized gains (losses) of investments and net unrealized gains (losses) on cash flow hedges with the respective reclassification adjustments. Reclassification adjustments are amounts recognized in net income during the current year and that were reported in other comprehensive income (loss) in previous years.

Year ended December 31, ($ in millions)	2009	2008	2007
Investments (a):
Net unrealized gains (losses) arising during the period, net of taxes (b)	$115	$(255)	$(1)
Reclassification adjustment for net losses (gains) included in net income, net of taxes (c)	108	91	(13)

Net change	223	(164)	(14)

Cash flow hedges:
Net unrealized losses on cash flow hedges, net of taxes (d)	—	(24)	(71)
Reclassification adjustment for net losses (gains) included in net income, net of taxes (e)	1	5	45

Net change	$1	$(19)	$(26)

(a)	Represents our available-for-sale securities and certain interests retained in securitization trusts.
(b)	Net of tax expense of $75 million for 2009, tax benefit of $153 million for 2008, and tax expense of $24 million for 2007.
(c)	Net of tax expense of $58 million for 2009, tax expense of $49 million for 2008, and tax expense of $8 million for 2007.
(d)	Net of tax benefit of $13 million for 2009 and tax benefit of $12 million for 2007. There was no tax impact for 2008.
(e)	Net of tax benefit of $12 million for 2007. There was no tax impact for 2009 or 2008.

Notes to Consolidated Financial Statements

27. Fair Value

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements and Disclosures, provides a definition of fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. The standard applies when GAAP requires or allows assets or liabilities to be measured at fair value; therefore, it does not expand the use of fair value in any new circumstance.

For purposes of this disclosure, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

A three-level hierarchy is to be used when measuring and disclosing fair value. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities as of the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2	Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that required significant judgment or estimation.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

•

Trading securities — Trading securities are recorded at fair value and may be asset-backed or asset-related securities (including senior and subordinated interests), principal-only, or residual interests and may be investment grade, noninvestment grade, or unrated securities. We base our valuation of trading securities on observable market prices when available; however, observable market prices are not available for a significant portion of these assets due to illiquidity in the markets. When observable market prices are not available, valuations are primarily based on internally developed discounted cash flow models that use assumptions consistent with current market conditions. The valuation considers recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. In order to estimate cash flows, we utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses). We classified 94% and 60% of the trading securities reported at fair value as Level 3 at December 31, 2009 and 2008, respectively. Trading securities account for 2% and 4% of all assets reported at fair value at December 31, 2009 and 2008, respectively.

Notes to Consolidated Financial Statements

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Available-for-sale securities — Available-for-sale securities are carried at fair value primarily based on observable market prices. If observable market prices are not available, our valuations are based on internally developed discounted cash flow models that use a market-based discount rate and consider recent market transactions, experience of similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we are required to utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (including prepayment speeds, delinquency levels, and credit losses). We classified less than 1% and 10% of the available-for-sale reported at fair value as Level 3 at December 31, 2009 and 2008, respectively. Available-for-sale securities account for 37% and 22% of all assets reported at fair value at December 31, 2009 and 2008, respectively.

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Loans held-for-sale — We elected the fair value option for certain mortgage loans held-for-sale. The loans elected were government and agency eligible residential loans funded after July 31, 2009. These loans are presented in the table of recurring fair value measurements. Refer to the section within this Note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information. The loans not elected under the fair value option are accounted for at the lower of cost or fair value. We classified 49% and 63% of the loans held-for-sale at fair value as Level 3 at December 31, 2009 and 2008, respectively. Loans held-for-sale account for 32% and 9% of all assets reported at fair value at December 31, 2009 and 2008, respectively.

Approximately 4% and 6% of the total loans held-for-sale carried at fair value are automotive loans at December 31, 2009 and 2008, respectively. These automotive loans are presented in the nonrecurring fair value measurement table. We based our valuation of automotive loans held-for-sale on internally developed discounted cash flow models or terms established under fixed-pricing forward flow agreements and classified all these loans as Level 3. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending upon characteristics of the loans may be the whole-loan market, the securitization market, or committed prices contained in forward flow agreements. Although we utilize and give priority to market observable inputs, such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, these internal inputs require the use of judgment and can have a significant impact on the determination of the loan’s value. Accordingly, we classified all automotive loans held-for-sale as Level 3.

Approximately 96% and 94% of the total loans held-for-sale carried at fair value are mortgage loans at December 31, 2009 and 2008, respectively. The increase was primarily due to strategic actions taken to sell certain legacy mortgage assets during the three months ended December 31, 2009, resulting in the reclassification of those assets from held-for-investment to held-for-sale. We originate or purchase mortgage loans in the United States that we intend to sell to Fannie Mae, Freddie Mac, and Ginnie Mae (collectively, the Agencies). Additionally, we originate or purchase mortgage loans both domestically and internationally that we intend to sell into the secondary markets through whole-loan sales or securitizations, although this activity was substantially curtailed beginning in 2008.

Mortgage loans held-for-sale are typically pooled together and sold into certain exit markets depending upon underlying attributes of the loan, such as agency eligibility (domestic only), product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of loans held-for-sale. The methodology used depends on the exit market as described below.

Loans valued using observable market prices for identical or similar assets — This includes all domestic loans that can be sold to the Agencies, which are valued predominantly by published forward agency prices. This will also include all nonagency domestic loans or international loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As these valuations are derived from quoted market prices, we classify these valuations as Level 2 in the fair value disclosures. As of December 31, 2009 and 2008, 52% and 40%, respectively, of the mortgage loans held-for-sale currently being carried at fair value are classified as Level 2. Due to the current illiquidity of the mortgage market, it may be necessary to look for alternative sources of value, including the whole-loan purchase market for similar loans and place more reliance on the valuations using internal models.

Notes to Consolidated Financial Statements

Loans valued using internal models — To the extent observable market prices are not available, we will determine the fair value of loans held-for-sale using internally developed valuation models. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending upon characteristics of the loan may be the whole-loan or securitization market. Although we utilize and give priority to market observable inputs such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, the generation of these internal inputs requires the use of judgment and can have a significant impact on the determination of the loan’s fair value. Accordingly, we classify these valuations as Level 3 in the fair value disclosures. As of December 31, 2009 and 2008, 48% and 60%, respectively, of the mortgage loans held-for-sale currently being carried at fair value are classified as Level 3.

Due to limited sales activity and periodically unobservable prices in certain markets, certain loans held-for-sale may transfer between Level 2 and Level 3 in future periods.

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Consumer finance receivables and loans, net of unearned income — We elected the fair value option for certain mortgage loans held-for-investment. The elected loans collateralized on-balance sheet securitization debt in which we estimated credit reserves pertaining to securitized assets that could have, or already had, exceeded our economic exposure. The elected loans represent a portion of the consumer finance receivable and loans on the Consolidated Balance Sheet. The balance that was not elected was reported on the balance sheet at the principal amount outstanding, net of charge-offs, allowance for loan losses, and premiums or discounts.

The mortgage loans held-for-investment that collateralized securitization debt are legally isolated from us and are beyond the reach of our creditors. The loans are measured at fair value using a portfolio approach or an in-use premise. Values of loans held on an in-use basis may differ considerably from loans held-for-sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the asset- and mortgage-backed securitization market and is evident in the fact that spreads applied to lower rated asset- and mortgage-backed securities are considerably wider than spreads observed on senior bonds classes and in the whole-loan market. The objective in fair valuing the loans and related securitization debt is to account properly for our retained economic interest in the securitizations. As a result of reduced liquidity in capital markets, values of both these loans and the securitized bonds are expected to be volatile. Since this approach involves the use of significant unobservable inputs, we classified all the mortgage loans held-for-investment elected under the fair value option as Level 3, as of December 31, 2009 and 2008. Consumer finance receivables and loans account for 4% and 7% of all assets reported at fair value at December 31, 2009 and 2008, respectively. Refer to the section within this note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information.

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Commercial finance receivables and loans, net of unearned income — We evaluate our commercial finance receivables and loans, net of unearned income, for impairment. We generally base the evaluation on the fair value of the underlying collateral supporting the loans when expected to be the sole source or repayment. When the carrying value exceeds the fair value of the collateral, an impairment loss is recognized and reflected as a nonrecurring fair value measurement. As of December 31, 2009 and 2008, we classified 94% and 73% of the impaired commercial finance receivables and loans as Level 3, respectively. Commercial finance receivables and loans accounted for 4% and 8% of all assets reported at fair value at December 30, 2009 and 2008, respectively.

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Mortgage servicing rights — We typically retain MSRs when we sell assets into the secondary market, MSRs do not trade in an active market with observable prices; therefore, we use internally developed cash flow models to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that we believe approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees in each case less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread-derived discount rate. All MSRs are classified as Level 3 at December 31, 2009 and 2008. MSRs account for 10% of all assets reported at fair value at December 31, 2009 and 2008.

Notes to Consolidated Financial Statements

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Interest retained in securitization trusts — Interests retained in securitization trusts are carried at fair value. Due to current inactivity in the market, valuations are based on internally developed discounted cash flow models that use a market-based discount rate. The valuation considers recent market transactions, experience with similar assets, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions, including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses). All interests retained in securitization trusts were classified as Level 3 at December 31, 2009 and 2008. Interests retained in securitization trusts accounted for less than 1% and 3% of all assets reported at fair value at December 31, 2009 and 2008, respectively.

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Derivative instruments — We manage risk through our balance of loan production and servicing businesses while using portfolios of financial instruments (including derivatives) to manage risk related specifically to the value of loans held-for-sale, loans held-for-investment, MSRs, foreign currency debt; and we enter into interest rate swaps to facilitate transactions where the underlying receivables are sold to a nonconsolidated QSPE. During the twelve months ended December 31, 2009, we recorded net economic hedge losses of $390 million. During the twelve months ended December 31, 2008, we recorded net economic hedge gains of $1.2 billion. Refer to Note 21 for additional information regarding changes in the fair value of economic hedges.

We enter into a variety of derivative financial instruments as part of our hedging strategies. Certain of these derivatives are exchange traded, such as Eurodollar futures, or traded within highly active dealer markets, such as agency to-be-announced securities. To determine the fair value of these instruments, we utilize the exchange price or dealer market price for the particular derivative contract; therefore, we classified these contracts as Level 1. We classified 7% of the derivative assets and 9% of the derivative liabilities reported at fair value as Level 1 at December 31, 2009. We classified less than 1% of the derivative assets and 3% of the derivative liabilities at fair value as Level 1 at December 31, 2008.

We also execute over-the-counter derivative contracts, such as interest rate swaps, floors, caps, corridors, and swaptions. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are entered into the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable. We classified 77% of the derivative assets and 73% of the derivative liabilities reported at fair value as Level 2 at December 31, 2009. We classified 69% of the derivative assets and 44% of the derivative liabilities reported at fair value as Level 2 at December 31, 2008.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3. We classified 16% of the derivative assets and 18% of the derivative liabilities reported at fair value as Level 3 at December 31, 2009. We classified 31% of the derivative assets and 53% of the derivative liabilities reported at fair value as Level 3 at December 31, 2008.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA). The CVA calculation utilizes our credit default swap spreads and the spreads of the counterparty. The CVA calculates the probable or potential future exposure on the derivative under different interest and currency exchange rate environments using simulation tool. For each simulation, a CVA is calculated using either our credit default spread or the default spread of the counterparty and, in both cases, the potential exposure of the simulation.

Notes to Consolidated Financial Statements

Derivative assets accounted for 8% and 17% of all assets reported at fair value at December 31, 2009 and 2008, respectively. Derivative liabilities accounted for 59% and 58% of all liabilities reported at fair value at December 31, 2009 and 2008, respectively.

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Derivative collateral placed with counterparties — Collateral in the form of investment securities are primarily carried at fair value using quoted prices in active markets for similar assets. We classified 96% of securities posted as collateral as Level 1 at December 31, 2009. Securities posted as collateral accounted for 2% of all assets reported at fair value at December 31, 2009.

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Repossessed and foreclosed assets — Foreclosed on or repossessed assets resulting from loan defaults are carried at the lower of either cost or fair value less costs to sell and are included in other assets on the Consolidated Balance Sheet. The fair value disclosures include only assets carried at fair value less costs to sell.

The majority of assets acquired due to default are foreclosed assets. We revalue foreclosed assets on a periodic basis. We classified properties that are valued by independent third-party appraisals less costs to sell as Level 2. When third-party appraisals are not obtained, valuations are typically obtained from third-party broker price opinion; however, depending on the circumstances, the property list price or other sales price information may be used in lieu of a broker price opinion. Based on historical experience, we adjust these values downward to take into account damage and other factors that typically cause the actual liquidation value of foreclosed properties to be less than broker price opinion or other price sources. This valuation adjustment is necessary to ensure the valuation ascribed to these assets considers unique factors and circumstances surrounding the foreclosed asset. As a result of applying internally developed adjustments to the third-party-provided valuation of the foreclosed property, we classified these assets as Level 3 in the fair value disclosures. As of December 31, 2009, 51% and 49% of foreclosed and repossessed properties carried at fair value less costs to sell were classified as Level 2 and Level 3, respectively. As of December 31, 2008, 38% and 62% of foreclosed and repossessed properties carried at fair value less costs to sell were classified as Level 2 and Level 3, respectively. Repossessed and foreclosed assets accounted for less than 1% and 2% of all assets reported at fair value at December 31, 2009 and 2008, respectively.

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On-balance sheet securitization debt — We elected the fair value option for certain mortgage loans held-for-investment and on-balance sheet securitization debt. In particular, we elected the fair value option on securitization debt issued by domestic on-balance sheet securitization vehicles as of January 1, 2008, in which we estimated credit reserves pertaining to securitized assets could have, or already had, exceeded our economic exposure. The objective in measuring the loans and related securitization debt at fair value was to approximate our retained economic interest and economic exposure to the collateral securing the securitization debt. The remaining on-balance sheet securitization debt that was not elected under the fair value option is reported on the balance sheet at cost, net of premiums or discounts and issuance costs.

We value securitization debt that was elected pursuant to the fair value option and any economically retained positions using market observable prices whenever possible. The securitization debt is principally in the form of asset- and mortgage-backed securities collateralized by the underlying mortgage loans held-for-investment. Due to the attributes of the underlying collateral and current market conditions, observable prices for these instruments are typically not available. In these situations, we consider observed transactions as Level 2 inputs in our discounted cash flow models. Additionally, the discounted cash flow models utilize other market observable inputs, such as interest rates, and internally derived inputs including prepayment speeds, credit losses, and discount rates. Fair value option elected financing securitization debt is classified as Level 3 as a result of the reliance on significant assumptions and estimates for model inputs. On-balance sheet securitization debt accounted for 41% and 42% of all liabilities reported at fair value at December 31, 2009 and 2008, respectively. As a result of reduced liquidity in capital markets, values of both the elected loans and the securitized debt are expected to be volatile. Refer to the section within this note titled Fair Value Option for Financial Assets and Financial Liabilities for a complete description of these securitizations.

Notes to Consolidated Financial Statements

Recurring Fair Value

The following tables display the assets and liabilities measured at fair value on a recurring basis, including financial instruments elected for the fair value option. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items; therefore, they do not directly display the impact of our risk management activities.

	Recurring fair value measurements
December 31, 2009 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Trading securities
Mortgage-backed
Residential	$—	$44	$99	$143
Asset-backed	—	—	596	596

Total trading securities	—	44	695	739
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	1,989	1,521	—	3,510
States and political subdivisions	—	811	—	811
Foreign government	911	262	—	1,173
Mortgage-backed
Residential	—	3,455	6	3,461
Asset-backed	—	985	20	1,005
Corporate debt securities	2	1,471	—	1,473
Other	47	—	—	47

Total debt securities	2,949	8,505	26	11,480
Equity securities	671	4	—	675

Total available-for-sale securities	3,620	8,509	26	12,155
Loans held-for-sale (a)	—	5,545	—	5,545
Consumer finance receivables and loans, net of unearned income (a)	—	—	1,303	1,303
Mortgage servicing rights	—	—	3,554	3,554
Other assets
Cash reserve deposits held-for-securitization trusts	—	—	31	31
Interests retained in securitization trusts	—	—	471	471
Derivative assets, net (b)	12	644	103	759
Derivative collateral placed with counterparties	808	37	—	845

Total assets	$4,440	$14,779	$6,183	$25,402

Liabilities
Secured debt
On-balance sheet securitization debt (a)	$—	$—	$(1,294)	$(1,294)

Total liabilities	$—	$—	$(1,294)	$(1,294)

(a)	Carried at fair value due to fair value option election.
(b)	At December 31, 2009, derivative assets within Level 1, Level 2, and Level 3 were $184 million, $2.0 billion, and $435 million, respectively. Additionally, derivative liabilities within Level 1, Level 2, and Level 3 were $172 million, $1.4 billion, and $332 million, respectively.

Notes to Consolidated Financial Statements

	Recurring fair value measurements
December 31, 2008 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Trading securities	$1	$486	$720	$1,207
Investment securities
Available-for-sale securities	1,736	3,867	631	6,234
Consumer finance receivables and loans, net of unearned income (a)	—	—	1,861	1,861
Mortgage servicing rights	—	—	2,848	2,848
Other assets
Cash reserve deposits held-for-securitization trusts	—	—	41	41
Interests retained in securitization trusts	—	—	1,001	1,001
Derivative (liabilities) assets, net (b)	(51)	2,263	149	2,361

Total assets	$1,686	$6,616	$7,251	$15,553

Liabilities
Secured debt
On-balance sheet securitization debt (a)	$—	$—	$(1,899)	$(1,899)

Total liabilities	$—	$—	$(1,899)	$(1,899)

(a)	Carried at fair value due to fair value option election.
(b)	At December 31, 2008, derivative assets within Level 1, Level 2, and Level 3 were $21 million, $3.4 billion, and $1.5 billion, respectively. Additionally, derivative liabilities within Level 1, Level 2, and Level 3 were $72 million, $1.1 billion, and $1.4 billion, respectively.

Notes to Consolidated Financial Statements

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
	Fair value as of January 1, 2009	Net realized/ unrealized gains (losses)			Purchases, issuances, and settlements, net	Net transfers into/ (out of) Level 3	Fair value as of December 31, 2009	Net unrealized (losses) gains included in earnings still held as of December 31, 2009
($ in millions)		Included in earnings		Included in other comprehensive income (a)
Assets
Trading securities
Mortgage-backed
Residential	$211	$(42	) (b)	$—	$(89)	$19	$99	$33	(b)
Asset-backed	509	165	(b)	13	(91)	—	596	166	(b)

Total trading securities	720	123		13	(180)	19	695	199
Investment securities
Available-for-sale securities
Debt securities
Mortgage-backed
Residential	2	—		(4)	—	8	6	—
Asset-backed	607	6	(b)	5	(598)	—	20	—

Total debt securities	609	6		1	(598)	8	26	—
Equity securities	22	—		1	—	(23)	—	—

Total available-for-sale securities	631	6		2	(598)	(15)	26	—
Consumer finance receivables and loans, net of unearned income (c)	1,861	941	(d)	—	(1,499)	—	1,303	480	(d)
Mortgage servicing rights	2,848	(122	) (e)	—	828	—	3,554	(110	) (e)
Other assets
Cash reserve deposits held-for-securitization trusts	41	2	(f)	—	(12)	—	31	3	(f)
Interests retained in securitization trusts	1,001	(14	) (f)	3	(519)	—	471	(10	) (f)
Fair value of derivative contracts in receivable (liability) position, net	149	324	(g)	(5)	(510)	145	103	917	(g)

Total assets	$7,251	$1,260		$13	$(2,490)	$149	$6,183	$1,479

Liabilities
Secured debt
On-balance sheet securitization debt (c)	$(1,899)	$(875	) (h)	$—	$1,480	$—	$(1,294)	$(445	) (h)

Total liabilities	$(1,899)	$(875)		$—	$1,480	$—	$(1,294)	$(445)

(a)	Includes foreign currency translation adjustments, if any.
(b)	The fair value adjustment is reported as other gain (loss) on investments, net, and the related interest is reported as interests and dividends on investment securities in the Consolidated Statement of Income.
(c)	Carried at fair value due to fair value option elections.
(d)	The fair value adjustment is reported as other income, net of losses, and the related interest is reported as consumer financing revenue in the Consolidated Statement of Income.
(e)	Fair value adjustment reported as servicing asset valuation and hedge activities, net, in the Consolidated Statement of Income.
(f)	Reported as other income, net of losses, on investments, net, in the Consolidated Statement of Income.
(g)	Refer to Note 21 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income.
(h)	Fair value adjustment is reported as other income, net of losses, and the related interest is reported within total interest expense in the Consolidated Statement of Income.

Notes to Consolidated Financial Statements

	Level 3 recurring fair value measurements
	Fair value as of January 1, 2008	Net realized/ unrealized gains (losses)			Purchases, issuances, and settlements, net	Net transfers into Level 3	Fair value as of December 31, 2008	Net unrealized (losses) gains included in earnings still held as of December 31, 2008
($ in millions)		Included in earnings		Included in other comprehensive income (a)
Assets
Trading securities	$1,642	$(767	) (b)	$(16)	$(139)	$—	$720	$(325	) (b)
Investment securities
Available-for-sale securities	868	(26)		(8)	(203)	—	631	(1	) (b)
Consumer finance receivables and loans, net of unearned income (c)	6,684	(2,391	) (d)	—	(2,432)	—	1,861	(3,467	) (d)
Mortgage servicing rights	4,713	(2,333	) (e)	—	468	—	2,848	(2,250	) (e)
Other assets
Cash reserve deposits held-for-securitization trusts	141	(21	) (f)	(7)	(72)	—	41	(296	) (f)
Interests retained in securitization trusts	1,465	(196	) (f)	8	(276)	—	1,001	(499	) (f)
Fair value of derivative contracts in (liability) receivable position, net	(46)	539	(g)	22	(368)	2	149	767	(g)

Total assets	$15,467	$(5,195)		$(1)	$(3,022)	$2	$7,251	$(6,071)

Liabilities
Secured debt
On-balance sheet securitization debt (c)	$(6,734)	$2,478	(h)	$—	$2,357	$—	$(1,899)	$2,916	(h)
Collateralized debt obligations (c)	(351)	101	(i)	—	250	—	—	111	(i)

Total liabilities	$(7,085)	$2,579		$—	$2,607	$—	$(1,899)	$3,027

(a)	Includes foreign currency translation adjustments, if any.
(b)	The fair value adjustment is reported as other gain (loss) on investments, net, and the related interest is reported as consumer interest and dividends on investment securities in the Consolidated Statement of Income.
(c)	Carried at fair value due to fair value option election.
(d)	The fair value adjustment is reported as other income, net of losses, and the related interest is reported as consumer financing revenue in the Consolidated Statement of Income.
(e)	Fair value adjustment reported as servicing asset valuation and hedge activities, net, in the Consolidated Statement of Income.
(f)	Reported as other income, net of losses, in the Consolidated Statement of Income.
(g)	Refer to Note 21 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income
(h)	Fair value adjustment is reported as other income, net of losses, and the related interest is reported as total interest expense in the Consolidated Statement of Income.
(i)	Reported as other gain (loss) on investments, net, and the related interest is reported as total interest expense in the Consolidated Statement of Income.

Notes to Consolidated Financial Statements

Nonrecurring Fair Value

We may be required to measure certain assets and liabilities at fair value from time to time. These periodic fair value measures typically result from the application of lower of cost or fair value accounting or certain impairment measures under GAAP. These items would constitute nonrecurring fair value measures.

The following tables display the assets and liabilities measured at fair value on a nonrecurring basis.

	Nonrecurring fair value measurements				Lower of cost or fair value or valuation reserve allowance	Total gains (losses) included in earnings for the year ended
December 31, 2009 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets (a)
Loans held-for-sale (b)	$—	$31	$5,453	$5,484	$(227)	n/m	(c)
Commercial finance receivables and loans, net of unearned income (d)	—	85	1,443	1,528	(770)	$(87	) (e)
Other assets
Real estate and other investments (f)	—	49	65	114	n/m (g)	(226)
Repossessed and foreclosed assets, net (h)	—	111	108	219	(104)	n/m	(c)
Goodwill (i)	—	—	—	—	n/m (g)	(607)

Total assets	$—	$276	$7,069	$7,345	$(1,101)	$(920)

n/m = not meaningful

(a)	Refer to Note 2 for the nonrecurring fair value measurements recognized on our discontinued and held-for-sale operations. The measurements were recognized to present these operations at the lower of cost or fair value less costs to sell.
(b)	Represents assets held-for-sale that are required to be measured at the lower of cost or fair value. The table above includes only assets with fair value below cost as of December 31, 2009. The related valuation allowance represents the cumulative adjustment to fair value of those specific assets. Refer to Note 8 for information related to the fair value measurement recognized on certain mortgage loans reclassified to held-for-sale on our Consolidated Balance Sheet during the year ended December 31, 2009.
(c)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.
(d)	Represents the portion of the commercial portfolio impaired as of December 31, 2009. The related credit allowance represents the cumulative adjustment to fair value of those specific receivables.
(e)	Represents losses recognized on the impairment of our resort finance business, which provided debt capital to resort and timeshare developers.
(f)	Represents assets impaired as of December 31, 2009. The total loss included in earnings represents adjustments to the fair value of the portfolio based on actual sales during the year ended December 31, 2009.
(g)	The total loss included in earnings is the most relevant indicator of the impact on earnings.
(h)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value less costs to sell.
(i)	Represents goodwill impaired as of December 31, 2009. The impairment related to a reporting unit within our Insurance operations. As of December 31, 2009, these losses were classified with income (loss) from discontinued operations, net of tax, on the Consolidated Statement of Income. Refer to Note 14 for additional goodwill information.

Notes to Consolidated Financial Statements

	Nonrecurring fair value measurements				Lower of cost or fair value allowance or valuation reserve	Total losses included in earnings for the year ended
December 31, 2008 ($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Loans held-for-sale (a)	$—	$925	$1,550	$2,475	$(917)	(b)
Commercial finance receivables and loans, net of unearned income (c)	—	566	1,511	2,077	(703)	(b)
Investment in operating leases, net (d)	—	—	4,730	4,730	(e)	$(1,234)
Other assets
Real estate and other investments (d)	—	81	—	81	(e)	(54)
Repossessed and foreclosed assets, net (f)	—	250	405	655	(256)	(b)
Goodwill (g)	—	—	—	—	(e)	(16)
Investment in used vehicles held-for-sale (a)	—	—	461	461	(86)	(b)

Total assets	$—	$1,822	$8,657	$10,479	$(1,962)	$(1,304)

n/m = not meaningful

(a)	Represents assets held-for-sale that are required to be measured at the lower of cost or fair value. The table above includes only assets with fair values below cost as of December 31, 2008. The related valuation allowance represents the cumulative adjustment to fair value of those specific assets.
(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.
(c)	Represents the portion of the commercial portfolio impaired as of December 31, 2008. The related credit allowance represents the cumulative adjustment to fair value of those specific receivables. Refer to Note 1 for additional information related to impaired loans.
(d)	Represents assets impaired as of December 31, 2008. The total loss included in earnings represents adjustments to the fair value of the portfolio based on actual sales during the year ended December 31, 2008.
(e)	The total loss included in earnings is the most relevant indicator of the impact on earnings.
(f)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value less costs to sell.
(g)	Represents goodwill impaired as of December 31, 2008. The entire goodwill balance of our North American Automotive Finance operations and our Commercial Finance Group were deemed to have a fair value of zero as of December 31, 2008.

Fair Value Option for Financial Assets and Financial Liabilities

On January 1, 2008, our Mortgage operations elected to measure at fair value certain mortgage loans held-for-investment and the related debt held in the financing securitization structures that existed. During the three months ended September 30, 2009, our Mortgage operations also elected the fair value option for government and agency-eligible residential loans held-for-sale funded after July 31, 2009. Our intent in electing fair value for these items was to mitigate a divergence between accounting losses and economic exposure for certain assets and liabilities.

A description of financial assets and liabilities elected to be measured at fair value is as follows.

•

On-balance sheet securitizations — In years prior to 2008, our Mortgage operations executed certain domestic securitizations that did not meet sale criteria. As part of these domestic on-balance sheet securitizations, we typically retained the economic residual interest in the securitization. The economic residual entitles us to excess cash flows that remain at each distribution date after absorbing any credit losses in the securitization. Because sale treatment was not achieved, the mortgage loan collateral remained on the balance sheet and was classified as consumer finance receivables and loans; the securitization’s debt was classified as secured debt; and the economic residuals were not carried on the balance sheet. After execution of the securitizations, we were required under GAAP to continue recording an allowance for loan losses on these held-for-investment loans.

As a result of market conditions and deteriorating credit performance of domestic residential mortgages, our economic exposure on certain of these domestic on-balance sheet securitizations was reduced to zero, thus indicating we expected minimal to no future cash flows to be received on the economic residual. While we no

Notes to Consolidated Financial Statements

longer were economically exposed to credit losses in the securitizations, we were required to continue recording additional allowance for loan losses on the securitization collateral as credit performance deteriorated. Further, in accordance with GAAP, we did not record any offsetting reduction in the securitization’s debt balances, even though any nonperformance of the assets would ultimately pass through as a reduction of the amount owed to the debt holders once they are contractually extinguished. As a result, we were required to record accounting losses beyond our economic exposure.

To mitigate the divergence between accounting losses and economic exposure, we elected the fair value option for a portion of the domestic on-balance sheet securitizations on January 1, 2008. In particular, we elected the fair value option for domestic on-balance sheet securitization vehicles in which we estimated that the credit reserves pertaining to securitized asset could, or already had, exceeded our economic exposure. The fair value option election was made at a securitization level; thus the election was made for both the mortgage loans held-for-investment and the related portion of on-balance sheet securitized debt for these particular securitizations.

We carry the fair value-elected loans as consumer finance receivables and loans, net of unearned income, on the Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless the loans are placed on nonaccrual status), which continues to be classified as consumer financing revenue in the Consolidated Statement of Income. We classified the fair value adjustment recorded for the loans as other income, net of losses, in the Consolidated Statement of Income.

We continue to record the fair value-elected debt balances as secured debt on the Consolidated Balance Sheet. Our policy is to separately record interest expense on the fair value-elected securitization debt, which continues to be classified as interest expense in the Consolidated Statement of Income. We classified the fair value adjustment recorded for this fair value-elected debt as other income, net of losses, in the Consolidated Statement of Income.

•

Government and agency eligible loans — During the three months ended September 30, 2009, our Mortgage operations elected the fair value option for government and agency eligible residential loans held-for-sale funded after July 31, 2009. We elected the fair value option to mitigate earnings volatility by better matching the accounting for the assets with the related hedges.

Excluded from the fair value option were government and agency eligible loans funded on or prior to July 31, 2009, and those repurchased or re-recognized. The loans funded on or prior to July 31, 2009, were ineligible because the election must be made at the time of funding. Repurchased and re-recognized government and agency eligible loans were not elected because the elections will not mitigate earning volatility. We repurchase or re-recognize loans due to representation and warranty obligations or conditional repurchase options. Typically, we will be unable to resell these assets through regular channels due to characteristics of the assets. Since the fair value of these assets is influenced by factors that cannot be hedged, we did not elect the fair value option.

We carry the fair value-elected government and agency eligible loans as loans held-for-sale on the Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless they are placed on nonaccrual status), which continues to be classified as loans held-for-sale revenue in the Consolidated Statement of Income. Upfront fees and costs related to the fair value-elected loans are not deferred or capitalized. The fair value adjustment recorded for these loans is classified as gain (loss) on mortgage loans, net, in the Consolidated Statement of Income. In accordance with GAAP, the fair value option election is irrevocable once the asset is funded even if it is subsequently determined that a particular loan cannot be sold under government programs or to the agencies.

Notes to Consolidated Financial Statements

The following tables summarize the fair value option election and information regarding the amounts recorded as earnings for each fair value option elected item.

	Changes included in the Statement of Income for the year ended December 31, 2009
($ in millions)	Consumer financing revenue	Loans held-for-sale revenue	Total interest expense	Gain on mortgage loans, net	Other income, net of losses	Total included in earnings	Change in fair value due to credit risk (a)
Assets
Loans held-for-sale	$—	$85	$—	$344	$—	$429	$—	(b)
Consumer finance receivables and loans, net of unearned income	508	—	—	—	433	941	(118	) (c)
Liabilities
Secured debt
On-balance sheet securitization debt	$—	$—	$(227)	$—	$(648)	$(875)	$230	(d)

Total						$495

(a)	Factors other than credit quality that impact fair value include changes in market interest rates and the illiquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(b)	The credit impact for loans held-for-sale is assumed to be zero because the loans are either suitable for sale or are covered by a government guarantee.
(c)	The credit impact for consumer finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(d)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero at which point the losses on the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of loses allocated, will result in fair value changes due to credit. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.

	Changes included in the Statement of Income for the year ended December 31, 2008
($ in millions)	Consumer financing revenue	Total interest expense	Other gain (loss) on investments, net	Other income, net of losses	Total included in earnings	Change in fair value due to credit risk (a)
Assets
Consumer finance receivables and loans, net of unearned income	$709	$—	$—	$(3,101)	$(2,392)	$(809	) (b)
Liabilities
Secured debt
On-balance sheet securitization debt	$—	$(387)	$—	$2,865	$2,478	$618	(c)
Collateralized debt obligations	—	(10)	111	—	101	—	(d)

Total					$187

(a)	Factors other than credit quality that impact fair value include changes in market interest rates and the illiquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(b)	The credit impact for consumer finance receivables and loans were quantified by applying internal credit loss assumptions to cash flow models.
(c)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero at which point the losses on the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.
(d)	The credit impact for collateralized debt obligations is assumed to be zero until our economic interests in the securitization is reduced to zero at which point the losses projected on the underlying collateral will be expected to be passed through to the securitization’s bonds. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.

Notes to Consolidated Financial Statements

Interest income on mortgage loans held-for-investment is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due. Interest expense on the on-balance sheet securitizations is measured by multiplying bond principal by the coupon rate and the number of days of interest due to the investor.

The following tables provide the aggregate fair value and the aggregate unpaid principal balance for the fair value option-elected loans and long-term debt instruments.

December 31, 2009 ($ in millions)	Unpaid principal balance	Premium/ (discount)		Loan advances/ other		Accrued interest		Fair value allowance		Fair value
Assets
Loans held-for-sale
Total loans	$5,427	$94		$—		$6		$19		$5,546
Nonaccrual loans	3	—		—		—		—		3
Loans 90+ days past due (a)	—	—		—		—		—		—
Consumer finance receivables and loans, net of unearned income
Total loans	7,180	—		(147)		59		(5,789)		1,303
Nonaccrual loans	2,343		(b)		(b)		(b)		(b)		(b)
Loans 90+ days past due (a)	1,434		(b)		(b)		(b)		(b)		(b)
Liabilities
Secured debt
On-balance sheet securitization debt	$(7,166)	$—		$—		$(15)		$5,888		$(1,293)

(a)	Loans 90+ days past due are also presented within the nonaccrual loan balance and within the total loan balance.
(b)	The fair value of loans held-for-investment is calculated on a pooled basis, which does not allow us to reliably estimate the fair value of loans 90+ days past due or nonaccrual loans. As a result, the fair value of these loans is not included in the table above. Unpaid principal balances were provided to allow assessment of the materiality of loans 90+ days past due and nonaccrual loans relative to total loans. For further discussion regarding the pooled basis, refer to the previous section of this note titled, Consumer finance receivables, net of unearned income.

December 31, 2008 ($ in millions)	Unpaid principal balance	Loan advances/ other	Accrued interest		Fair value allowance		Fair value
Assets
Consumer finance receivables and loans, net of unearned income
Total loans	$8,735	$(135)	$90		$(6,829)		$1,861
Nonaccrual loans	1,695	(a)		(a)		(a)		(a)
Loans 90+ days past due (b)	1,204	(a)		(a)		(a)		(a)
Liabilities
Secured debt
On-balance sheet securitization debt	$(8,414)	$(2)	$(18)		$6,535		$(1,899)

(a)	The fair value of loans held-for-sale is calculated on a pooled basis, which does not allow us to reliably estimate the fair value of loans 90+ days past due or nonaccrual loans. As a result, the fair value of these loans is not included in the table above. Unpaid principal balances were provided to allow assessment of the materiality of loans 90+ days past due and nonaccrual loans relative to total loans. For further discussion regarding the pooled basis, refer to the previous section of this note titled, Consumer finance receivables, net of unearned income.
(b)	Loans 90+ days past due are also presented within the nonaccrual loan balance and within the total loan balance.

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is

Notes to Consolidated Financial Statements

internally derived based upon appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein is based on information available at December 31, 2009 and 2008. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been updated since those dates; therefore, the current estimates of fair value at dates after December 31, 2009 and 2008, could differ significantly from these amounts.

	2009		2008
December 31, ($ in millions)	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Trading securities	$739	$739	$1,207	$1,207
Investment securities	12,158	12,158	6,237	6,237
Loans held-for-sale (a)	20,625	19,855	7,919	8,182
Finance receivables and loans, net	75,256	72,213	98,295	92,681
Derivative assets	2,654	2,654	5,014	5,014
Derivative collateral placed with counterparties (b)	845	845	—	—
Interests retained in securitization trusts	471	471	1,001	1,001
Financial liabilities
Debt (c)	$98,819	$95,588	$126,771	$106,119
Deposit liabilities (d)	30,549	30,795	19,221	19,298
Derivative liabilities	1,895	1,895	2,653	2,653

(a)	The balance includes options to repurchase delinquent assets from certain off-balance securitizations and agency whole-loan sales. We are not exposed to the losses on these delinquent loans, unless we exercise the repurchase option. Until we exercise the option, the carrying value of these loans equals the unpaid principal balance and the fair value is based on internal valuation models. As a result, the carrying value (or unpaid principal balance) is greater than the fair value due to the underlying characteristics of the loans.
(b)	Represents collateral in the form of investment securities.
(c)	Debt includes deferred interest for zero-coupon bonds of $506 million and $450 million as of December 31, 2009 and 2008, respectively.
(d)	The carrying value and fair value amounts exclude dealer deposits.

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market is not active and a transaction is not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not forced liquidation or distressed sale.

•	Trading securities — Refer to the previous section of this note titled Trading securities for a description of the methodologies and assumptions used to determine fair value.

•

Investment securities — Bonds, equity securities, notes, and other available-for-sale investment securities are carried at fair value. Refer to the previous section of this note titled Available-for-sale securities for a description of the methodologies and assumptions used to determine fair value. The fair value of the held-to-maturity investment securities is based on valuation models using market-based assumption.

•	Loans held-for-sale — Refer to the previous sections of this note also titled Loans held-for-sale for a description of methodologies and assumptions used to determine fair value.

•

Finance receivables and loans, net — With the exception of mortgage loans held-for-investment, the fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach). The carrying value of wholesale receivables in certain markets and certain other automotive- and mortgage-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because

Notes to Consolidated Financial Statements

of the short-term nature or because of the interest rate adjustment feature. The fair value of wholesale receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

For mortgage loans held-for-investment used as collateral for securitization debt, we used a portfolio approach or an in-use premise to measure these loans at fair value. The objective in fair valuing these loans (which are legally isolated and beyond the reach of our creditors) and the related collateralized borrowings is to reflect our retained economic position in the securitizations. For mortgage loans held-for-investment that are not securitized, we used valuation methods and assumptions similar to those used for mortgage loans held-for-sale. These valuations consider unique attributes of the loans such as geography, delinquency status, product type, and other factors. Refer to the previous section in this note titled Loans held-for-sale for a description of methodologies and assumptions used to determine the fair value of mortgage loans held-for-sale.

•	Derivative assets and liabilities — Refer to the previous section of this note titled Derivative instruments for a description of the methodologies and assumptions used to determine fair value.

•

Derivative collateral placed with counterparties — Derivative collateral placed with counterparties in the table above represents only collateral in the form of investment securities. Refer to the previous section of this note titled Investment securities for additional information.

•

Interests retained in securitization trusts — Interest retained in securitization trusts are carried at fair value. Refer to the previous sections of this note titled Interests retained in securitization trusts for a description of the methodologies and assumptions used to determine fair value.

•

Debt — The fair value of debt was determined using quoted market prices for the same or similar issues, if available, or was based on the current rates offered to us for debt with similar remaining maturities.

•

Deposit liabilities — Deposit liabilities represent certain consumer bank deposits as well as mortgage escrow deposits. The fair value of deposits with no stated maturity is equal to their carrying amount. The fair value of fixed-maturity deposits was estimated by discounting cash flows using currently offered rates for deposits of similar maturities.

28. Variable Interest Entities

The following describes the VIEs that we have consolidated or in which we have a significant variable interest. We have certain secured funding arrangements that are structured through consolidating entities, as described in further detail in Note 16.

•

On-balance sheet securitization trusts — We have certain securitization transactions that are not qualifying special-purpose entities (QSPEs) and are VIEs. We typically hold the first loss position in these securitization transactions and, as a result, anticipate absorbing the majority of the expected losses of the VIE. Accordingly, we are the primary beneficiary; thus, we have consolidated these securitization trusts entities. The assets of the consolidated securitization trusts totaled $38.4 billion and $49.9 billion at December 31, 2009 and 2008, respectively. The majority of the assets are included as finance receivables and loans, net of unearned interest, on the Consolidated Balance Sheet. The liabilities of these securitization trust entities totaled $28.9 billion and $39.0 billion at December 31, 2009 and 2008, respectively. The majority of these liabilities were included as secured debt on the Consolidated Balance Sheet.

The nature of, purpose of, activities of, and our continuing involvement with the consolidated securitization trusts are virtually identical to those of our off-balance sheet securitization trusts, which are discussed in Note 10. The assets of the securitization trusts generally are the sole source of repayment on the securitization trusts’ liabilities. The creditors of the securitization trusts do not have recourse to our general credit with the exception of the customary representation and warranty repurchase provisions and, in certain transactions, early payment default provisions.

Notes to Consolidated Financial Statements

During 2009, we executed an amendment to a wholesale automotive securitization transaction that was previously classified as a QSPE and, therefore, was not consolidated. The amendment contractually required us to deposit additional cash into a collateral account held by the trust. Management determined the amendment caused the trust to no longer be classified as a QSPE. As a result, the trust became a consolidated entity.

•

Mortgage warehouse funding — We transfer international residential mortgage loans into SPEs to obtain funding. The facilities have advance rates less than 100% of the pledged asset values, and in certain cases, we have provided a subordinated loan to the facility to serve as additional collateral. For certain facilities, we provide an unconditional guarantee of the entity’s repayment on the related debt to the facility that provides the facility provider with recourse to our general credit. We continue to service the assets within the mortgage warehouse facilities.

The over-collateralization and the subordinated loan support the liability balance and are the primary source of repayment of the entities’ liabilities. Assets can be sold from the facilities so long as we support the minimum cash reserve under the borrowing base should the eligibility/concentration limit of the remaining assets require it. We are entitled to excess cash flows generated from the assets beyond those necessary to pay the facility during a particular period; therefore, we hold an economic residual. There are no other forms of support that we provide to the SPE beyond the assets (over-collateralization and subordinated loan) initially provided and the guarantee of the entities’ performance.

Due to the subordinated loan and the guarantee, we anticipate absorbing the majority of the expected losses of the VIE. Accordingly, we are the primary beneficiary and thus have consolidated these entities.

The assets of these residential mortgage warehouse entities totaled $264 million, and liabilities totaled $400 million at December 31, 2009. At December 31, 2008, the assets of these residential mortgage warehouse entities totaled $1.4 billion, and liabilities totaled $1.5 billion. The majority of the assets and liabilities are included in loans held-for-sale or assets of operations held-for-sale and secured debt, respectively, on the Consolidated Balance Sheet. The creditors of these VIEs do not have legal recourse to our general credit.

•

Model home financings — In June 2008, Cerberus purchased certain assets of our Mortgage operations with a carrying value of approximately $480 million for consideration consisting of $230 million in cash and Series B junior preferred membership interests in the newly formed entity, CMH, which is not a subsidiary of our Mortgage operations and the managing member of which is an affiliate of Cerberus. CMH purchased model home and lot option assets from our Mortgage operations.

In conjunction with this agreement, Cerberus entered into a term loan and a revolving loan with CMH. The term loan principal amount was $230 million, and the revolving loan maximum amount was $10 million. Both loans had a five-year term and a 15% interest rate. The term loan and related interest are paid from the dispositions of the model homes and lot options.

The term loan and interest due are repaid out of the dispositions of the models after CMH has repaid the loan and paid the accrued interest. Cash is distributed in the following order: (1) to the Class A senior preferred member all unreturned preferred capital including a preferred return equal to 20% of total cash outlay less the aggregate amount of interest payments made, (2) to the Class B junior preferred member all unreturned preferred capital including a preferred return equal to 20% of the initial Class B capital account, (3) to the Class B member until all reimbursable costs have been returned, and (4) to the common unit member (Cerberus). Based on the market conditions and market valuation adjustments, there is a risk that our Mortgage operations will not receive all of its Tier 2 payments.

As of June 30, 2009, Cerberus was repaid in full under the term loan and was paid their preferred return on Class A Senior Preferred Capital.

We consolidate CMH as we hold all the remaining interests in CMH and are, therefore, the primary beneficiary. The assets of CMH were $55 million and $186 million as of December 31, 2009 and 2008, respectively, and were included in other assets on the Consolidated Balance Sheet. The liabilities of CMH were less

Notes to Consolidated Financial Statements

than $1 million and $47 million as of December 31, 2009 and 2008, respectively, which were classified as debt and accrued expenses and other liabilities on the Consolidated Balance Sheet. The beneficial interest holders of this VIE do not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support or any type of support to the entity during the year ended December 31, 2009.

We continue to service, account for, market, and sell the assets without a servicing fee. However, we do receive reimbursement of expenses directly related to the assets such as property taxes and other direct out-of-pocket expenses. This VIE does not conduct new business; therefore, no new assets were transferred into CMH.

•

Servicing funding — To assist in the financing of our servicing advance receivables, our Mortgage operations formed an SPE that issues term notes to third-party investors that are collateralized by servicing advance receivables. These servicing advance receivables are transferred to the SPE and consist of delinquent principal and interest advances made by our Mortgage operations, as servicer, to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables through financing obtained from the third-party investors and subordinated loans or an equity contribution from our Mortgage operations. Management determined that we are the primary beneficiary of the SPE and therefore consolidated the entity. The assets of this entity totaled $1.4 billion and $1.2 billion as of December 31, 2009 and 2008, respectively, which are included in other assets on the Consolidated Balance Sheet. The liabilities of this entity totaled $1.4 billion at December 31, 2009, consisting of $700 million in third-party term notes that are included in debt on the Consolidated Balance Sheet, and $677 million in affiliate payables to our Mortgage operations, which are eliminated in consolidation. The liabilities of this entity totaled $1.2 billion at December 31, 2008, consisting of $700 million in third-party term notes that are included in debt on the Consolidated Balance Sheet and $507 million in affiliate payables to our Mortgage operations that are eliminated in consolidation. The beneficial interest holder of this VIE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the year ended December 31, 2009.

•

Commercial Finance receivables — We transfer asset-backed lending receivables and commercial trade receivables into bank-sponsored multiseller commercial paper conduits. These conduits provide a funding source to us (and to other transferors into the conduit) as they fund the purchase of the receivables through the issuance of commercial paper. Total assets and liabilities outstanding in these bank-sponsored conduits approximated $231 million and $82 million, respectively, as of December 31, 2009. Total assets and liabilities outstanding in these bank-sponsored conduits approximated $2.1 billion and $781 million, respectively, as of December 31, 2008. Although we have a variable interest in these conduits, we may prepay all of the loans at our discretion at any time, and as such, on January 11, 2010, these conduits were settled and discontinued due to the availability of alternative funding.

Prior to July 21, 2009, we also had a facility in which we transferred commercial-lending receivables to a 100% owned SPE that, in turn, issued notes to third-party financial institutions, our Commercial Finance Group, and asset-backed commercial paper conduits. The SPE funded the purchase of receivables from us with cash obtained from the sale of notes. Management determined we were the primary beneficiary of the SPE and therefore consolidated the entity. Additionally, beneficial interest holders of this variable interest entity did not have legal recourse to our general credit. On July 21, 2009, this facility was settled and discontinued due to the availability of alternative funding. As a result, there were no remaining assets or liabilities included in our Consolidated Balance Sheet as of December 31, 2009. As of December 31, 2008, the assets and liabilities of the SPE totaled $2.2 billion and $1.1 billion respectively, and they were included in finance receivables and loans, net of unearned income, on our Consolidated Balance Sheet.

•

Preferred Blocker Inc. — In connection with the fourth quarter 2008 private debt exchange, we transferred GMAC Preferred Membership Interests (the Blocker Preferred) to Preferred Blocker Inc. (Blocker), a newly formed taxable C-corporation. Blocker was established for the sole purpose of investing in the Blocker Preferred and financing them through the issuance of preferred stock (the Blocker Preferred Stock) to third-party investors in

Notes to Consolidated Financial Statements

connection with the December 2008 private debt exchange. Blocker did not engage in any business activities, hold any assets, or incur any liabilities other than in connection with the issuance and maintenance of Blocker Preferred Stock. In connection with the arrangement described above, GMAC held 5,000,000 shares of Blocker common stock with a par value of $0.01. Additionally, we were bound by a Keep-Well Agreement with Blocker in which we were required to make payment to Blocker in the event that Blocker’s expenses, primarily its income tax expense, were greater than the dividend spread between the Blocker Preferred (11.86% dividend rate per annum) and the Blocker Preferred Stock (7% dividend rate per annum). Due to the spread in rates, Blocker’s tax rate would have to have exceeded 41.0% before we would have been required to make payment under the Keep-Well Agreement. Since this rate is in excess of common corporate taxable rates, the potential for loss under the agreement was considered remote, unless corporate tax rates increased. Although we held these variable interests in Blocker, we were not considered to be the primary beneficiary as we did not retain the majority of the expected losses or returns. Blocker was a wholly owned nonconsolidated subsidiary of GMAC. In connection with GMAC’s June 30, 2009, conversion from a limited liability company to a corporation, effective October 15, 2009, Blocker was merged with and into GMAC with GMAC continuing as the surviving entity. The Blocker Preferred Stock was required by its terms to be converted into or exchanged for preferred stock of GMAC. As such, the Blocker Preferred Stock was converted into the right to receive an equal number of newly issued shares of GMAC’s 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G, which has substantially the same rights, preferences, and economic benefits as previously provided to the holders of the Blocker Preferred Stock. The Blocker Preferred, held by Blocker, was canceled and returned to authorized but unissued status. Additionally, the Keep-Well Agreement was terminated in accordance with its terms.

29. Segment and Geographic Information

Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses incurred for which discrete financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Change in Reportable Segment Information

As a result of a change in management’s view of our operations, we have changed the presentation and profit measures of our reportable operating segments as of December 31, 2009. These changes include the following:

•

We presented our North American Automotive Finance operations, International Automotive Finance operations, and Insurance operations reportable operating segments under the new collective business description, Global Automotive Services. Previously our North American Automotive Finance operations and International Automotive Finance operations reportable operating segments were collectively described as our Global Automotive Finance operations. The combination of these three reportable operating segments under the Global Automotive Services description is consistent with the organizational alignment of these businesses and management’s current view of the automotive finance and insurance businesses.

•

We have implemented a funds-transfer-pricing (FTP) methodology for the majority of our business operations. The FTP methodology assigns charge rates and credit rates to classes of assets and liabilities based on expected duration and the LIBOR swap curve plus an assumed credit spread. Matching duration allocates interest income and interest expense to these reportable segments so their respective results are insulated from interest rate risk. This methodology is consistent with our asset liability management (ALM) practices, which includes managing interest rate risk centrally at a corporate level. The net residual impact of the FTP methodology is included within the results of Corporate and Other as summarized below.

We may periodically refine our segment reporting methodology as our management reporting practices and businesses change. Amounts for 2008 and 2007 have been reclassified to conform to the current management view.

Notes to Consolidated Financial Statements

Financial information for our reportable operating segments is summarized as follows:

	Global Automotive Services (a)
Year ended December 31, ($ in millions)	North American Automotive Finance operations	International Automotive Finance operations (b)	Insurance operations	Mortgage operations (c)	Corporate and Other (d)	Consolidated (e)
2009
Net financing revenue (loss)	$3,202	$738	$—	$568	$(2,388)	$2,120
Other revenue	757	281	2,271	378	740	4,427

Total net revenue (loss)	3,959	1,019	2,271	946	(1,648)	6,547

Provision for loan losses	611	237	—	4,272	491	5,611

Other noninterest expense	1,596	910	1,942	2,939	478	7,865

Income (loss) from continuing operations before income tax expense (benefit)	1,752	(128)	329	(6,265)	(2,617)	(6,929)
Income tax expense (benefit) from continuing operations	1,206	112	57	(226)	(1,072)	77

Net income (loss) from continuing operations	546	(240)	272	(6,039)	(1,545)	(7,006)

Loss from discontinued operations, net of tax	—	(325)	(711)	(2,234)	(22)	(3,292)

Net income (loss)	$546	$(565)	$(439)	$(8,273)	$(1,567)	$(10,298)

Total assets	$68,282	$21,802	$10,614	$38,894	$32,714	$172,306

2008
Net financing revenue (loss)	$1,646	$908	$—	$361	$(1,960)	$955
Other revenue	1,066	389	2,961	1,449	9,423	15,288

Total net revenue	2,712	1,297	2,961	1,810	7,463	16,243
Provision for loan losses	1,198	204	—	1,690	10	3,102
Impairment of goodwill and other intangible assets	14	—	—	—	2	16
Other noninterest expense	1,707	957	2,462	2,728	500	8,354

(Loss) income from continuing operations before income tax expense (benefit)	(207)	136	499	(2,608)	6,951	4,771
Income tax expense (benefit) from continuing operations	88	20	112	(76)	(275)	(131)

Net (loss) income from continuing operations	(295)	116	387	(2,532)	7,226	4,902

(Loss) income from discontinued operations, net of tax	—	(37)	72	(3,055)	(14)	(3,034)

Net (loss) income	$(295)	$79	$459	$(5,587)	$7,212	$1,868

Total assets	$71,981	$29,290	$12,013	$44,763	$31,429	$189,476

Notes to Consolidated Financial Statements

	Global Automotive Services (a)
Year ended December 31, ($ in millions)	North American Automotive Finance operations	International Automotive Finance operations (b)	Insurance operations	Mortgage operations (c)	Corporate and Other (d)	Consolidated (e)
2007
Net financing revenue (loss)	$3,421	$902	$—	$900	$(1,502)	$3,721
Other revenue (loss)	1,531	424	3,164	1,060	(10)	6,169

Total net revenue (loss)	4,952	1,326	3,164	1,960	(1,512)	9,890
Provision for loan losses	390	113	—	2,526	10	3,039
Impairment of goodwill and other intangible assets	—	—	—	385	—	385
Other noninterest expense	1,539	755	2,618	2,725	194	7,831

Income (loss) from continuing operations before income tax expense (benefit)	3,023	458	546	(3,676)	(1,716)	(1,365)
Income tax expense (benefit) from continuing operations	490	105	170	120	(371)	514

Net income (loss) from continuing operations	2,533	353	376	(3,796)	(1,345)	(1,879)

Income (loss) from discontinued operations, net of tax	—	27	83	(583)	20	(453)

Net income (loss)	$2,533	$380	$459	$(4,379)	$(1,325)	$(2,332)

Total assets	$85,191	$36,066	$13,770	$81,307	$32,605	$248,939

(a)	North American operations consist of automotive financing in the United States, Canada, and Puerto Rico. International operations consist of automotive financing and full-service leasing in all other countries.
(b)	Amounts include intrasegment eliminations between North American operations, International operations, and Insurance operations.
(c)	Represents the ResCap legal entity and the mortgage activities of Ally Bank and ResMor Trust.
(d)	Represents our Commercial Finance Group, certain equity investments, other corporate activities, net impact from ALM activities, and reclassifications and eliminations between the reportable operating segments. At December 31, 2009, total assets were $3.3 billion for the Commercial Finance Group.
(e)	Net financing revenue after the provision for loan losses totaled $(3,491) million, $(2,147) million, and $682 million in 2009, 2008, and 2007, respectively.

Notes to Consolidated Financial Statements

Information concerning principal geographic areas was as follows:

Year ended December 31, ($ in millions)	Revenue (a)	Long-lived assets (b)
2009
Canada	$654	$3,985
Europe	921	906
Latin America	761	33
Asia-Pacific	(55)	8

Total foreign	2,281	4,932
Total domestic	4,266	11,399

Total	$6,547	$16,331

2008
Canada	$(116)	$6,211
Europe	1,236	2,349
Latin America	1,026	167
Asia-Pacific	(6)	179

Total foreign	2,140	8,906
Total domestic	14,103	17,915

Total	$16,243	$26,821

2007
Canada	$434	$9,861
Europe	931	2,725
Latin America	1,006	186
Asia-Pacific	25	238

Total foreign	2,396	13,010
Total domestic	7,494	19,897

Total	$9,890	$32,907

(a)	Revenue consists of net financing revenue (loss) and total other revenue as presented in our Consolidated Statement of Income.
(b)	Consists of investment in operating leases, net, and net property and equipment.

30. Guarantees, Commitments, Contingencies, and Other Risks

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in an underlying agreement that is related to a guaranteed party. The following summarizes our outstanding guarantees made to third parties on our Consolidated Balance Sheet, for the periods shown.

	2009		2008
December 31, ($ in millions)	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
Letters of credit	$395	$21	$467	$10
Agency loan	1,208	56	4,369	—
Guarantees for repayment of third-party debt	782	—	717	3
Credit enhancement guarantees	192	4	111	1
Default repurchases	699	81	674	7
Capmark guarantees	177	47	195	—
Trust preferred securities	2,670	—	—	—
Other guarantees	40	25	40	13

Notes to Consolidated Financial Statements

Letters of Credit

Our Commercial Finance Group issues both trade and standby letters of credit to clients that represent irrevocable guarantees of payment of specified financial obligations. Trade letters of credit issued to our clients are primarily used as payment methods to support their buying and selling of merchandise with third-party beneficiaries. These are utilized primarily for the importation and exportation of goods. Standby letters of credit represent our various contingent liabilities in the event our client defaults on an obligation with the third-party beneficiaries. Standby letters of credit are primarily utilized by third-party beneficiaries as insurance in the event of nonperformance by our client. Letters of credit are generally collateralized by assets of the client (i.e., trade receivables, inventory, and cash deposits). Expiration dates on letters of credit range from certain ongoing commitments that will expire during the upcoming year to terms of several years for certain letters of credit.

If nonperformance by a client occurs for letters of credit, we can be liable for payment of the letter of credit to the beneficiary with our likely recourse being a charge back to the client. The majority of clients with whom we have letter of credit exposure fall into the “acceptable” risk-rating category of our Commercial Finance Group’s internal risk-rating system. This category is essentially at the midpoint of our risk rating classifications. While the overall credit of a borrower in this category is considered “acceptable,” a higher degree of risk may be evident. The borrower assessment factors may have elements that reflect marginally acceptable conditions warranting a more careful review, analysis, and monitoring. Additionally, tighter terms, covenants, or greater collateral protection may be necessary to help mitigate the risks associated with the financial condition of a borrower in this category.

In addition, our Mortgage operations issue financial standby letters of credit as part of its warehouse and construction-lending activities. Expiration dates on the letter of credit range from 2010 to ongoing commitments and are generally collateralized by borrower assets.

Agency Loan Program

Our Mortgage operations deliver loans to certain agencies that allow streamlined loan processing and limited documentation requirements. The majority of these loans are originated under an employee benefit plan available to GM and GMAC employees. In the event any loans delivered under these programs reach a specified delinquency status, we may be required to provide certain documentation or, in some cases, repurchase the loan or indemnify the investors for any losses sustained. Each program includes termination features whereby once the loan has performed satisfactorily for a specified time we are no longer obligated under the program. The maximum liability represents the principal balance for loans sold under these programs.

Guarantees for Repayment of Third-party Debt

Under certain arrangements, our International Automotive Finance operations guarantee the repayment of third-party debt obligations in the case of default. These guarantees are collateralized by retail loans or finance leases.

Our Commercial Finance Group provides credit protection to customers that guarantee payments of specified financial obligations of third-party beneficiaries without purchasing the obligations. These obligations primarily represent customer receivables due to certain of our factoring clients. While most of the specific receivables for which we provide guarantees are collected within 60 days, these arrangements are typically ongoing in nature. In the event a customer fails to perform on an obligation, we can be liable for payment of the obligation to the client. The majority of customers that we guarantee fall into the “acceptable” risk-rating category or higher on our Commercial Finance Group’s internal risk-rating system. The acceptable rating category is described further in the Letters of credit section above.

Credit Enhancement Guarantees

Our Mortgage operations have sold certain mortgage loans to investors that contain a guarantee for the payment of third-party debt in the event of default or loss.

Default Repurchases

Our International Automotive Finance operations provide certain investors in our on- and off-balance sheet arrangements (securitizations) and whole-loan transactions with repurchase commitments for loans that become contractually delinquent

Notes to Consolidated Financial Statements

within a specified period of time from their date of origination or purchase. The maximum obligation represents the principal balance for loans sold that are covered by these stipulations. Refer to Note 10 and Note 28 for further information regarding our securitization trusts.

Capmark Guarantees

Capmark Financial Group Inc. (Capmark) is a commercial real estate finance company formed in 2006 as a result of the sale of our former commercial mortgage operations. In connection with this sale, we retained certain guarantees related to Low Income Housing Tax Credit (LIHTC) investment funds that Capmark sponsored that provided certain minimum yield guarantees to investors in the LIHTC funds. Under the terms of the guarantee arrangements, we are indemnified by Capmark for payments made or liabilities incurred by us in connection with these guarantees. On October 25, 2009, Capmark announced that it and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result of the Capmark bankruptcy filing during the fourth quarter of 2009, we recorded a liability for the guarantee arrangement of $47 million as of December 31, 2009.

Trust Preferred Securities

On December 30, 2009, we entered into a Securities Purchase and Exchange Agreement with the Treasury and GMAC Capital Trust I, a Delaware statutory trust (the Trust) established by GMAC. As part of the agreement, the Trust sold to the Treasury 2,540,000 trust preferred securities issued by the Trust with an aggregate liquidation preference of $2.5 billion. Additionally, we issued and sold to the Treasury a ten-year warrant to purchase up to 127,000 additional trust preferred securities with an aggregate liquidation preference of $127 million, at an initial exercise price of $0.01 per security, which the Treasury immediately exercised in full. We fully and unconditionally guarantee, on a subordinated basis, for the benefit of the holders of the trust preferred securities, the payment of certain amounts due on the trust preferred securities to the extent not paid by or on behalf of the Trust. Our maximum exposure is the equivalent of the unpaid amount of our 8.00% junior subordinated unsecured debentures (the Debentures) that the Trust purchased from us with the proceeds from the sale of the trust preferred securities. The trust preferred securities have no stated maturity date but must be redeemed upon the redemption or maturity (February 15, 2040) of the Debentures.

Other Guarantees

We have other standard indemnification clauses in certain of our funding arrangements that would require us to pay lenders for increased costs resulting from certain changes in laws or regulations. Since any changes would be dictated by legislative and regulatory actions, which are inherently unpredictable, we are not able to estimate a maximum exposure under these arrangements. To date, we have not made any payments under these indemnification clauses.

Our Mortgage operations have guaranteed certain amounts related to servicing advances.

In connection with the fourth quarter 2008 private debt exchange, we transferred GMAC Preferred Membership Interests to Preferred Blocker Inc. (Blocker), a newly formed taxable C-corporation. Blocker was established for the sole purpose of investing in a series of GMAC Preferred Membership Interests and financing it through the issuance of Blocker Preferred Stock to third-party investors in connection with the private debt exchange. We were bound by a Keep-Well Agreement with Blocker in which we were required to make payment to Blocker in the event that Blocker’s expenses, primarily its income tax expense, were greater than the dividend spread between the GMAC Preferred Membership Interests (11.86% dividend rate per annum) and the Blocker Preferred Stock (7% dividend rate per annum). In connection with GMAC’s June 30, 2009, conversion from a limited liability company to a corporation, effective October 15, 2009, Blocker was merged with and into GMAC with GMAC continuing as the surviving entity. No liability was reflected on our Consolidated Balance Sheet as of December 31, 2009, as the Keep-Well Agreement was terminated in accordance with its terms. No liability was reflected on our Consolidated Balance Sheet as of December 31, 2008, because the potential for loss under the Keep-Well Agreement was considered remote. Refer to Note 28 for additional information.

Notes to Consolidated Financial Statements

Commitments

Financing Commitments

The contract amount and gain and loss positions of financial commitments were as follows:

	2009			2008
December 31, ($ in millions)	Contract amount	Gain position	Loss position	Contract amount	Gain position	Loss position
Commitments to
Originate/purchase mortgages or securities (a)	$9,193	$25	$(39)	$4,837	$47	$(1)
Sell mortgages or securities (a)	10,465	125	(5)	5,032	135	(46)
Sell retail automotive receivables (b)	4,807	—	—	7,933	—	—
Provide capital to investees (c)	145	—	—	223	—	—
Fund construction lending (d)	—	—	—	10	—	—
Unused mortgage-lending commitments (e)	1,291	—	—	1,273	—	—
Home equity lines of credit (f)	2,972	—	—	4,300	—	—
Unused revolving credit line commitments (g)	3,006	—	—	4,093	—	—

(a)	The fair value is estimated using published market information associated with commitments to sell similar instruments. Included as of December 31, 2009 and 2008, are commitments accounted for as derivatives with a contract amount of $19,600 million and $9,840 million, a gain position of $150 million and $182 million, and a loss position of $44 million and $46 million, respectively.
(b)	We have entered into agreements with third-party banks to sell automotive retail receivables in which we transfer all credit risk to the purchaser (whole-loan sales).
(c)	We are committed to lend equity capital to certain private equity funds. The fair value of these commitments is considered in the overall valuation of the underlying assets with which they are associated.
(d)	We are committed to fund the completion of the development of certain lots and model homes up to the amount of the agreed upon amount per project.
(e)	The fair value of these commitments is considered in the overall valuation of the related assets.
(f)	We are committed to fund the remaining unused balances on home equity lines of credit. The unused lines of credit reset at prevailing market rates and, as such, approximate market value. Included in the home equity lines of credit are both lines of credit on our Consolidated Balance Sheet and those within certain off-balance sheet securitizations. As provided by the securitization structure, we become obligated to fund any incremental draws, subject to customary borrower requirements, on home equity lines of credit by borrowers if certain triggers are met. These draws are referred to as excluded amounts and are funded directly to the borrower by us. In return, our lending balances are collected from an allocated portion of the remitted funds of all the borrowers within the trusts. We actively manage the available lines of credit within these trusts to reduce this potential funding risk. At December 31, 2009, the cumulative funds drawn were $397 million, which we classified as finance receivables and loans, net of unearned income, on the Consolidated Balance Sheet. These receivables are subject to allowance for loan losses. At December 31, 2009, the commitments to fund home equity lines of credit in off-balance sheet securitizations represented $1.3 billion of the total unfunded commitments of $3.0 billion.
(g)	The unused portion of revolving lines of credit reset at prevailing market rates and, as such, approximate market value.

The mortgage-lending and revolving credit line commitments contain an element of credit risk. Management reduces its credit risk for unused mortgage-lending and unused revolving credit line commitments by applying the same credit policies in making commitments as it does for extending loans. We typically require collateral as these commitments are drawn.

Lease Commitments

Future minimum rental payments required under operating leases, primarily for real property, with noncancelable lease terms expiring after December 31, 2009, are as follows:

Year ended December 31, ($ in millions)
2010	$117
2011	94
2012	81
2013	66
2014	51
2015 and thereafter	118

Total minimum payment required	$527

Notes to Consolidated Financial Statements

Certain of the leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $104 million, $189 million, and $227 million in 2009, 2008, and 2007.

Contractual Commitments

We have entered into multiple agreements for information technology, marketing and advertising, and voice and communication technology and maintenance. Many of the agreements are subject to variable price provisions, fixed or minimum price provisions, and termination or renewal provisions. Future payment obligations under these agreements totaled $787 million and are due as follows: $322 million in 2010, $293 million in 2011 and 2012, $164 million in 2013 and 2014, and $8 million in 2015 and thereafter.

Automotive Service and Maintenance Contract Commitments

Automotive service contract programs provide consumers with expansions and extensions of vehicle warranty coverage for specified periods of time and mileages. The coverage generally provides for the repair or replacement of components in the event of failure. The terms of these contracts, which are sold through automobile dealerships and direct mail, range from 3 to 120 months.

The following table presents an analysis of activity in unearned service contract revenue.

Year ended December 31, ($ in millions)	2009	2008
Balance at beginning of year	$2,609	$2,947
Written service contract revenue	685	964
Earned service contract revenue	(1,138)	(1,295)
Revenue reclassified to discontinued operations	(2)	(1)
Foreign currency translation effect	3	(6)
Liability reclassified to held-for-sale	(6)	—

Balance at end of year	$2,151	$2,609

Legal Contingencies

We are subject to potential liability under laws and government regulations and various claims and legal actions that are pending or may be asserted against us.

We are named as defendants in a number of legal actions and are, from time to time, involved in governmental proceedings arising in connection with our various businesses. Some of the pending actions purport to be class actions. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, it is the opinion of management that the eventual outcome of the actions against us will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Notes to Consolidated Financial Statements

Other Risks

Concentration Risk

Consumer

We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend. The highest concentrations of loans are in California and Texas, which represent an aggregate of 15% of our total outstanding consumer loans.

Concentrations in our mortgage operations are closely monitored given the volatility of the housing markets. Our consumer mortgage loan concentrations in California, Florida, and Arizona receive particular attention as their real estate value depreciation has been the most severe. The asset reclassifications to held-for-sale significantly reduced our concentrations in those real estate markets.

Our foreign automotive finance receivables and loans outstanding are heavily concentrated in Canada and Germany, representing 20% and 13%, respectively, of total consumer automotive loans outstanding.

The following table shows held-for-investment consumer finance receivables and loans reported at gross carrying value by state and foreign concentration.

	2009		2008
December 31,	Automobile	1st Mortgage and home equity	Automobile	1st Mortgage and home equity
California	2.7%	23.3%	2.8%	19.8%
Texas	7.5	2.9	8.3	1.9
Florida	2.1	4.4	2.0	5.3
Illinois	1.9	4.4	2.0	3.4
New York	2.4	2.9	3.3	3.1
Michigan	1.4	5.4	0.9	4.4
Pennsylvania	2.4	1.8	2.5	1.7
Virginia	0.8	5.5	0.8	4.3
Arizona	0.8	4.0	0.9	3.6
Maryland	0.7	4.4	0.7	3.5
Other United States	18.7	37.4	18.6	29.5
Canada	20.1	3.6	16.7	0.8
Germany	13.3	—	12.5	6.9
Brazil	6.8	—	4.3	—
Other foreign	18.4	—	23.7	11.8

Total consumer loans	100.0%	100.0%	100.0%	100.0%

The following table includes our five largest state and foreign concentrations based on our higher risk held-for-investment loans reported at gross carrying value as of December 31, 2009.

December 31, 2009 ($ in millions)	High original loan-to-value (greater than 100%) mortgage loans	Payment-option adjustable-rate mortgage loans	Interest-only mortgage loans	Below market rate (teaser) mortgages	All higher risk loans
California	$1	$2	$1,128	$102	$1,233
Virginia	—	—	397	13	410
Maryland	—	—	309	8	317
Michigan	—	—	259	11	270
Illinois	—	—	230	9	239
All other domestic and foreign	6	5	2,023	188	2,222

Total	$7	$7	$4,346	$331	$4,691

Notes to Consolidated Financial Statements

Commercial Real Estate

The commercial real estate portfolio consists of loans issued primarily to developers, homebuilders and commercial real estate firms. The following table shows held-for-investment commercial real estate loans reported at gross carrying value by geographic region and property type.

December 31,	2009	2008
Geographic region
Florida	11.8%	11.6%
Texas	11.2	13.8
California	9.8	16.2
Michigan	8.5	5.4
Virginia	3.9	3.7
New York	3.7	3.7
Pennsylvania	3.4	2.1
Oregon	2.1	0.8
Alabama	2.1	1.2
Georgia	2.1	2.5
Other United States	26.2	28.5
United Kingdom	7.3	4.5
Canada	4.3	4.1
Germany	0.6	—
Other foreign	3.0	1.9

Total outstanding commercial real estate loans	100.0%	100.0%

Property type
Automobile dealers	84.3%	51.9%
Land and land development	5.7	42.4
Apartments	2.9	2.8
Residential	2.7	2.9
Other	4.4	—

Total outstanding commercial real estate loans	100.0%	100.0%

Commercial Criticized Exposure

Exposures deemed criticized represent loans that are classified by regulatory authorities as special mention, substandard, or doubtful. The following table shows industry concentrations for held-for-investment commercial criticized loans reported at gross carrying value.

December 31,	2009	2008
Industry
Automotive	50.1%	60.5%
Resort finance	17.1	—
Health/medical	7.9	4.4
Real estate	6.1	25.5
Manufacturing	3.2	0.6
Retail	2.7	1.7
Services	2.2	0.4
Banks and finance companies	2.0	3.1
All other	8.7	3.8

Total	100.0%	100.0%

Notes to Consolidated Financial Statements

Loan Repurchases and Obligations Related to Loan Servicing

When our Mortgage operations sell loans through whole-loan, agency sales or securitizations, we are required to provide representations and warranties about the loans to the purchaser or securitization trust. Upon discovery of a breach of a representation, we will either correct the loans in a manner conforming to the provisions of the sale agreement, replace the loans with similar loans that conform to the provisions, or purchase the loans at a price determined by the related transaction documents, consistent with industry practice. We purchased $857 million in mortgage loans under these provisions during 2009 and $988 million in 2008. In addition, we have a reserve for expected future losses in connection with these activities totaling $1.2 billion and $225 million at December 31, 2009 and 2008 respectively. Refer to Note 10 and Note 28 for further information regarding our securitization trusts. In addition, we are subject to various contractual obligations as a servicer of loans, and a breach of such obligations could result in potential liability.

31. Quarterly Financial Statements (unaudited)

2009 ($ in millions)	First quarter	Second quarter	Third quarter	Fourth quarter
Net financing revenue	$474	$393	$575	$678
Total other revenue	1,250	867	1,411	899

Total net revenue	1,724	1,260	1,986	1,577
Provision for loan losses	746	1,117	680	3,068
Other noninterest expense	1,655	1,726	2,166	2,318

Loss from continuing operations before income tax (benefit) expense	(677)	(1,583)	(860)	(3,809)
Income tax (benefit) expense from continuing operations	(124)	1,096	(291)	(604)

Net loss from continuing operations	(553)	(2,679)	(569)	(3,205)

Loss from discontinued operations, net of tax	(122)	(1,224)	(198)	(1,748)

Net loss	$(675)	$(3,903)	$(767)	$(4,953)

2008
Net financing revenue (loss)	$715	$222	$475	$(457)
Total other revenue	1,865	1,276	782	11,365

Total net revenue	2,580	1,498	1,257	10,908
Provision for loan losses	432	641	838	1,191
Impairment of goodwill	—	—	16	—
Other noninterest expense	1,846	2,136	2,455	1,917

Income (loss) from continuing operations before income tax expense (benefit)	302	(1,279)	(2,052)	7,800
Income tax expense (benefit) from continuing operations	76	5	(114)	(98)

Net income (loss) from continuing operations	226	(1,284)	(1,938)	7,898

Loss from discontinued operations, net of tax	(815)	(1,198)	(585)	(436)

Net (loss) income	$(589)	$(2,482)	$(2,523)	$7,462

32. Subsequent Events

Declaration of Quarterly Dividend Payments

On January 8, 2010, the GMAC Board of Directors declared quarterly dividend payments on certain outstanding preferred stock. This included a cash dividend of $0.56 per share, or a total of $129 million, on Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 and a cash dividend of $17.31 per share, or a total of $45 million, on Fixed Rate Cumulative Perpetual Preferred Stock, Series G. The dividends were paid on February 15, 2010.

Notes to Consolidated Financial Statements

February 2010 Notes Offering

On February 12, 2010, we completed a private securities offering of $2 billion in aggregate principal amount of GMAC senior guaranteed notes due 2015. The notes bear interest at a rate of 8.3% per annum and are unconditionally guaranteed by certain GMAC subsidiaries.

Discontinued Operations

During the three months ended June 30, 2010, we classified the operations of our International Automotive Finance operations in Australia and Russia and our U.K. mortgage operations as discontinued. Refer to Note 2 for additional information.

The previously issued Consolidated Financial Statements, for all periods presented, have been recast, such that all the operating results for these operations were removed from continuing operations and are presented separately as discontinued, net of tax. The Notes to the Consolidated Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

33. Supplemental Financial Information

Certain of our senior notes are guaranteed by a group of subsidiaries (the Guarantors). The Guarantors, each of which is a 100% directly owned subsidiary of Ally Financial Inc., are Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V., and GMAC Continental LLC. The Guarantors fully and unconditionally guarantee the senior notes on a joint and several basis.

The following financial statements present condensed consolidating financial data for (i) Ally Financial Inc. (on a parent company only basis), (ii) the combined Guarantors, (iii) the combined nonguarantor subsidiaries (all other subsidiaries), (iv) an elimination column for adjustments to arrive at the information for the parent company, Guarantors, and nonguarantors on a consolidated basis, and (v) the parent company and our subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for by the parent company and the Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the parent company’s and Guarantors’ investment in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate distributed and undistributed income of subsidiaries, investments in subsidiaries, and intercompany balances and transactions between the parent, Guarantors, and nonguarantors.

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Income

	Year ended December 31, 2009
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Financing revenue and other interest income
Finance receivables and loans
Consumer	$478	$20	$4,068	$—	$4,566
Commercial	298	15	1,388	—	1,701
Notes receivable from General Motors	115	1	96	—	212
Intercompany	837	5	7	(849)	—

Total finance receivables and loans	1,728	41	5,559	(849)	6,479
Loans held-for-sale	238	—	209	—	447
Interest on trading securities	—	—	132	—	132
Interest and dividends on available-for-sale investment securities	—	—	234	—	234
Interest and dividends on available-for-sale investment securities — intercompany	280	—	3	(283)	—
Interest bearing cash	26	—	73	—	99
Other interest income, net	—	—	86	—	86
Operating leases	466	—	5,249	—	5,715

Total financing revenue and other interest income	2,738	41	11,545	(1,132)	13,192
Interest expense
Interest on deposits	27	—	676	—	703
Interest on short-term borrowings	30	2	552	—	584
Interest on long-term debt	3,819	22	2,427	(231)	6,037
Interest on intercompany debt	(46)	10	693	(657)	—

Total interest expense	3,830	34	4,348	(888)	7,324
Depreciation expense on operating lease assets	169	—	3,579	—	3,748

Net financing (loss) revenue	(1,261)	7	3,618	(244)	2,120
Dividends from subsidiaries
Nonbank subsidiaries	550	—	—	(550)	—
Other revenue
Servicing fees	690	—	859	—	1,549
Servicing asset valuation and hedge activities, net	—	—	(1,104)	—	(1,104)

Total servicing income, net	690	—	(245)	—	445
Insurance premiums and service revenue earned	—	—	1,977	—	1,977
Gain on mortgage and automotive loans, net	10	—	801	—	811
Gain on extinguishment of debt	623	—	1,751	(1,709)	665
Other gain on investments, net	566	—	310	(545)	331
Other income, net of losses	(249)	2	1,043	(598)	198

Total other revenue	1,640	2	5,637	(2,852)	4,427
Total net revenue	929	9	9,255	(3,646)	6,547
Provision for loan losses	(148)	—	5,759	—	5,611
Noninterest expense
Compensation and benefits expense	590	6	985	—	1,581
Insurance losses and loss adjustment expenses	—	—	1,042	—	1,042
Other operating expenses	714	12	5,119	(603)	5,242

Total noninterest expense	1,304	18	7,146	(603)	7,865
Loss from continuing operations before income tax (benefit) expense and undistributed (loss) income of subsidiaries	(227)	(9)	(3,650)	(3,043)	(6,929)
Income tax (benefit) expense from continuing operations	(24)	—	101	—	77

Net loss from continuing operations	(203)	(9)	(3,751)	(3,043)	(7,006)

Loss from discontinued operations, net of tax	(287)	—	(3,005)	—	(3,292)
Undistributed (loss) income of subsidiaries
Bank subsidiary	(1,953)	(1,953)	—	3,906	—
Nonbank subsidiaries	(7,855)	44	—	7,811	—

Net loss	$(10,298)	$(1,918)	$(6,756)	$8,674	$(10,298)

Notes to Consolidated Financial Statements

	Year ended December 31, 2008
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Financing revenue and other interest income
Finance receivables and loans
Consumer	$770	$20	$5,378	$—	$6,168
Commercial	173	20	2,013	—	2,206
Notes receivable from General Motors	86	1	138	—	225
Intercompany	1,079	31	200	(1,310)	—

Total finance receivables and loans	2,108	72	7,729	(1,310)	8,599
Loans held-for-sale	473	—	364	—	837
Interest on trading securities	—	—	130	(3)	127
Interest and dividends on available-for-sale investment securities	99	—	271	14	384
Interest and dividends on available-for-sale investment securities — intercompany	6	—	8	(14)	—
Interest bearing cash	136	—	240	—	376
Other interest income, net	(40)	—	362	(2)	320
Operating leases	4,238	—	3,350	(6)	7,582

Total financing revenue and other interest income	7,020	72	12,454	(1,321)	18,225
Interest expense
Interest on deposits	87	—	624	—	711
Interest on short-term borrowings	270	10	1,254	3	1,537
Interest on long-term debt	3,420	16	5,378	(488)	8,326
Interest in intercompany debt	(83)	38	875	(830)	—

Total interest expense	3,694	64	8,131	(1,315)	10,574
Depreciation expense on operating lease assets	2,731	(2)	2,749	—	5,478
Impairment of investment in operating leases	915	—	303	—	1,218

Net financing (loss) revenue	(320)	10	1,271	(6)	955
Dividends from subsidiaries
Nonbank subsidiaries	568	—	—	(568)	—
Other revenue
Servicing fees	918	—	829	—	1,747
Servicing asset valuation and hedge activities, net	—	—	(263)	—	(263)

Total servicing income, net	918	—	566	—	1,484
Insurance premiums and service revenue earned	—	—	2,710	—	2,710
Gain on mortgage and automotive loans, net	(165)	—	324	—	159
Gain on extinguishment of debt	8,131	—	1,916	2,581	12,628
Other loss on investments, net	(64)	—	(1,011)	—	(1,075)
Other income, net of losses	(914)	2	1,083	(789)	(618)

Total other revenue	7,906	2	5,588	1,792	15,288
Total net revenue	8,154	12	6,859	1,218	16,243
Provision for loan losses	696	2	2,404	—	3,102
Noninterest expense
Compensation and benefits expense	444	10	1,465	—	1,919
Insurance losses and loss adjustment expenses	—	—	1,402	—	1,402
Other operating expenses	1,231	3	4,701	(902)	5,033
Impairment of goodwill	—	—	16	—	16

Total noninterest expense	1,675	13	7,584	(902)	8,370
Income (loss) from continuing operations before income tax expense (benefit) and undistributed loss of subsidiaries	5,783	(3)	(3,129)	2,120	4,771
Income tax expense (benefit) from continuing operations	8	(1)	(138)	—	(131)

Net income (loss) from continuing operations	5,775	(2)	(2,991)	2,120	4,902

Income (loss) from discontinued operations, net of tax	10	—	(3,044)	—	(3,034)
Undistributed loss of subsidiaries
Bank subsidiary	(116)	(116)	—	232	—
Nonbank subsidiaries	(3,801)	(381)	—	4,182	—

Net income (loss)	$1,868	$(499)	$(6,035)	$6,534	$1,868

Notes to Consolidated Financial Statements

	Year ended December 31, 2007
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Financing revenue and other interest income
Finance receivables and loans
Consumer	$2,072	$17	$6,948	$—	$9,037
Commercial	657	14	2,139	—	2,810
Notes receivable from General Motors	177	—	127	—	304
Intercompany	542	25	145	(712)	—

Total finance receivables and loans	3,448	56	9,359	(712)	12,151
Loans held-for-sale	143	—	923	—	1,066
Interest on trading securities	—	—	293	—	293
Interest and dividends on available-for-sale investment securities	355	—	301	19	675
Interest and dividends on available-for-sale investment securities — intercompany	19	—	—	(19)	—
Interest bearing cash	313	—	295	—	608
Interest bearing cash — intercompany	3	—	—	(3)	—
Other interest income, net	(421)	—	915	(6)	488
Operating leases	3,248	—	3,394	(25)	6,617

Total financing revenue and other interest income	7,108	56	15,480	(746)	21,898
Interest expense
Interest on deposits	172	—	472	—	644
Interest on short-term borrowings	404	13	1,821	1	2,239
Interest on long-term debt	4,151	6	6,805	(219)	10,743
Interest in intercompany debt	(19)	28	499	(508)	—

Total interest expense	4,708	47	9,597	(726)	13,626
Depreciation expense on operating lease assets	1,967	—	2,584	—	4,551

Net financing revenue	433	9	3,299	(20)	3,721
Dividends from subsidiaries
Nonbank subsidiaries	1,189	—	—	(1,189)	—
Other revenue
Servicing fees	828	—	1,309	—	2,137
Servicing asset valuation and hedge activities, net	—	—	(542)	—	(542)

Total servicing income, net	828	—	767	—	1,595
Insurance premiums and service revenue earned	—	—	2,806	—	2,806
Gain on mortgage and automotive loans, net	794	—	51	—	845
Gain on extinguishment of debt	—	—	521	42	563
Other gain (loss) on investments, net	5	—	(601)	—	(596)
Other income, net of losses	(1,437)	2	3,291	(900)	956

Total other revenue	190	2	6,835	(858)	6,169
Total net revenue	1,812	11	10,134	(2,067)	9,890
Provision for loan losses	58	1	2,980	—	3,039
Noninterest expense
Compensation and benefits expense	354	8	1,770	(2)	2,130
Insurance losses and loss adjustment expenses	—	—	1,376	—	1,376
Other operating expenses	1,091	—	4,152	(918)	4,325
Impairment of goodwill	—	—	385	—	385

Total noninterest expense	1,445	8	7,683	(920)	8,216
Income (loss) from continuing operations before income tax (benefit) expense and undistributed income (loss) of subsidiaries	309	2	(529)	(1,147)	(1,365)
Income tax (benefit) expense from continuing operations	(18)	—	531	1	514

Net income (loss) from continuing operations	327	2	(1,060)	(1,148)	(1,879)

Income (loss) from discontinued operations, net of tax	4	—	(457)	—	(453)
Undistributed income (loss) of subsidiaries
Bank subsidiary	291	291	—	(582)	—
Nonbank subsidiaries	(2,954)	(3)	—	2,957	—

Net (loss) income	$(2,332)	$290	$(1,517)	$1,227	$(2,332)

Notes to Consolidated Financial Statements

Condensed Consolidating Balance Sheet

	December 31, 2009
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Assets
Cash and cash equivalents
Noninterest bearing	$418	$—	$1,422	$—	$1,840
Interest bearing	339	5	12,604	—	12,948

Total cash and cash equivalents	757	5	14,026	—	14,788
Trading securities	—	—	739	—	739
Investment securities
Available-for-sale	—	—	12,155	—	12,155
Held-to-maturity	—	—	3	—	3
Intercompany	380	—	261	(641)	—

Total investment securities	380	—	12,419	(641)	12,158
Loans held-for-sale	1,758	—	18,867	—	20,625
Finance receivables and loans, net of unearned income
Consumer	2,804	251	39,794	—	42,849
Commercial	2,193	273	31,475	—	33,941
Notes receivable from General Motors	—	—	911	—	911
Intercompany loans to
Bank subsidiary	5,139	—	—	(5,139)	—
Nonbank subsidiaries	16,073	83	161	(16,317)	—
Allowance for loan losses	(383)	(3)	(2,059)	—	(2,445)

Total finance receivables and loans, net	25,826	604	70,282	(21,456)	75,256
Investment in operating leases, net	1,479	—	14,516	—	15,995
Intercompany receivables from
Bank subsidiary	1,001	—	—	(1,001)	—
Nonbank subsidiaries	178	—	198	(376)	—
Investment in subsidiaries
Bank subsidiary	7,903	7,903	—	(15,806)	—
Nonbank subsidiaries	26,186	3,059	—	(29,245)	—
Mortgage servicing rights	—	—	3,554	—	3,554
Premiums receivable and other insurance assets	—	—	2,728	(8)	2,720
Other assets	4,443	4	16,795	(1,355)	19,887
Assets of operations held-for-sale	(324)	—	6,908	—	6,584

Total assets	$69,587	$11,575	$161,032	$(69,888)	$172,306

Liabilities
Deposit liabilities
Noninterest bearing	$—	$—	$1,755	$—	$1,755
Interest bearing	1,041	—	28,960	—	30,001

Total deposit liabilities	1,041	—	30,715	—	31,756
Debt
Short-term borrowings	1,795	39	8,458	—	10,292
Long-term debt	40,888	406	46,732	(5)	88,021
Intercompany debt to
Nonbank subsidiaries	260	163	21,702	(22,125)	—

Total debt	42,943	608	76,892	(22,130)	98,313
Intercompany payables to
Nonbank subsidiaries	1,385	1	—	(1,386)	—
Interest payable	1,082	12	553	(10)	1,637
Unearned insurance premiums and service revenue	—	—	3,192	—	3,192
Reserves for insurance losses and loss adjustment expenses	—	—	1,215	—	1,215
Accrued expenses and other liabilities	2,297	(7)	9,452	(1,286)	10,456
Liabilities of operations held-for-sale	—	—	4,898	—	4,898

Total liabilities	48,748	614	126,917	(24,812)	151,467

Total equity	20,839	10,961	34,115	(45,076)	20,839

Total liabilities and equity	$69,587	$11,575	$161,032	$(69,888)	$172,306

Notes to Consolidated Financial Statements

	December 31, 2008
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Assets
Cash and cash equivalents
Noninterest bearing	$898	$—	$606	$—	$1,504
Interest bearing	4,745	12	8,890	—	13,647
Interest bearing — intercompany	—	—	17	(17)	—

Total cash and cash equivalents	5,643	12	9,513	(17)	15,151
Trading securities	—	—	1,207	—	1,207
Investment securities
Available-for-sale	1	—	6,233	—	6,234
Held-to-maturity	—	—	3	—	3
Intercompany	1,040	—	158	(1,198)	—

Total investment securities	1,041	—	6,394	(1,198)	6,237
Loans held-for-sale	691	—	7,228	—	7,919
Finance receivables and loans, net of unearned income
Consumer	1,794	330	61,839	—	63,963
Commercial	3,183	313	32,614	—	36,110
Notes receivable from General Motors	—	—	1,655	—	1,655
Intercompany loans to
Nonbank subsidiaries	18,661	246	706	(19,613)	—
Allowance for loan losses	(826)	(3)	(2,604)	—	(3,433)

Total finance receivables and loans, net	22,812	886	94,210	(19,613)	98,295
Investment in operating leases, net	97	—	26,293	—	26,390
Intercompany receivables from
Nonbank subsidiaries	323	20	72	(415)	—
Investment in subsidiaries
Bank subsidiary	3,730	3,730	—	(7,460)	—
Nonbank subsidiaries	28,131	2,546	—	(30,677)	—
Mortgage servicing rights	—	—	2,848	—	2,848
Premiums receivable and other insurance assets	—	—	4,528	(21)	4,507
Other assets	5,104	10	21,743	65	26,922

Total assets	$67,572	$7,204	$174,036	$(59,336)	$189,476

Liabilities
Deposit liabilities
Noninterest bearing	$—	$—	$1,496	$—	$1,496
Interest bearing	342	—	17,969	—	18,311

Total deposit liabilities	342	—	19,465	—	19,807
Debt
Short-term borrowings	1,790	118	8,478	—	10,386
Long-term debt	39,286	385	76,264	—	115,935
Intercompany debt to
Nonbank subsidiaries	268	418	22,545	(23,231)	—

Total debt	41,344	921	107,287	(23,231)	126,321
Intercompany payables to
Bank subsidiary	12	—	—	(12)	—
Nonbank subsidiaries	—	2	433	(435)	—
Interest payable	906	12	605	(6)	1,517
Unearned insurance premiums and service revenue	—	—	4,356	—	4,356
Reserves for insurance losses and loss adjustment expenses	—	—	2,895	—	2,895
Accrued expenses and other liabilities	3,114	4	9,634	(26)	12,726

Total liabilities	45,718	939	144,675	(23,710)	167,622

Total equity	21,854	6,265	29,361	(35,626)	21,854

Total liabilities and equity	$67,572	$7,204	$174,036	$(59,336)	$189,476

Notes to Consolidated Financial Statements

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2009
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Operating activities
Net cash (used in) provided by operating activities	$(3,308)	$25	$(1,299)	$(550)	$(5,132)
Investing activities
Purchases of available-for-sale securities	(145)	—	(21,148)	145	(21,148)
Proceeds from sales of available-for-sale securities	89	—	10,153	(89)	10,153
Proceeds from maturities of available-for-sale securities	—	—	4,527	—	4,527
Net decrease (increase) in investment securities — intercompany	2	—	(103)	101	—
Net (increase) decrease in finance receivables and loans	(363)	118	14,504	—	14,259
Proceeds from sales of finance receivables and loans	446	—	(186)	—	260
Change in notes receivable from GM	—	—	803	—	803
Net (increase) decrease in loans — intercompany	(2,551)	163	(261)	2,649	—
Net (increase) decrease in operating lease assets	(1,519)	—	7,399	—	5,880
Capital contributions to subsidiaries	(8,092)	(6,052)	—	14,144	—
Returns of contributed capital	706	—	—	(706)	—
Sale of business unit, net	—	—	296	—	296
Other, net	(64)	(1)	2,163	—	2,098

Net cash (used in) provided by investing activities	(11,491)	(5,772)	18,147	16,244	17,128
Financing activities
Net change in short-term debt — third party	6	(78)	(266)	—	(338)
Net increase in bank deposits	—	—	10,703	—	10,703
Proceeds from issuance of long-term debt — third party	9,641	128	20,821	89	30,679
Repayments of long-term debt — third party	(8,831)	(107)	(52,410)	(145)	(61,493)
Net change in debt — intercompany	(7)	(255)	2,995	(2,733)	—
Proceeds from issuance of common members’ interests	1,247	—	—	—	1,247
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	8,750	—	—	—	8,750
Dividends paid — third party	(1,592)	—	—	—	(1,592)
Dividends paid and returns of contributed capital — intercompany	—	—	(1,256)	1,256	—
Capital contributions from parent	—	6,052	8,092	(14,144)	—
Other, net	699	—	365	—	1,064

Net cash provided by (used in) financing activities	9,913	5,740	(10,956)	(15,677)	(10,980)
Effect of exchange-rate changes on cash and cash equivalents	—	—	(602)	—	(602)

Net (decrease) increase in cash and cash equivalents	(4,886)	(7)	5,290	17	414
Cash and cash equivalents reclassified to assets held-for-sale	—	—	(777)	—	(777)
Cash and cash equivalents at beginning of year	5,643	12	9,513	(17)	15,151

Cash and cash equivalents at end of year	$757	$5	$14,026	$—	$14,788

Notes to Consolidated Financial Statements

	Year ended December 31, 2008
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Operating activities
Net cash provided by (used in) operating activities	$2,049	$(19)	$12,633	$(568)	$14,095
Investing activities
Purchases of available-for-sale securities	(6,783)	—	(11,317)	1,898	(16,202)
Proceeds from sales of available-for-sale securities	8,903	—	5,165	—	14,068
Proceeds from maturities of available-for-sale securities	898	—	6,604	—	7,502
Net (increase) decrease in investment securities — intercompany	—	—	(158)	158	—
Net decrease (increase) in finance receivables and loans	6,504	(32)	(902)	—	5,570
Proceeds from sales of finance receivables and loans	1,347	—	19	—	1,366
Change in notes receivable from GM	—	—	(62)	—	(62)
Net (increase) decrease in loans — intercompany	(7,559)	149	2,418	4,992	—
Net decrease (increase) in operating lease assets	2,925	2	(5,838)	—	(2,911)
Sales of mortgage servicing rights, net	—	—	797	—	797
Capital contributions to subsidiaries	(1,402)	(24)	—	1,426	—
Returns of contributed capital	274	—	—	(274)	—
Sale of business unit, net	—	—	319	—	319
Other, net	(515)	(1)	987	—	471

Net cash provided by (used in) investing activities	4,592	94	(1,968)	8,200	10,918
Financing activities
Net change in short-term debt — third party	(5,393)	118	(17,540)	—	(22,815)
Net increase in bank deposits	—	—	6,447	—	6,447
Proceeds from issuance of long-term debt — third party	—	245	44,479	—	44,724
Repayments of long-term debt	(10,001)	(263)	(47,465)	(1,898)	(59,627)
Net change in debt — intercompany	268	(181)	5,080	(5,167)	—
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	5,000	—	—	—	5,000
Dividends paid — third party	(113)	—	—	—	(113)
Dividends paid and returns of contributed capital — intercompany	—	(16)	(826)	842	—
Capital contributions from parent	—	24	1,402	(1,426)	—
Other, net	(1,761)	—	(23)	—	(1,784)

Net cash used in financing activities	(12,000)	(73)	(8,446)	(7,649)	(28,168)
Effect of exchange-rate changes on cash and cash equivalents	—	—	629	—	629

Net (decrease) increase in cash and cash equivalents	(5,359)	2	2,848	(17)	(2,526)
Cash and cash equivalents at beginning of year	11,002	10	6,665	—	17,677

Cash and cash equivalents at end of year	$5,643	$12	$9,513	$(17)	$15,151

Notes to Consolidated Financial Statements

	Year ended December 31, 2007
($ in millions)	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
Operating activities
Net cash (used in) provided by operating activities	$(10,617)	$(31)	$13,297	$(1,189)	$1,460
Investing activities
Purchases of available-for-sale securities	(6,562)	—	(11,015)	895	(16,682)
Proceeds from sales of available-for-sale securities	1,024	—	7,025	—	8,049
Proceeds from maturities of available-for-sale securities	3,476	—	4,604	—	8,080
Net decrease (increase) in finance receivables and loans	25,917	(181)	(67,708)	—	(41,972)
Proceeds from sales of finance receivables and loans	1,679	—	69,224	—	70,903
Change in notes receivable from GM	—	—	138	—	138
Net (increase) decrease in loans — intercompany	(3,366)	(19)	(5,746)	9,131	—
Net decrease (increase) in operating lease assets	1,780	—	(13,576)	—	(11,796)
Sales of mortgage servicing rights, net	—	—	561	—	561
Acquisitions of subsidiaries, net of cash acquired	—	—	(209)	—	(209)
Capital contributions to subsidiaries	(2,295)	(256)	—	2,551	—
Sale of business unit, net	—	—	15	—	15
Other, net	(413)	—	1,570	—	1,157

Net cash provided by (used in) investing activities	21,240	(456)	(15,117)	12,577	18,244
Financing activities
Net change in short-term debt — third party	175	(10)	(9,413)	—	(9,248)
Net increase in bank deposits	—	—	3,078	—	3,078
Proceeds from issuance of long-term debt — third party	2,770	150	67,310	—	70,230
Repayments of long-term debt	(14,365)	(41)	(66,833)	(895)	(82,134)
Net change in debt — intercompany	—	129	9,002	(9,131)	—
Proceeds from issuance of common members’ interests	—	1	(1)	—	—
Dividends paid — third party	(179)	—	—	—	(179)
Dividends paid and returns of contributed capital — intercompany	—	—	(1,189)	1,189	—
Capital contributions from parent	—	256	2,295	(2,551)	—
Other, net	1,038	—	(363)	—	675

Net cash (used in) provided by financing activities	(10,561)	485	3,886	(11,388)	(17,578)
Effect of exchange-rate changes on cash and cash equivalents	—	—	92	—	92

Net increase (decrease) in cash and cash equivalents	62	(2)	2,158	—	2,218
Cash and cash equivalents at beginning of year	10,940	12	4,507	—	15,459

Cash and cash equivalents at end of year	$11,002	$10	$6,665	$—	$17,677